Exhibit 96.3

SEC Technical Report Summary Pre-Feasibility Study Silver Peak Lithium Operation Nevada, USA Effective Date: September 30, 2022 Report Date: February 14, 2023
Report Prepared for Albemarle Corporation 4350 Congress Street Suite 700 Charlotte, North Carolina 28209
Report Prepared by SRK Consulting (U.S.), Inc. 999 Seventeenth Street, Suite 400 Denver, CO 80202 SRK Project Number: USPR000574

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24 References	197
25 Reliance on Information Provided by the Registrant	200
Signature Page	201

List of Tables

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List of Figures

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List of Abbreviations
The metric system has been used throughout this report. Tonnes are metric of 1,000 kg, or 2,204.6 lb. All currency is in U.S. dollars (US$) unless otherwise stated.

Abbreviation	Definition
°F	degrees Fahrenheit
3D	three dimensional
AFA	acre feet per annum
Albemarle	Albemarle Corporation
AOC	Administrative Order on Consent
APP	Avian Protection Program
BAPC	Bureau of Air Pollution Control
BAQP	Bureau of Air Quality Planning
BEV	battery electric vehicle
BLM	bureau of land management
BNEF	Bloomberg New Energy Finance
CAD	computer aided drafting
CBST	clear brine surge tank
CERCLA	Comprehensive Environmental Response, Compensation, and Liability Act
CFR	Code of Federal Regulations
cm	centimeters
CoG	cut off grade
DOE	U.S. Department of Energy
EA	Environmental Assessment
EMS	Fire/Emergency Medical Services
EPA	Environmental Protection Agency
ERP	Emergency Response Plan
ESCO	Esmeralda County Public Works
FPPC	Final Plans for Permanent Closure
ft	foot/feet
FWS	Fish and Wildlife Service
GIS	geographic information system
gpm	gallons per minute
HEV	hybrid electric vehicle
hp	horsepower
ICE	internal combustion engine
ID2	Inverse Distance weighting
KE	kriging efficiency
km2	square kilometers
kV	kilovolt
KWh	kilowatts per hour
LAS	Lower Ash System
LCE	lithium carbonate equivalent
LGA	Lower Gravel Aquifer
Li	lithium
LiCl	lithium chloride
LiOH	lithium hydroxide
LoM	life of mine
m	meters
m3/y	cubic meters per year

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MAA	Main Ash Aquifer
masl	meters above sea level
mg/L	milligrams per liter
MGA	Marginal Gravel Aquifer
mi	miles
mi2	square miles
MRE	Mineral Resource Estimation
MWh	megawatts per hour
NAC	Nevada Administrative Code
NDEP	Nevada Division of Environmental Protection
NDOW	Nevada Department of Wildlife
NDWR	Nevada Division of Water Resources
NEPA	National Environmental Policy Act
NN	nearest neighbor
NRS	Nevada Revised Statutes
OK	Ordinary Kriging
PCS	Petroleum Contaminated Soil
PFS	Pre-feasibility Study
ppm	parts per million
QA/QC	Quality Assurance/Quality Control
R&PP	Recreation and Public Purposes
RC	reverse circulation
RCE	Reclamation Cost Estimate
RCRA	Resource Conservation and Recovery Act
RCRA	Resource Conservation and Recovery Act
SAS	Salt Aquifer System
SEC	Securities and Exchange Commission
SEC	SRK Consulting (U.S.), Inc.
SOR	slope or regression value
SPLO	Silver Peak Lithium Operations
SRCE	Standardized Reclamation Cost Estimator
SUV	sport utility vehicles
SWReGAP	Southwestern Regional Gap Analysis Program
Sy	specific yield
t	tons
t/y	tonnes per year
TAS	Tufa Aquifer System
TCLP	Toxicity Characteristic Leaching Procedure
TDS	Total Dissolved Solids
TPPC	Tentative Plans for Permanent Closure
VSQG	very small quantity generator
WPCP	Water Pollution Control Permit

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1Executive Summary
This report was prepared as a prefeasibility study (PFS)-level Technical Report Summary (TRS) in accordance with the Securities and Exchange Commission (SEC) S-K regulations (Title 17, Part 229, Items 601 and 1300 until 1305) for Albemarle Corporation (Albemarle) by SRK Consulting (U.S.), Inc. (SRK) on the Silver Peak production site (Silver Peak). The purpose of this report is to support public disclosure of mineral resources and mineral reserves at Silver Peak for Albemarle’s public disclosure purposes. This report is an update of the previous report titled "SEC Technical Report Summary, Pre-Feasibility Study, Silver Peak Lithium Operation, Nevada, USA. Amended Date December 16, 2022”.
1.1Property Description
The Silver Peak Lithium Operation (SPLO) is in a rural area approximately 30 miles (mi) southwest of Tonopah, in Esmeralda County, Nevada, United States. It is located in Clayton Valley, an arid valley historically covered with dry lake beds (playas). The operation borders the small unincorporated town of Silver Peak, NV. Albemarle extracts lithium-rich brine from the playa at the SPLO to produce lithium carbonate.
Albemarle holds four types of claims in the Silver Peak area: Millsite Claims, Patented Claims, Unpatented Claims, and Unpatented Junior Claims.
Albemarle’s mineral rights in Silver Peak, Nevada consist exclusively of its right to extract lithium brine, pursuant to a settlement agreement with the U.S. government, originally entered into in June 1991 by one of its predecessors. Pursuant to this agreement, Albemarle has rights to all of the lithium that can be removed economically. Albemarle or their predecessors have been operating at the Silver Peak site since 1966. The SPLO site covers a surface of approximately 15,301 acres, 10,826 acres of which are patented mining claims owned through a subsidiary. The remaining acres are unpatented mining claims for which claim maintenance fees are paid annually. In connection with the operations at Silver Peak, Albemarle has been granted by the Nevada Division of Water Resources rights to pump water in the Clayton Wash Basin area.
1.2Geology and Mineralization
The Silver Peak Lithium Operation is located in Clayton Valley. The structural geology that forms Clayton Valley, and principal faults within and around the valley, are influenced by two continental-scale features:
•The Basin and Range province
•Walker Lane fault zone
The valley is located within the Basin and Range province, which extends from Canada through much of the western United States and across much of Mexico. The Province is characterized by block faulting caused by extension and subsequent thinning of the earth’s crust. In Nevada, this extensional faulting forms a region of northeast-southwest oriented ridges and valleys. This faulting is responsible for the overall horst and graben structure of Clayton Valley.
It is hypothesized that the current levels of lithium dissolved in brine originate from relatively recent dissolution of halite by meteoric waters that have penetrated the playa in the last 10,000 years. The halite formed in the playa during the aforementioned climatic periods of low precipitation and that the concentrated lithium was incorporated as liquid inclusions into the halite crystals.

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The lithium resource is hosted as a solute in a predominantly sodium chloride brine. As such, the term ‘mineralization’ is not wholly relevant, as the brine is mobile and can be affected by pumping of groundwater and by local hydrogeological variations (e.g., localized freshwater lenses in near-surface gravel deposits being affected by rainfall, etc.).
1.3Status of Exploration, Development and Operations
The primary mechanism of exploration on the property has been drilling, mainly production wells, for the past 50 years. Other means of exploration, such as limited geophysics, have been considered or applied over the years.
Drilling methods during this time include cable tool, rotary, and reverse circulation (RC) with the results of geologic logging and brine sampling being used to support the geological model and mineral resource.
For the purposes of this report, it is SRK’s opinion that active brine pumping, exploration drilling, and geophysical surveys provide the most relevant and robust exploration data to support the current mineral resource estimation (MRE). Historical brine pumping and sampling are the most critical of the non-drilling exploration methods applied to this model and MRE.
1.4Mineral Resource
Mineral resources have been estimated by SRK. SRK generated a 3D geological model informed by various data types (drillhole, geophysical data, surface geologic mapping, interpreted cross sections, and surface / downhole structural observations) to define and delimit the shapes of aquifers which host the Lithium (Li).
Lithium concentration data from the brine sampling exploration data set were regularized to equal lengths for constant sample volume (Compositing). Lithium grades were interpolated into a block model using ordinary kriging (OK) methods. Results were validated visually and via various statistical comparisons. The estimate was depleted for current production and categorized in a manner consistent with industry standards and statistical parameters. Mineral resources have been reported using a revised pumping plan, based on economic and mining assumptions to support the reasonable potential for eventual economic extraction of the resource. A cut-off grade (CoG) has been derived from these economic parameters and the resource has been reported above this cut-off. Current mineral resources, exclusive of reserves, are summarized in Table 1-1.

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Table 1-1: Silver Peak Mineral Resource Estimate, Exclusive of Mineral Reserves (Effective September 30, 2022)

Total	Measured Resource		Indicated Resource		Measured + Indicated Resource		Inferred Resource
	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)
	14.0	153	36.2	144	50.2	146	89.5	121
Source: SRK, 2022
•Mineral resources are reported exclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated economic viability.
•Given the dynamic reserve versus the static resource, a direct measurement of resources post-reserve extraction is not practical. Therefore, as a simplification, to calculate mineral resources, exclusive of reserves, the quantity of lithium pumped in the life of mine plan was subtracted from the overall resource without modification to lithium concentration. Measured and indicated resource were deducted proportionate to their contribution to the overall mineral resource.
•Resources are reported on an in situ basis.
•Resources are reported as lithium metal
•The resources have been calculated from the block model above 740 masl
•Resources have been categorized subject to the opinion of a QP based on the amount/robustness of informing data for the estimate, consistency of geological/grade distribution, survey information.
•Resources have been calculated using drainable porosity estimated from bibliographical values based on the lithology and QP’s experience in similar deposits
•The estimated economic cut-off grade utilized for resource reporting purposes is 50 mg/l lithium, based on the following assumptions:
oA technical grade lithium carbonate price of US$22,000/metric tonne CIF North Carolina. This is a 10% premium to the price utilized for reserve reporting purposes. The 10% premium applied to the resource versus the reserve was selected to generate a resource larger than the reserve, ensuring the resource fully encompassed the reserve while still maintaining reasonable prospect for eventual economic extraction.
oRecovery factors for the wellfield are = -206.23*(Li wellfield feed)2 +7.1903*(wellfield Li feed)+0.4609. An additional recovery factor of 78% lithium recovery is applied to the lithium carbonate plant.
oA fixed brine pumping rate of 20,000 afpy, ramped up from current levels over a period of five years.
oOperating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating costs is calculated at approximately US$6,200/metric tonne lithium carbonate CIF North Carolina.
oSustaining capital costs are included in the cut-off grade calculation and include a fixed component at US$7.0 million per year and an additional component tied to the estimated number of wells replaced per year and other planned capital programs.
•Mineral Resources tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the Mineral Resources with an effective date: September 30, 2022.

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1.5Mining Methods and Mineral Reserve Estimates
As a sub-surface mineral brine, the most appropriate method for extracting the reserve is by pumping the brine from a network of wells. This method of brine extraction has been in place at Silver Peak for over 50 years.
Raw brine extraction rates are currently limited by evaporation pond capacity and the number of extraction wells. However, the lithium carbonate production plant has excess capacity and Albemarle has water rights exceeding current pumping rates. Therefore, consistent with Albemarle’s strategic plan for the Silver Peak operation, SRK has assumed increasing the capacity of the wellfield and the evaporation ponds to sustain brine extraction rates at the maximum level of water rights held by Albemarle (20,000 acre feet per year (afpy).
To develop a life of mine production plan, SRK simulated the movement of lithium-rich brine in the alluvial sediments of Clayton Valley using a predictive numerical groundwater flow and transport model. The model was calibrated to available historical water level and lithium concentration data. The predictive model output generated a brine production profile, based upon the wellfield design assumptions, with a maximum pumping rate of 20,000 afpy over a period of 50 years.
To support increasing the brine pumping rate to 20,000 afpy, Albemarle has increased the number of active production wells to 63 that are active in July 2022 or coming online in 2022. The mine plan evaluated for the reserve estimate decreases the number of active production wells from these 63 to 49 wells active by the end of 2027 and an eventual peak of 45 wells in 2052. The number of wells decreases due to shallower but less productive MAA wells becoming unpumpable and being replaced by deeper but more productive LGA wells.
As there is a disconnect between the static resource model and the dynamic predictive model utilized for reserve estimation, as well as other factors such as mixing of brine during production, a direct conversion of measured and indicated resources to proven and probable reserves is not possible. Therefore, given that the uncertainty and associated risk linked with the pumping plan are time dependent (i.e., consistently increasing through the simulation period), in SRK’s opinion as the QP opinion, the most appropriate method to quantify the reserve and allocate proven and probable classification is by taking a time-dependent approach. Based on the QP’s experience and the production history for Silver Peak, brine production through 2027 (approximately 5.5 years) can be appropriately classified as proven reserves within a total life of mine through 2052 (i.e., truncating the model simulation at approximately 30 years) with these remaining production years classified as probable reserve. Truncating the mine plan at the end of 2052 results in a pumping plan that extracts approximately 60% of the lithium contained in the total measured and indicated mineral resource (inclusive of reserves). The application of proven reserves through 2027 results in approximately 20% of the reserve being classified as proven. For comparison, the measured resource comprises approximately 28% of the total measured and indicated resource.
Table 1-2 shows the Silver Peak mineral reserves as of September 30, 2022.

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Table 1-2: Silver Peak Mineral Reserves, Effective September 30, 2022

	Proven Mineral Reserves		Probable Mineral Reserves		Total Mineral Proven and Probable Reserves
	Contained Li (Metric Tonnes x 1,000)	Li Concentration (mg/L)	Contained Li (Metric Tonnes x 1,000)	Li Concentration (mg/L)	Contained Li (Metric Tonnes Li x 1,000)	Li Concentration (mg/L)
In Situ	12.0	94	56.3	95	68.3	95
In Process	1.3	104	-	-	1.3	104
Source: SRK, 2022
•In process reserves quantify the prior 24 months of pumping data and reflect the raw brine, at the time of pumping. These reserves represent the first 24 months of feed to the lithium process plant in the economic model.
•Proven reserves have been estimated as the lithium mass pumped during the Partial Year 2022 through 2027 of the proposed Life of Mine plan
•Probable reserves have been estimated as the lithium mass pumped from 2028 until the end of the proposed Life of Mine plan (2052)
•Reserves are reported as lithium metal.
•This mineral reserve estimate was derived based on a production pumping plan truncated at the end of year 2052 (i.e., approximately 29.5 years). This plan was truncated to reflect the QP’s opinion on uncertainty associated with the production plan as a direct conversion of measured and indicated resource to proven and probable reserve is not possible in the same way as a typical hard-rock mining project.
•The estimated economic cut-off grade for the Silver Peak project is 57 mg/l lithium, based on the assumptions discussed below. The production pumping plan was truncated due to technical uncertainty inherent in long-term production modeling and remained well above the economic cut-off grade (i.e., the economic cut-off grade did not result in a limiting factor to the estimation of the reserve).
oA technical grade lithium carbonate price of US$20,000/metric tonne CIF North Carolina.
oRecovery factors for the wellfield are = -206.23*(Li wellfield feed)2 +7.1903*(wellfield Li feed)+0.4609. An additional recovery factor of 78% lithium recovery is applied to the lithium carbonate plant.
oA fixed brine pumping rate of 20,000 afpy, ramped up from current levels over a period of five years.
oOperating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating costs is calculated at approximately US$6,200/metric tonne lithium carbonate CIF North Carolina.
oSustaining capital costs are included in the cut-off grade calculation and include a fixed component at US$7.0 million per year and an additional component tied to the estimated number of wells replaced per year and other planned capital programs.
•Mineral reserve tonnage, grade and mass yield have been rounded to reflect the accuracy of the estimate (thousand tonnes), and numbers may not add due to rounding.

In the QP’s opinion, key points of uncertainty associated with the modifying factors in this reserve estimate that could have a material impact on the reserve include the following:
•Resource dilution: The reserve estimate included in this report assumes the brine aquifer is extracted at a rate of 20,000 afpy, in accordance with Albemarle’s maximum water rights at Silver Peak. Historic pumping rates are lower, on average, than this level and pumping at this higher rate could result in more freshwater dilution than predicted in the model simulation. Higher dilution levels may result in a shorter mine life (i.e., lower reserve) or require pumping at lower rates. While the same amount of lithium potentially could be extracted over a longer timeframe at the lower pumping rate, the associated reduction in lithium production on an annual basis could increase the cut-off grade for the operation and potentially reduce the mineral reserve.
•Aquifer Pumpability: The pumpability of an aquifer is an assessment of the simulated water level in the model’s production wells to estimate when the well will likely no longer be operable due to water levels in the well dropping below the pump intake. Comparison of simulated to measured water levels using the limited historical water level data available were used to devise adjustment factors for evaluating aquifer pumpability, allowing for a conservative estimate on when wells would no longer be operable. Inaccurate estimates of aquifer pumpability may result in wells becoming inoperable earlier or require pumping at lower rates.

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•Hydrogeological assumptions: Factors such as specific yield and hydraulic conductivity play a key role in estimating the volume of brine available for extraction in the wellfield and the rate it can be extracted. These factors are variable through the project area and are generally difficult to directly measure. Significant variability, on average, from the assumptions utilized in the predictive model could materially impact the estimate of brine available for extraction and associated concentration. Model sensitivity analyses were completed on key wellfield assumptions as discussed in Section 12. As shown in these figures, the ranges evaluated in these analyses resulted in lithium concentrations ranging from 80 to 95 mg/l, compared to a base-case of 89 mg/l, at the end of the 30-year reserve life. However, these analyses do not fully quantify all potential uncertainty and wider variability in these parameters or changes in other parameters may result in more significant deviation in the base case than those shown in the sensitivity analyses.
•Lithium carbonate price: Although the pumping plan remains above the economic cut-off grade discussed in Section 12.2.2, commodity prices, including technical grade lithium carbonate can have significant volatility which could result in a shortened reserve life.
•Extension of the pumping plan beyond 2052: In the QP’s opinion, the predictive model presents adequate confidence in the results to support a reserve estimate through 2052. However, the model continued to predict lithium concentrations above the economic cut-off grade discussed in Section 12.2.2 for the full 50-year simulation profile. This suggests opportunity remains to extend the mine life and associated reserve beyond the current assumptions.
1.6Mineral Processing and Metallurgical Testing
Silver Peak is an operating mine. At this stage of operations, the facility relies upon historic operating performance to support its production projections. Therefore, no metallurgical testwork has been relied upon to support the estimation of reserves documented herein.
The processing methodology utilizes traditional solar evaporation to concentrate and remove impurities from the lithium-rich brine extracted from the resource. This concentrated brine is then further purified in the processing facilities and chemically reacted to produce a technical grade lithium carbonate.
In the pond system the brines are concentrated by the solar evaporation of water, which leads to the precipitation of salts (primarily sodium chloride) when the saturation level of the solution is reached. Brine flows from one pond to another, typically through flow points cut in the dikes separating one pond from another, or pumped where elevation differential requires, as evaporation increases the total dissolved solids (TDS) content.
SRK estimates the current evaporation pond capacity is adequate to support approximately 16,420 afpy sustained brine extraction rate. However, Albemarle is currently planning to expand this capacity, including new ponds and rehabilitating existing evaporation ponds not currently in use (by removal of existing halite mass) to increase the evaporation pond capacity to sustain approximately 20,000 afpy.
When the lithium concentration reaches levels suitable for feed to the lithium carbonate plant, approximately 0.54% lithium, the brine is pumped to the carbonate plant. The concentrated brine feed goes through additional impurity removal through chemical precipitation before final

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precipitation of lithium carbonate (Li2CO3) in the reactor system. The final product is dried before packaging for sale.
Process recovery is estimated based on historical operational performance through a combination of a fixed 78% recovery rate for the lithium carbonate plant and a variable pond recovery factor, based on raw brine lithium concentration, that averages around 51% over the reserve life.
The nameplate capacity of the lithium carbonate plant is listed as 6,000 t/y Li2CO3. However, in recent years Silver Peak has demonstrated that the plant is capable of producing higher than that. In 2018, the plant produced approximately 6,500 tonnes Li2CO3.
1.7Infrastructure
Access to the site is by paved highway off major US highways. Employees travel to the project from various communities in the region. There is some employee housing in the unincorporated town of Silver Peak, where the project is located. The site includes large evaporation ponds, brine wells, salt storage facilities, administrative offices and change house, laboratory, processing facility, propane and diesel storage tanks, water supply and storage, utility supplied power transmission lines feed power substations and distribution system, liming facility, boiler and heating system, packaging and warehousing facility, miscellaneous shops, and general laydown yard. All infrastructure needed for ongoing operations is in place and functioning. There will be some additional evaporation pond capacity added in the next three years.
1.8Environmental Permitting, Social, and Closure
The SPLO was originally constructed and commissioned in 1964, significantly pre-dating most environmental statutes and regulations, including the federal National Environmental Policy Act of 1969 (NEPA) and subsequent water, air, and waste regulations. Baseline data collection as part of environmental impact analyses was limited, though some hydrogeological investigations were performed as part of project development. The U.S. Department of Energy (DOE) conducted a limited NEPA Environmental Assessment (EA) in 2010 which analyzed the impact to a limited number of environmental resources. These are supplemented by studies conducted around and within Clayton Valley, but not specifically for the SPLO. The studies have included:
•Air quality
•Site hydrology/hydrogeology
•Groundwater quality
•General wildlife
•Avian wildlife
•Botanical inventories
•Cultural inventories
In addition, the SPLO currently has a permitting action before the Bureau of Land Management (BLM) for which subsequent baseline reports have been prepared for use in a new EA or Environmental Impact Statement (EIS) and include numerous additional baseline studies, detailed further in Section 17.
There are currently no known environmental issues that could materially impact Albemarle’s ability to extract SPLO resources or reserves. Currently proposed permitting actions are likely to be approved

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but have the potential to impact the overall Project schedule depending on the process selected by the BLM in its authorization role and disclosure requirements.
Comprehensive environmental management plans have been prepared as part of both state and federal permitting authorizing mineral extraction and processing operations for the SPLO. The state environmental management plans were prepared as part of the Water Pollution Control Permit (WPCP) authorization and updated by Albemarle in 2021 as part of its renewal application. Several of the federal management plans were updated and re-submitted as part of the SPLO Amended Plan of Operations (Albemarle, 2022) most overlap with state counterparts. Site-wide monitoring of the SPLO is accomplished on multiple levels and across various regulatory programs.
The site is located in EPA Region 9 and operates as a conditionally exempt small quantity generator under the Resource Conservation and Recovery Act (RCRA) waste regulations. The facility typically generates little or no hazardous waste. All non-hazardous solid waste generated at the plant is disposed of in a permitted on-site landfill. There are no known off-site properties with areas of contamination or Superfund sites within the immediate vicinity of the facility.
While not tailings in the traditional hard rock mining sense, the SPLO does generate a solid residue that requires management during operations and closure. The lime treatment of the brines results in the production of a solid consisting principally of magnesium hydroxide and calcium sulfate, which is collected and deposited for final storage in the Lime Solids Pond. Toxicity Characteristic Leaching Procedure (TCLP) analysis of the lime solids conducted in October 1988, indicated below detection levels for cadmium, chromium, lead, mercury, selenium, and silver, but detectable non-hazardous levels of arsenic (0.02 milligrams per liter [mg/L]) and barium (0.08 mg/L). More recent analyses were not available.
The SPLO includes both public and private lands within Esmeralda County, Nevada, and therefore falls under the jurisdiction and permitting requirements of Esmeralda County, the State of Nevada, and the federal government through the BLM. All current permits and authorizations appear to be in good standing and/or are under review for renewal.
The SPLO currently controls a total duty of 21,448 acre-feet per annum in the Clayton Valley hydrographic basin, a basin that has been “designated” by the Nevada Division of Water Resources (NDWR) but has no preferred uses.
Mine Closure
Albemarle/Silver Peak has approved mine reclamation closure plans prepared in accordance with both state (NAC 445A, NAC 519A) and federal (43 CFR §3809.401) regulations. These plans have been reviewed and approved by the Nevada Division of Environmental Protection (NDEP) and the BLM. The closure plan for the site includes activities required to create a physically and chemically stable environment that will not degrade waters of the state. Because this site is not a typical mining operation, the primary activities include closure of wells, removal of all pumps, piping and processing facilities, closure of the evaporation ponds, demolition of buildings and closure of roads. The site is located in a denuded salt playa, so revegetation criteria are minimal.
The agencies received and approved an updated Reclamation Cost Estimate (RCE) for the SPLO on September 3, 2020, in support of a three-year bond review and update, in the amount of US$8,164,980. This estimate be based on government supplied labor rates and predefined third-party unit rates for equipment and materials. These are updated each year by the NDEP.

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1.9Summary Capital and Operating Cost Estimates
Silver Peak is an operating lithium mine. Capital and operating costs are forecast as a normal course of operational planning with a primary focus on short term budgets (i.e., subsequent year). Silver Peak currently utilizes mid (e.g., five year plan) and long-term (i.e., LoM) planning. Given the limited current mid and long-term planning completed at the operation, SRK developed a long-term forecast for the operation based on historic operating results. SRK’s capital expenditure forecast is provided in Table 1-3 and its operating cost forecast is provided in Figure 1-1.
Table 1-3: Capital Cost Forecast ($M Real 2022)

Period	Wellfield	General Sustaining	Pond Rehabilitation and Construction	Liming	Closure	Total Sustaining Capex
2022 (partial)	-	6.7	2.0	2.0	-	10.7
2023	2.7	30.8	25.9	7.7	-	67.0
2024	2.7	31.0	30.5	-	-	64.3
2025	3.9	10.5	20.7	-	-	35.1
2026	2.7	10.5	7.1	-	-	20.3
2027	2.7	7.0	69.6	-	-	79.3
2028	2.7	7.0	-	-	-	9.7
2029	2.7	7.0	-	-	-	9.7
2030	2.7	7.0	-	-	-	9.7
2031	2.7	7.0	-	-	-	9.7
Remaining LoM (2032 – 2054)	55.2	154.0			-	209.2
LoM Total	80.6	278.5	155.8	9.7	8.2	532.7
Source: SRK, 2022
2022 capex is October – December only

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Source: SRK, 2022
Note 2022 costs reflect a partial year (October– December)

Figure 1-1: Total Forecast Operating Expenditure (Tabular Data shown in Table 19-7)

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Estimation of capital and operating costs is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations. For this report, capital and operating costs are estimated to a PFS-level, as defined by S-K 1300, with a targeted accuracy of +/-25%. However, this accuracy level is only applicable to the base case operating scenario and forward-looking assumptions outlined in this report. Therefore, changes in these forward-looking assumptions can result in capital and operating costs that deviate more than 25% from the costs forecast herein.
1.10Economics
As with the capital and operating cost forecasts, the economic analysis is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations.
The operation is forecast to have a 32-year life with the first modeled year of operation being a partial year to align with the effective date of the reserves.
The economic analysis metrics are prepared on annual after-tax basis in US$. The results of the analysis are presented in Table 1-4. At a technical grade lithium carbonate price of US$20,000/t, the net present value, using an 8% discount rate, (NPV at 8%) of the modeled after-tax free cash flow is US$270 million. Note that because Silver Peak is in operation and is modeled on a go-forward basis from the date of the reserve, historic capital expenditures are treated as sunk costs (i.e., not modeled) and therefore, IRR and payback period analysis are not relevant metrics.
Table 1-4: Indicative Economic Results

LoM Cash Flow (Unfinanced)	Units	Value
Total Revenue	US$ million	3,007.1
Total Opex	US$ million	(1,007.5)
Operating Margin	US$ million	1,999.6
Operating Margin Ratio	%	66%
Taxes Paid	US$ million	(372.7)
Free Cashflow	US$ million	1,094.2
Before Tax
Free Cash Flow	US$ million	1,466.9
NPV at 8%	US$ million	392.8
NPV at 10%	US$ million	298.9
NPV at 15%	US$ million	161.4
After Tax
Free Cash Flow	US$ million	1,094.2
NPV at 8%	US$ million	270.1
NPV at 10%	US$ million	198.4
NPV at 15%	US$ million	94.2
Source: SRK, 2022

A summary of the cashflow on an annual basis is presented in Figure 1-2.

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Source: SRK, 2022
Figure 1-2: Annual Cashflow Summary (Tabular Data shown in Table 19-7)

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1.11Conclusions and Recommendations
1.11.1Geology
The property is well known in terms of descriptive factors and ownership. Geology and mineralization are well-understood through decades of active mining. The status of exploration, development, and operations is very advanced and active. Assuming exploration and mining continue at Silver Peak in the way that they are currently being done, there are no additional recommendations at this time.
1.11.2Mineral Resource Estimates
SRK has reported a mineral resource estimation which is appropriate for public disclosure and long-term considerations of mining viability. The mineral resource estimation could be improved with additional infill program (drilling, core sampling, and brine sampling).
1.11.3Mining Methods and Mineral Reserve Estimates
Mining operations have been established at Silver Peak over its more than 50-year history of operation. Reserve estimates have been developed based on a predictive hydrogeological model that estimates brine production rates and associated lithium concentrations over time. In the QP’s opinion, the mining methods and predictive approach for reserve development are appropriate for Silver Peak.
However, in the QP’s opinion, there remains opportunity to further refine the production schedule. It is likely that there remains opportunity to increase lithium concentration in the brine by optimizing well locations (both in the existing wellfield and with new well development). This may include the use of deeper extraction wells. Therefore, SRK recommends Silver Peak evaluate these optimization opportunities to test the potential for improvement.
1.11.4Mineral Processing and Metallurgical Testing
In order to evaluate an increase recovery within the pond system, SRK recommends assessing the feasibility of lining some evaporation ponds.
1.11.5Infrastructure
The infrastructure is established and functioning. There is no significant remaining infrastructure needed to support ramp up or ongoing operations, other than additional pond capacity as noted in the report.
1.11.6Environmental, Permitting, Social, and Closure
While the SPLO predates all state and federal environmental statutes and regulations, the operation follows all currently required permits and authorizations. Environmental management and monitoring are an integral part of the operations and is completed on several levels across a number of permits.
There are currently no known environmental issues that could materially impact Albemarle’s ability to extract SPLO resources or reserves. Current permitting efforts, could, however, impact the overall Project schedule.
SRK recommends that the lime solids produced during beneficiation and deposited in cells upon the playa, be more comprehensively characterized under today’s standard practice, as the last testing of this material was conducted in 1988.

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Closure
Albemarle/SPLO has approved mine reclamation closure plans prepared in accordance with both state and federal regulations. The most recently approved reclamation plans and financial assurance cost estimates were approved in 2020.
Because Albemarle does not currently have an internal closure cost estimate, SRK recommends Albemarle develop an independent closure plan to ascertain the cost of a comprehensive internal closure effort. Furthermore, because closure of the site is not expected until 2054, the closure cost estimate represents future costs based on current expectations of site conditions at that date. In all probability, site conditions at closure will be different than currently expected and, therefore, the current estimate of closure costs is unlikely to reflect the actual closure cost that will be incurred in the future.
1.11.7Economics
The operation is expected to generate positive cashflow during every full year in which it is pumping or processing brine on the schedule and at the costs and process outlined in this report except for 2023, 2024 and 2027 during which significant capital expenditure is expected (positive operating cash flow is still generated).
An economic sensitivity analysis indicates that the operation’s NPV is most sensitive to variations in lithium carbonate price, lithium recovery and brine grade.

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2Introduction
This TRS was prepared in accordance with the SEC S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305) for Albemarle by SRK on SPLO. Albemarle is 100% owner of the SPLO project.
2.1Terms of Reference and Purpose
The quality of information, conclusions, and estimates contained herein are consistent with the level of effort involved in SRK’s services, based on i) information available at the time of preparation and ii) the assumptions, conditions, and qualifications set forth in this report. This report is intended for use by Albemarle subject to the terms and conditions of its contract with SRK and relevant securities legislation. The contract permits Albemarle to file this report as a TRS pursuant to the SEC S-K regulations, more specifically Title 17, Subpart 229.600, item 601(b)(96) - TRS and Title 17, Subpart 229.1300 - Disclosure by Registrants Engaged in Mining Operations. Any other uses of this report by any third party is at that party’s sole risk. The responsibility for this disclosure remains with Albemarle.
The purpose of this TRS is to report mineral resources and mineral reserves for SPLO. This report is prepared to a pre-feasibility standard, as defined by S-K 1300. This report is an update of the previous report titled "SEC Technical Report Summary, Pre-Feasibility Study, Silver Peak Lithium Operation, Nevada, USA. Amended Date December 16, 2022”.
The effective date of this report is September 30, 2022.
2.2Sources of Information
This report is based in part on internal Company technical reports, previous internal studies, maps, published government reports, Company letters and memoranda, and public information as cited throughout this report and listed in the References Section 24.
Reliance upon information provided by the registrant is listed in Section 25 when applicable.
2.3Details of Inspection
Table 2-1 summarizes the details of the personal inspections on the property by each qualified person or, if applicable, the reason why a personal inspection has not been completed.

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Table 2-1: Site Visits

Expertise	Date(s) of Visit	Details of Inspection	Reason Why a Personal Inspection has Not Been Completed
Infrastructure	August 18, 2020	SRK site visit with inspection of evaporation ponds, liming area, administrative area, and processing plant and packaging area.
Environmental	July 20, 2020	SRK Site visit with inspection of evaporation ponds, liming area, administrative area, and exterior of processing plant and packaging area.
Mineral Resources	August 18, 2020	SRK site visit with inspection of evaporation ponds, liming area, administrative area, and core storage area
Mineral Reserves and Mining Methods	August 18, 2020 September 20, 2022	SRK site visit with inspection of evaporation ponds, liming area, administrative area, and core storage area
Process	August 18, 2020	SRK site visit with inspection of evaporation ponds, liming area, administrative area, and processing plant and packaging area.
Process/Infrastructure	September 20, 2022	SRK site visit with inspection of evaporation ponds, inspection of sampling procedures, SPLO lab analysis procedures, and administrative area
Mineral Processing	June 13, 14, 2022	SRK site visit with evaporation pond and playa inspection, meetings on ponds

2.4Report Version Update
The user of this document should ensure that this is the most recent TRS for the property.
This report is an update of the previous report titled "SEC Technical Report Summary, Pre-Feasibility Study, Silver Peak Lithium Operation, Nevada, USA. Amended Date December 16, 2022”.
2.5Qualified Person
This report was prepared by SRK Consulting (U.S.), Inc., a third-party firm comprising mining experts in accordance with § 229.1302(b)(1). The marketing section of the report, (Chapter 16) was prepared by Fastmarkets, a third party firm with lithium market expertise in accordance with § 229.1302(b)(1). Albemarle has determined that SRK and Fastmarkets meet the qualifications specified under the definition of qualified person in § 229.1300. References to the Qualified Person (or QP) in this report are references to SRK Consulting (U.S.), Inc. and Fastmarkets, respectively, and not to any individual employed at SRK.

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3Property Description
3.1Property Location
The SPLO is in a rural area approximately 30 mi southwest of Tonopah, in Esmeralda County, Nevada, United States at the approximate coordinates of 37.751773° North and 117.639027° West. It is located in the Clayton Valley, an arid valley historically covered with dry lake beds (playas). The operation borders the small unincorporated town of Silver Peak, NV (Figure 3-1). Albemarle extracts lithium-rich brine from the playa at the SPLO to produce lithium carbonate. The site covers approximately 15,301 acres and is dominated by large evaporation ponds on the valley floor, some in use and filled with brine while others are dry and unused. Actual surface disturbance associated with the operations is 7,390 acres, primarily associated with the evaporation ponds. The manufacturing and administrative activities are confined to an area approximately 20 acres in size, portions of which were previously used for silver mining through the early 20th century.
A general layout of the mining claims is shown in Figure 3-2.

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450000
600000
4200000
4050000
Seattle
Washington
Montana
Oregon
Idaho
Wyoming
Nevada
Utah
Denver
Colorado
San Francisco
California
Los Angeles
Arizona
New Mexico
Silver Peak
Tonopah
Warm Springs
Nevada
California
SILVER PEAK RANGE
HOT CREEK RANGE
RAILROAD VALLEY
OWENS VALLEY
GRAPEVINE MOUNTAINS
AMARGOSA DESERT
Mt Whitney
Pahrump
6
95
395
N
0
25
50
100
Kilometers

Source: SRK, 2021
Figure 3-1: Regional Location Map – Silver Peak, Nevada

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3.2    Mineral Title
Albemarle holds the following type of claims in the Silver Peak area:
•Millsite Claims
•Patented Claims
•Unpatented Claims
•Unpatented Junior Claim
Patented Mining Claim
A patented mining claim is one for which the Federal Government has passed its title to the claimant, making it private land. A person may mine and remove minerals from a mining claim without a mineral patent. However, a mineral patent gives the owner exclusive title to the locatable minerals. It also gives the owner title to the surface and other resources. This means that the owner of the patented claim owns the land as well as the minerals.
Unpatented Mining Claim
An Unpatented mining claim is a particular parcel of Federal land, valuable for a specific mineral deposit or deposits. It is a parcel for which an individual has asserted a right of possession. The right is restricted to the extraction and development of a mineral deposit. The rights granted by a mining claim are valid against a challenge by the United States and other claimants only after the discovery of a valuable mineral deposit, as that term is defined by case law. This means that the owner of an unpatented claim within which a discovery of a valuable mineral deposit has been made has the right of exclusive possession for mining, including the right to extract minerals. No land ownership is conveyed.
Figure 3-2 shows the general location of the different claim types. Table 3-1 through Table 3-3 summarize the claims by type.

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Legend
Albemarle Millsite Claim Boundary
Albemarle Patented Claim Boundary
Albemarle Unpatented Claim Boundary
Albemarle Unpatented Junior Claim Boundary
Public Land Survey System
Public Land Survey System Township
Public Land Survey System Section
2S 39E
2S 40E
N
0
4,000
Feet

Sacramento
San Francisco
California
Fresno
Nevada

FIGURE 2

TITLE:

SITE MAP
-SHOWING-
ALBEMARLE CLAIMS
SILVER PEAK
ESMERALDA COUNTY, NV

JOB NO.: **ALB003**

DATE: **11/5/2019**

FILE: **Fig 2 - Albemarle Claims**

COORDINATE SYSTEM: **NAD 1983 UTM Zone 11N**

REF.

DESIGNED	BP
DRAWN	BP
CHECKED	BP
APPROVED	BP

REVISION: --

McGinley & Associates
Environmental Engineering and Science
RENO | LAS VEGAS | www.mcgin.com

Source: McGinley and Associates, 2019
Figure 3-2: Albemarle Claims – Silver Peak

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Table 3-1: Unpatented Placer and Millsite Claims

Name of Claim	BLM Serial No.	Acres in Claim	Payment Due to the BLM (US$)
CFC # 11	N MC 809490	20	165
CFC # 12	N MC 809491	20	165
CFC # 13	N MC 809492	20	165
CFC # 14	N MC 809493	20	165
CFC # 15	N MC 809494	20	165
CFC # 16	N MC 809495	20	165
CFC # 17	N MC 809496	20	165
CFC # 18	N MC 809497	20	165
CFC # 19	N MC 809498	20	165
CFC # 20	N MC 809499	20	165
CFC # 21	N MC 809500	20	165
CFC # 22	N MC 809501	20	165
CFC # 23	N MC 809502	20	165
CFC # 24	N MC 809503	20	165
CFC # 25	N MC 809504	20	165
CFC # 26	N MC 809505	20	165
CFC # 27	N MC 809506	20	165
CFC # 28	N MC 809507	20	165
CFC # 29	N MC 809508	20	165
CFC # 30	N MC 809509	20	165
CFC # 31	N MC 809510	20	165
CFC # 32	N MC 809511	20	165
CFC # 33	N MC 809512	20	165
CFC # 34	N MC 809513	20	165
CFC # 35	N MC 809514	20	165
CFC # 36	N MC 809515	20	165
CFC # 37	N MC 809516	20	165
CFC # 38	N MC 809517	20	165
CFC # 39	N MC 809518	20	165
CFC # 40	N MC 809519	20	165
CFC # 41	N MC 809520	20	165
CFC # 42	N MC 809521	20	165
CFC # 43	N MC 809522	20	165
CFC # 44	N MC 809523	20	165
CFC # 45	N MC 809524	20	165
CFC # 46	N MC 809525	20	165
CFC # 47	N MC 809526	20	165
CFC # 48	N MC 809527	20	165
CFC # 49	N MC 809528	20	165
CFC # 50	N MC 809529	20	165
CFC # 51	N MC 809530	20	165
CFC # 52	N MC 809531	20	165
CFC # 53	N MC 809532	20	165
CFC # 54	N MC 809533	20	165
CFC # 55	N MC 809534	20	165
CFC # 56	N MC 809535	20	165
CFC # 57	N MC 809536	20	165
CFC # 58	N MC 809537	20	165
CFC # 59	N MC 809538	20	165
CFC # 60	N MC 809539	20	165
CFC # 61	N MC 809540	20	165
CFC # 62	N MC 809541	20	165
CFC # 63	N MC 809542	20	165
CFC # 67	N MC 809543	20	165
CFC # 68	N MC 809544	20	165

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CFC # 69	N MC 809545	20	165
CFC # 70	N MC 809546	20	165
CFC # 71	N MC 809547	20	165
CFC # 72	N MC 809548	20	165
CFC # 73	N MC 809549	20	165
CFC # 74	N MC 809550	20	165
RLI # 79	N MC 1078344	20	165
RLI # 80	N MC 7078345	20	165
RLI # 81	N MC 1078346	20	165
RLI # 82	N MC 1078347	20	165
RLI # 83	N MC 1078348	20	165
RLI # 84	N MC 1078349	20	165
RLI # 85	N MC 1078350	20	165
RLI # 86	N MC 1078351	20	165
RLI # 87	N MC 1078352	20	165
RLI # 88	N MC 1078353	20	165
RLI # 89	N MC 1078354	20	165
RLI # 90	N MC 1078355	20	165
RLI # 91	N MC 1078356	20	165
RLI # 92	N MC 1078357	20	165
RLI # 93	N MC 1078358	20	165
RLI # 94	N MC 1078359	20	165
RLI # 95	N MC 1078360	20	165
RLI # 96	N MC 1078361	20	165
RLI # 97	N MC 1078362	20	165
RLI # 98	N MC 1078363	20	165
RLI # 99	N MC 1078364	20	165
RLI # 100	N MC 1086800	20	165
RLI # 101	N MC 1086801	20	165
RLI # 102	N MC 1086802	20	165
RLI # 103	N MC 1086803	20	165
RLI # 104	N MC 1086804	20	165
RLI # 105	N MC 1078365	20	165
RLI # 106	N MC 1078366	20	165
RLI # 107	N MC 1078367	20	165
RLI # 108	N MC 1078368	20	165
RLI # 109	N MC 1078369	20	165
RLI # 110	N MC 1078370	20	165
RLI # 111	N MC 1078371	20	165
RLI # 112	N MC 1078372	20	165
RLI # 113	N MC 1078373	20	165
RLI # 114	N MC 1078374	20	165
RLI # 115	N MC 1078375	20	165
RLI # 116	N MC 1078376	20	165
RLI # 117	N MC 1078377	20	165
RLI # 118	N MC 1078378	20	165
RLI # 119	N MC 1086805	20	165
RLI # 120	N MC 1086806	20	165
RLI # 121	N MC 1086807	20	165
RLI # 122	N MC 1086808	20	165
RLI # 123	N MC 1086809	20	165
RLI # 124	N MC 1086810	20	165
RLI # 125	N MC 1086811	20	165
RLI # 126	N MC 1086812	20	165
RLI # 127	N MC 1086813	20	165
RLI # 128	N MC 1086814	20	165
RLI # 129	N MC 1086815	20	165

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RLI # 130	N MC 1086816	20	165
RLI # 131	N MC 1086817	20	165
RLI # 132	N MC 1086818	20	165
RLI # 133	N MC 1086819	20	165
RLI # 134	N MC 1086820	20	165
ALB # 1	N MC 1189566	20	165
ALB # 2	N MC 1189567	20	165
ALB # 3	N MC 1189568	20	165
ALB # 4	N MC 1189569	20	165
ALB # 5	N MC 1189570	20	165
ALB # 6	N MC 1189571	20	165
ALB # 7	N MC 1189572	20	165
ALB # 8	N MC 1189573	20	165
ALB # 9	N MC 1189574	20	165
ALB # 10	N MC 1189575	20	165
ALB # 11	N MC 1189576	20	165
ALB # 12	N MC 1189577	20	165
ALB # 13	N MC 1189578	20	165
ALB # 14	N MC 1189579	20	165
ALB # 15	N MC 1189580	20	165
ALB # 16	N MC 1189581	20	165
ALB # 17	N MC 1189582	20	165
ALB # 18	N MC 1189583	20	165
Source: Albemarle, 2020

Table 3-2: Mill Site Patented Claims

Name of Claim	Number	Township	Range
FM #1	22	T2S	R39E
FM #2	22	T2S	R39E
FM #3	22	T2S	R39E
FM #4	22	T2S	R39E
FM #5	22	T2S	R39E
FM #6	22	T2S	R39E
FM #10	22	T2S	R39E
FM #11	22	T2S	R39E
FM #13	22	T2S	R39E
FM #14	22	T2S	R39E
FM #15	22	T2S	R39E
FM #16	22	T2S	R39E
FM #17	22	T2S	R39E
FM #18	22	T2S	R39E
FM #20	22	T2S	R39E
FM #21	22	T2S	R39E
FM #22	22	T2S	R39E
Total Mill Site Claims	17
Source: Albemarle, 2020

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Table 3-3: Wellfield Patented Claims

Name of Claim	Number	Township	Range
LI-31-D	31	T1S	R40E
LI-31-D-CASS	31	T1S	R40E
LI-32-A-CASS	32	T1S	R40E
LI-32-A-DOE	32	T1S	R40E
LI-32-A-ENID	32	T1S	R40E
LI-32-A-FRAN	32	T1S	R40E
LI-32-B-CASS	32	T1S	R40E
LI-32-B-DOE	32	T1S	R40E
LI-32-C	32	T1S	R40E
LI-32-C-ANN	32	T1S	R40E
LI-32-C-BETH	32	T1S	R40E
LI-32-C-CASS	32	T1S	R40E
LI-32-C-DOE	32	T1S	R40E
LI-32-C-FRAN	32	T1S	R40E
LI-32-C-GERT	32	T1S	R40E
LI-32-C-HEIDI	32	T1S	R40E
LI-32-D	32	T1S	R40E
LI-32-D-ANN	32	T1S	R40E
LI-32-D-BETH	32	T1S	R40E
LI-32-D-CASS	32	T1S	R40E
LI-32-D-ENID	32	T1S	R40E
LI-32-D-FRAN	32	T1S	R40E
LI-32-D-GERT	32	T1S	R40E
LI-32-D-HEIDI	32	T1S	R40E
LI-33-A-BETH	33	T1S	R40E
LI-33-A-CASS	33	T1S	R40E
LI-33-A-DOE	33	T1S	R40E
LI-33-A-ENID	33	T1S	R40E
LI-33-A-FRAN	33	T1S	R40E
LI-33-A-GERT	33	T1S	R40E
LI-33-B-BETH	33	T1S	R40E
LI-33-B-CASS	33	T1S	R40E
LI-33-B-DOE	33	T1S	R40E
LI-33-B-ENID	33	T1S	R40E
LI-33-B-FRAN	33	T1S	R40E
LI-33-C	33	T1S	R40E
LI-33-C-ANN	33	T1S	R40E
LI-33-C-BETH	33	T1S	R40E
LI-33-C-CASS	33	T1S	R40E
LI-33-C-DOE	33	T1S	R40E
LI-33-C-FRAN	33	T1S	R40E
LI-33-C-GERT	33	T1S	R40E
LI-33-C-HEIDI	33	T1S	R40E
LI-33-D	33	T1S	R40E
LI-33-D-ANN	33	T1S	R40E
LI-33-D-BETH	33	T1S	R40E
LI-33-D-CASS	33	T1S	R40E
LI-33-D-ENID	33	T1S	R40E
LI-33-D-FRAN	33	T1S	R40E
LI-33-D-GERT	33	T1S	R40E
LI-33-D-HEIDI	33	T1S	R40E
LI-34-A	34	T1S	R40E
LI-34-A-BETH	34	T1S	R40E
LI-34-A-CASS	34	T1S	R40E
LI-34-A-DOE	34	T1S	R40E

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LI-34-A-ENID	34	T1S	R40E
LI-34-A-FRAN	34	T1S	R40E
LI-34-A-GERT	34	T1S	R40E
LI-34-A-HEIDI	34	T1S	R40E
LI-34-B-ANN	34	T1S	R40E
LI-34-B-BETH	34	T1S	R40E
LI-34-B-CASS	34	T1S	R40E
LI-34-B-DOE	34	T1S	R40E
LI-34-B-ENID	34	T1S	R40E
LI-34-B-FRAN	34	T1S	R40E
LI-34-B-GERT	34	T1S	R40E
LI-34-C	34	T1S	R40E
LI-34-C-ANN	34	T1S	R40E
LI-34-C-BETH	34	T1S	R40E
LI-34-C-CASS	34	T1S	R40E
LI-34-C-DOE	34	T1S	R40E
LI-34-C-FRAN	34	T1S	R40E
LI-34-C-GERT	34	T1S	R40E
LI-34-C-HEIDI	34	T1S	R40E
LI-34-D	34	T1S	R40E
LI-34-D-ANN	34	T1S	R40E
LI-34-D-BETH	34	T1S	R40E
LI-34-D-CASS	34	T1S	R40E
LI-34-D-ENID	34	T1S	R40E
LI-34-D-FRAN	34	T1S	R40E
LI-34-D-GERT	34	T1S	R40E
LI-34-D-HEIDI	34	T1S	R40E
LI-35-A-ENID	35	T1S	R40E
LI-35-A-FRAN	35	T1S	R40E
LI-35-A-GERT	35	T1S	R40E
MG-12-A-CASS	12	T2S	R39E
MG-12-A-DOE	12	T2S	R39E
MG-12-C-DOE	12	T2S	R39E
MG-12-D	12	T2S	R39E
MG-12-D-ANN	12	T2S	R39E
MG-12-D-BETH	12	T2S	R39E
MG-12-D-CASS	12	T2S	R39E
MG-12-D-ENID	12	T2S	R39E
MG-12-D-FRAN	12	T2S	R39E
MG-12-D-GERT	12	T2S	R39E
MG-13-A	13	T2S	R39E
MG-13-A-BETH	13	T2S	R39E
MG-13-A-CASS	13	T2S	R39E
MG-13-A-DOE	13	T2S	R39E
MG-13-A-FRAN	13	T2S	R39E
MG-13-A-GERT	13	T2S	R39E
MG-13-A-HEIDI	13	T2S	R39E
MG-13-B-ANN	13	T2S	R39E
MG-13-D	13	T2S	R39E
MG-13-D-ANN	13	T2S	R39E
MG-13-D-BETH	13	T2S	R39E
MG-13-D-CASS	13	T2S	R39E
MG-24-A	24	T2S	R39E
MG-24-A-BETH	24	T2S	R39E
MG-24-A-CASS	24	T2S	R39E
MG-24-A-DOE	24	T2S	R39E
MG-24-D	24	T2S	R39E

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 24

MG-24-D-ANN	24	T2S	R39E
MG-24-D-BETH	24	T2S	R39E
MG-24-D-CASS	24	T2S	R39E
MG-25-A	25	T2S	R39E
MG-25-A-BETH	25	T2S	R39E
NA-1-B	1	T2S	R40E
LI-35-B	35	T1S	R40E
LI-35-B-BETH	35	T1S	R40E
LI-35-B-CASS	35	T1S	R40E
LI-35-B-DOE	35	T1S	R40E
LI-35-B-ENID	35	T1S	R40E
LI-35-B-FRAN	35	T1S	R40E
LI-35-B-GERT	35	T1S	R40E
LI-35-C	35	T1S	R40E
LI-35-C-ANN	35	T1S	R40E
LI-35-C-BETH	35	T1S	R40E
LI-35-C-CASS	35	T1S	R40E
LI-35-C-DOE	35	T1S	R40E
LI-35-C-FRAN	35	T1S	R40E
LI-35-C-GERT	35	T1S	R40E
LI-35-C-HEIDI	35	T1S	R40E
LI-35-D-FRAN	35	T1S	R40E
LI-35-D-GERT	35	T1S	R40E
LI-35-D-HEIDI	35	T1S	R40E
NA-1-B-ANN	1	T2S	R40E
NA-1-B-FRAN	1	T2S	R40E
NA-1-B-GERT	1	T2S	R40E
NA-2-A	2	T2S	R40E
NA-2-LOT 6	2	T2S	R40E
NA-2-A-BETH	2	T2S	R40E
NA-2-A-CASS	2	T2S	R40E
NA-2-A-DOE	2	T2S	R40E
NA-2-A-ENID	2	T2S	R40E
NA-2-A-FRAN	2	T2S	R40E
NA-2-A-GERT	2	T2S	R40E
NA-2-A-HEIDI	2	T2S	R40E
NA-2-LOT 7	2	T2S	R40E
NA-2-B	2	T2S	R40E
NA-2-B-ANN	2	T2S	R40E
NA-2-B-BETH	2	T2S	R40E
NA-2-B-CASS	2	T2S	R40E
NA-2-B-DOE	2	T2S	R40E
NA-2-B-ENID	2	T2S	R40E
NA-2-B-FRAN	2	T2S	R40E
NA-2-B-GERT	2	T2S	R40E
NA-2-C	2	T2S	R40E
NA-2-C-ANN	2	T2S	R40E
NA-2-C-BETH	2	T2S	R40E
NA-2-C-CASS	2	T2S	R40E
NA-2-C-DOE	2	T2S	R40E
NA-2-C-FRAN	2	T2S	R40E
NA-2-C-GERT	2	T2S	R40E
NA-2-C-HEIDI	2	T2S	R40E
NA-2-D-ANN	2	T2S	R40E
NA-2-D-FRAN	2	T2S	R40E
NA-2-D-GERT	2	T2S	R40E
NA-2-D-HEIDI	2	T2S	R40E

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 25

NA-3-A	3	T2S	R40E
NA-3-A-BETH	3	T2S	R40E
NA-3-A-CASS	3	T2S	R40E
NA-3-A-DOE	3	T2S	R40E
NA-3-A-ENID	3	T2S	R40E
NA-3-A-FRAN	3	T2S	R40E
NA-3-A-GERT	3	T2S	R40E
NA-3-A-HEIDI	3	T2S	R40E
NA-3-B	3	T2S	R40E
NA-3-B-ANN	3	T2S	R40E
NA-3-B-BETH	3	T2S	R40E
NA-3-B-CASS	3	T2S	R40E
NA-3-B-DOE	3	T2S	R40E
NA-3-B-ENID	3	T2S	R40E
NA-3-B-FRAN	3	T2S	R40E
NA-3-B-GERT	3	T2S	R40E
NA-3-C	3	T2S	R40E
NA-3-C-ANN	3	T2S	R40E
NA-3-C-BETH	3	T2S	R40E
NA-3-C-CASS	3	T2S	R40E
NA-3-C-DOE	3	T2S	R40E
NA-3-C-FRAN	3	T2S	R40E
NA-3-C-GERT	3	T2S	R40E
NA-3-C-HEIDI	3	T2S	R40E
NA-3-D	3	T2S	R40E
NA-3-D-ANN	3	T2S	R40E
NA-3-D-BETH	3	T2S	R40E
NA-3-D-CASS	3	T2S	R40E
NA-3-D-ENID	3	T2S	R40E
NA-3-D-FRAN	3	T2S	R40E
NA-3-D-GERT	3	T2S	R40E
NA-3-D-HEIDI	3	T2S	R40E
NA-4-A	4	T2S	R40E
NA-4-A-BETH	4	T2S	R40E
NA-4-A-CASS	4	T2S	R40E
NA-4-A-DOE	4	T2S	R40E
NA-4-A-ENID	4	T2S	R40E
NA-4-A-FRAN	4	T2S	R40E
NA-4-A-GERT	4	T2S	R40E
NA-4-A-HEIDI	4	T2S	R40E
NA-4-B	4	T2S	R40E
NA-4-B-ANN	4	T2S	R40E
NA-4-B-BETH	4	T2S	R40E
NA-4-B-CASS	4	T2S	R40E
NA-4-B-DOE	4	T2S	R40E
NA-4-B-ENID	4	T2S	R40E
NA-4-B-FRAN	4	T2S	R40E
NA-4-B-GERT	4	T2S	R40E
NA-4-C	4	T2S	R40E
NA-4-C-ANN	4	T2S	R40E
NA-4-C-BETH	4	T2S	R40E
NA-4-C-CASS	4	T2S	R40E
NA-4-C-DOE	4	T2S	R40E
NA-4-C-FRAN	4	T2S	R40E
NA-4-C-GERT	4	T2S	R40E
NA-4-C-HEIDI	4	T2S	R40E
NA-4-D	4	T2S	R40E

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 26

NA-4-D-ANN	4	T2S	R40E
NA-4-D-BETH	4	T2S	R40E
NA-4-D-CASS	4	T2S	R40E
NA-4-D-ENID	4	T2S	R40E
NA-4-D-FRAN	4	T2S	R40E
NA-4-D-GERT	4	T2S	R40E
NA-4-D-HEIDI	4	T2S	R40E
NA-5-A	5	T2S	R40E
NA-5-A-BETH	5	T2S	R40E
NA-5-A-CASS	5	T2S	R40E
NA-5-A-DOE	5	T2S	R40E
NA-5-A-ENID	5	T2S	R40E
NA-5-A-FRAN	5	T2S	R40E
NA-5-A-GERT	5	T2S	R40E
NA-5-A-HEIDI	5	T2S	R40E
NA-5-B-ANN	5	T2S	R40E
NA-5-B-BETH	5	T2S	R40E
NA-5-B-CASS	5	T2S	R40E
NA-5-B-DOE	5	T2S	R40E
NA-5-B-ENID	5	T2S	R40E
NA-5-B-FRAN	5	T2S	R40E
NA-5-B-GERT	5	T2S	R40E
NA-5-C	5	T2S	R40E
NA-5-C-ANN	5	T2S	R40E
NA-5-C-BETH	5	T2S	R40E
NA-5-C-CASS	5	T2S	R40E
NA-5-C-DOE	5	T2S	R40E
NA-5-C-FRAN	5	T2S	R40E
NA-5-C-GERT	5	T2S	R40E
NA-5-C-HEIDI	5	T2S	R40E
NA-5-D	5	T2S	R40E
NA-5-D-ANN	5	T2S	R40E
NA-5-D-BETH	5	T2S	R40E
NA-5-D-CASS	5	T2S	R40E
NA-5-D-ENID	5	T2S	R40E
NA-5-D-FRAN	5	T2S	R40E
NA-5-D-GERT	5	T2S	R40E
NA-5-D-HEIDI	5	T2S	R40E
NA-6-A-BETH	5	T2S	R40E
NA-6-A-CASS	6	T2S	R40E
NA-6-A-DOE	6	T2S	R40E
NA-6-A-ENID	6	T2S	R40E
NA-6-A-FRAN	6	T2S	R40E
NA-6-C-ANN	6	T2S	R40E
NA-6-C-BETH	6	T2S	R40E
NA-6-C-CASS	6	T2S	R40E
NA-6-C-DOE	6	T2S	R40E
NA-6-D	6	T2S	R40E
NA-6-D-ANN	6	T2S	R40E
NA-6-D-BETH	6	T2S	R40E
NA-6-D-CASS	6	T2S	R40E
NA-6-D-ENID	6	T2S	R40E
NA-6-D-FRAN	6	T2S	R40E
NA-6-D-GERT	6	T2S	R40E
NA-6-D-HEIDI	6	T2S	R40E
NA-7-A	6	T2S	R40E
NA-7-A-BETH	7	T2S	R40E

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NA-7-A-CASS	7	T2S	R40E
NA-7-A-DOE	7	T2S	R40E
NA-7-A-ENID	7	T2S	R40E
NA-7-A-FRAN	7	T2S	R40E
NA-7-A-GERT	7	T2S	R40E
NA-7-A-HEIDI	7	T2S	R40E
NA-7-B	7	T2S	R40E
NA-7-B-ANN	7	T2S	R40E
NA-7-B-BETH	7	T2S	R40E
NA-7-B-CASS	7	T2S	R40E
NA-7-B-DOE	7	T2S	R40E
NA-7-B-ENID	7	T2S	R40E
NA-7-B-FRAN	7	T2S	R40E
NA-7-B-GERT	7	T2S	R40E
NA-7-C	7	T2S	R40E
NA-7-C-ANN	7	T2S	R40E
NA-7-C-BETH	7	T2S	R40E
NA-7-C-CASS	7	T2S	R40E
NA-7-C-DOE	7	T2S	R40E
NA-7-C-FRAN	7	T2S	R40E
NA-7-C-GERT	7	T2S	R40E
NA-7-C-HEIDI	7	T2S	R40E
NA-7-D	7	T2S	R40E
NA-7-D-ANN	7	T2S	R40E
NA-7-D-BETH	7	T2S	R40E
NA-7-D-CASS	7	T2S	R40E
NA-7-D-ENID	7	T2S	R40E
NA-7-D-FRAN	7	T2S	R40E
NA-7-D-GERT	7	T2S	R40E
NA-7-D-HEIDI	7	T2S	R40E
NA-8-A	8	T2S	R40E
NA-8-A-BETH	8	T2S	R40E
NA-8-A-CASS	8	T2S	R40E
NA-8-A-DOE	8	T2S	R40E
NA-8-A-ENID	8	T2S	R40E
NA-8-A-FRAN	8	T2S	R40E
NA-8-A-GERT	8	T2S	R40E
NA-8-A-HEIDI	8	T2S	R40E
NA-8-B	8	T2S	R40E
NA-8-B-ANN	8	T2S	R40E
NA-8-B-BETH	8	T2S	R40E
NA-8-B-CASS	8	T2S	R40E
NA-8-B-DOE	8	T2S	R40E
NA-8-B-ENID	8	T2S	R40E
NA-8-B-FRAN	8	T2S	R40E
NA-8-B-GERT	8	T2S	R40E
NA-8-C	8	T2S	R40E
NA-8-C-ANN	8	T2S	R40E
NA-8-C-BETH	8	T2S	R40E
NA-8-C-CASS	8	T2S	R40E
NA-8-C-DOE	8	T2S	R40E
NA-8-C-FRAN	8	T2S	R40E
NA-8-C-GERT	8	T2S	R40E
NA-8-C-HEIDI	8	T2S	R40E
NA-8-D	8	T2S	R40E
NA-8-D-ANN	8	T2S	R40E
NA-8-D-BETH	8	T2S	R40E

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SEC Technical Report Summary – Silver Peak	Page 28

NA-8-D-CASS	8	T2S	R40E
NA-8-D-ENID	8	T2S	R40E
NA-8-D-FRAN	8	T2S	R40E
NA-8-D-GERT	8	T2S	R40E
NA-8-D-HEIDI	8	T2S	R40E
NA-9-A	9	T2S	R40E
NA-9-A-BETH	9	T2S	R40E
NA-9-A-CASS	9	T2S	R40E
NA-9-A-DOE	9	T2S	R40E
NA-9-A-ENID	9	T2S	R40E
NA-9-A-FRAN	9	T2S	R40E
NA-9-A-GERT	9	T2S	R40E
NA-9-A-HEIDI	9	T2S	R40E
NA-9-B	9	T2S	R40E
NA-9-B-ANN	9	T2S	R40E
NA-9-B-BETH	9	T2S	R40E
NA-9-B-CASS	9	T2S	R40E
NA-9-B-DOE	9	T2S	R40E
NA-9-B-ENID	9	T2S	R40E
NA-9-B-FRAN	9	T2S	R40E
NA-9-B-GERT	9	T2S	R40E
NA-9-C	9	T2S	R40E
NA-9-C-ANN	9	T2S	R40E
NA-9-C-BETH	9	T2S	R40E
NA-9-C-CASS	9	T2S	R40E
NA-9-C-DOE	9	T2S	R40E
NA-9-C-FRAN	9	T2S	R40E
NA-9-C-GERT	9	T2S	R40E
NA-9-C-HEIDI	9	T2S	R40E
NA-9-D-ANN	9	T2S	R40E
NA-9-D-BETH	9	T2S	R40E
NA-9-D-CASS	9	T2S	R40E
NA-9-D-FRAN	9	T2S	R40E
NA-9-D-GERT	9	T2S	R40E
NA-9-D-HEIDI	9	T2S	R40E
NA-10-A	10	T2S	R40E
NA-10-A-BETH	10	T2S	R40E
NA-10-A-GERT	10	T2S	R40E
NA-10-A-HEIDI	10	T2S	R40E
NA-10-B	10	T2S	R40E
NA-10-B-ANN	10	T2S	R40E
NA-10-B-BETH	10	T2S	R40E
NA-10-B-CASS	10	T2S	R40E
NA-10-B-ENID	10	T2S	R40E
NA-10-B-FRAN	10	T2S	R40E
NA-10-B-GERT	10	T2S	R40E
NA-10-C-GERT	10	T2S	R40E
NA-10-C-HEIDI	10	T2S	R40E
NA-11-B	10	T2S	R40E
NA-11-B-ANN	11	T2S	R40E
NA-16-B	11	T2S	R40E
NA-16-B-FRAN	16	T2S	R40E
NA-16-B-GERT	16	T2S	R40E
NA-17-A	16	T2S	R40E
NA-17-A-BETH	17	T2S	R40E
NA-17-A-CASS	17	T2S	R40E
NA-17-A-DOE	17	T2S	R40E

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 29

NA-17-A-ENID	17	T2S	R40E
NA-17-A-FRAN	17	T2S	R40E
NA-17-A-GERT	17	T2S	R40E
NA-17-A-HEIDI	17	T2S	R40E
NA-17-B	17	T2S	R40E
NA-17-B-ANN	17	T2S	R40E
NA-17-B-BETH	17	T2S	R40E
NA-17-B-CASS	17	T2S	R40E
NA-17-B-DOE	17	T2S	R40E
NA-17-B-ENID	17	T2S	R40E
NA-17-B-FRAN	17	T2S	R40E
NA-17-B-GERT	17	T2S	R40E
NA-17-C	17	T2S	R40E
NA-17-C-ANN	17	T2S	R40E
NA-17-C-BETH	17	T2S	R40E
NA-17-C-CASS	17	T2S	R40E
NA-17-C-DOE	17	T2S	R40E
NA-17-C-FRAN	17	T2S	R40E
NA-17-C-GERT	17	T2S	R40E
NA-17-C-HEIDI	17	T2S	R40E
NA-17-D-ENID	17	T2S	R40E
NA-17-D-FRAN	17	T2S	R40E
NA-17-D-GERT	17	T2S	R40E
NA-17-D-HEIDI	17	T2S	R40E
NA-18-A	18	T2S	R40E
NA-18-A-BETH	18	T2S	R40E
NA-18-A-CASS	18	T2S	R40E
NA-18-A-DOE	18	T2S	R40E
NA-18-A-ENID	18	T2S	R40E
NA-18-A-FRAN	18	T2S	R40E
NA-18-A-GERT	18	T2S	R40E
NA-18-A-HEIDI	18	T2S	R40E
NA-18-B	18	T2S	R40E
NA-18-B-ANN	18	T2S	R40E
NA-18-B-BETH	18	T2S	R40E
NA-18-B-CASS	18	T2S	R40E
NA-18-B-DOE	18	T2S	R40E
NA-18-B-ENID	18	T2S	R40E
NA-18-B-FRAN	18	T2S	R40E
NA-18-B-GERT	18	T2S	R40E
NA-18-C	18	T2S	R40E
NA-18-C-ANN	18	T2S	R40E
NA-18-C-BETH	18	T2S	R40E
NA-18-C-CASS	18	T2S	R40E
NA-18-C-DOE	18	T2S	R40E
NA-18-C-FRAN	18	T2S	R40E
NA-18-C-GERT	18	T2S	R40E
NA-18-C-HEIDI	18	T2S	R40E
NA-18-D	18	T2S	R40E
NA-18-D-ANN	18	T2S	R40E
NA-18-D-BETH	18	T2S	R40E
NA-18-D-CASS	18	T2S	R40E
NA-18-D-ENID	18	T2S	R40E
NA-18-D-FRAN	18	T2S	R40E
NA-18-D-GERT	18	T2S	R40E
NA-18-D-HEIDI	18	T2S	R40E
NA-19-A	19	T2S	R40E
NA-19-A-BETH	19	T2S	R40E

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 30

NA-19-A-CASS	19	T2S	R40E
NA-19-A-DOE	19	T2S	R40E
NA-19-A-ENID	19	T2S	R40E
NA-19-A-FRAN	19	T2S	R40E
NA-19-A-GERT	19	T2S	R40E
NA-19-A-HEIDI	19	T2S	R40E
NA-19-B	19	T2S	R40E
NA-19-B-ANN	19	T2S	R40E
NA-19-B-BETH	19	T2S	R40E
NA-19-B-CASS	19	T2S	R40E
NA-19-B-DOE	19	T2S	R40E
NA-19-B-ENID	19	T2S	R40E
NA-19-B-FRAN	19	T2S	R40E
NA-19-B-GERT	19	T2S	R40E
NA-19-C	19	T2S	R40E
NA-19-C-ANN	19	T2S	R40E
NA-19-C-BETH	19	T2S	R40E
NA-19-C-CASS	19	T2S	R40E
NA-19-C-DOE	19	T2S	R40E
NA-19-C-FRAN	19	T2S	R40E
NA-19-C-GERT	19	T2S	R40E
NA-19-C-HEIDI	19	T2S	R40E
NA-19-D	19	T2S	R40E
NA-19-D-ANN	19	T2S	R40E
NA-19-D-BETH	19	T2S	R40E
NA-19-D-CASS	19	T2S	R40E
NA-19-D-ENID	19	T2S	R40E
NA-19-D-FRAN	19	T2S	R40E
NA-19-D-GERT	19	T2S	R40E
NA-19-D-HEIDI	19	T2S	R40E
NA-20-A-ENID	20	T2S	R40E
NA-20-A-FRAN	20	T2S	R40E
NA-20-A-GERT	20	T2S	R40E
NA-20-A-HEIDI	20	T2S	R40E
NA-20-B	20	T2S	R40E
NA-20-B-ANN	20	T2S	R40E
NA-20-B-BETH	20	T2S	R40E
NA-20-B-CASS	20	T2S	R40E
NA-20-B-DOE	20	T2S	R40E
NA-20-B-ENID	20	T2S	R40E
NA-20-B-FRAN	20	T2S	R40E
NA-20-B-GERT	20	T2S	R40E
NA-20-C	20	T2S	R40E
NA-20-C-ANN	20	T2S	R40E
NA-20-C-BETH	20	T2S	R40E
NA-20-C-CASS	20	T2S	R40E
NA-20-C-DOE	20	T2S	R40E
NA-20-C-FRAN	20	T2S	R40E
NA-20-C-GERT	20	T2S	R40E
NA-20-C-HEIDI	20	T2S	R40E
NA-20-D-ENID	20	T2S	R40E
NA-20-D-FRAN	20	T2S	R40E
NA-20-D-GERT	20	T2S	R40E
NA-20-D-HEIDI	20	T2S	R40E
NA-29-B	29	T2S	R40E
NA-29-B-ANN	29	T2S	R40E
NA-29-B-BETH	29	T2S	R40E
NA-29-B-ENID	29	T2S	R40E
NA-29-B-FRAN	29	T2S	R40E
NA-29-B-GERT	29	T2S	R40E
NA-29-C	29	T2S	R40E
NA-29-C-FRAN	29	T2S	R40E
NA-29-C-GERT	29	T2S	R40E
NA-29-C-HEIDI	29	T2S	R40E
NA-30-A	30	T2S	R40E
NA-30-A-BETH	30	T2S	R40E

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NA-30-A-CASS	30	T2S	R40E
NA-30-A-DOE	30	T2S	R40E
NA-30-A-GERT	30	T2S	R40E
NA-30-A-HEIDI	30	T2S	R40E
NA-30-B	30	T2S	R40E
NA-30-B-ANN	30	T2S	R40E
NA-30-B-BETH	30	T2S	R40E
NA-30-B-GERT	30	T2S	R40E
NA-30-D-ANN	30	T2S	R40E
NA-30-D-BETH	30	T2S	R40E
NA-30-D-CASS	30	T2S	R40E
NA-31-A	30	T2S	R40E
NA-31-A-BETH	30	T2S	R40E
NA-32-B	30	T2S	R40E
NA-32-B-GERT	30	T2S	R40E
Total Wellfield Claims	536
Source: Albemarle, 2020

3.3    Encumbrances
SRK is not aware of any encumbrances on the Silver Peak properties.
3.4    Royalties or Similar Interest
The State of Nevada levies a tax against mining operations within the state which effectively functions like a royalty. The tax is called the Nevada Net Proceeds Tax. The tax operates on a slide scale and determined by the ratio of net proceeds to the gross proceeds of the operation on an annual basis. The sliding tax rate scale is outlined in Table 3-4.
Table 3-4: Nevada Net Proceeds Tax Sliding Scale

Net Proceeds as a Percentage of Gross Proceeds	Rate of Tax (%)
Less than 10%	2.0
10% or more but less than 18%	2.5
18% or more but less than 26%	3.0
26% or more but less than 34%	3.5
34% or more but less than 42%	4.0
42% or more but less than 50%	4.5
50% or more	5.0
Source: SRK, 2021

The tax is levied on net proceeds of the operation which is obtained by deducting operating costs and depreciation expenses from gross proceeds.
As Silver Peak is located in Nevada, the operation is subject to this tax.
3.5    Other Significant Factors and Risks
Extraction of the brine resource from the SPLO requires state water rights. The SPLO water rights have a total combined duty for Mining and Milling and Domestic purposes not to exceed 21,448 acre-feet per annum (AFA) in the Clayton Valley hydrographic basin. On December 4, 2017, all water rights were transferred to Albemarle U.S., Inc.

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The NDWR is responsible for quantifying existing water rights; monitoring water use; distributing water in accordance with:
•Court decrees
•Reviewing water availability
•Reviewing the construction and operation of dams (among other regulatory activities)
Water appropriations, which are important to the SPLO given the hydrographic groundwater basin in which the operations are located (Hydrographic Area No. 143 – Clayton Valley) has been “designated” (NDWR Order No. O-1275), but has no preferred uses, are handled through the NDWR and the State Engineer’s Office.
Groundwater basins are typically designated as needing increased regulation and administration by the State Engineer when the total quantity of committed groundwater resources (water rights permits) approach or exceed the estimated perennial yield (average annual groundwater recharge) from the basin. By designating a basin, the State Engineer is granted additional authority in the administration of the groundwater resources within the designated basin. Designation of a water basin by the State Engineer does not necessarily mean that the groundwater resources are being depleted, only that the appropriated water rights exceed the estimated perennial yield. Actual groundwater use the perennial yield to Clayton Valley is estimated to be 24.1 million cubic meters per year (m3/y) (19,500 AFA) (Rush, 1968), and the quantity of committed groundwater resources (underground water rights permits) amounts to 29.3 million m3/y (23,747 AFA). Of this amount, 28.5 million m3/y (23,100 AFA) are committed for mining and milling purposes (NDWR, 2020). In light of these quantities, groundwater resources in the Clayton Valley hydrographic basin have been over appropriated, and there is no unappropriated groundwater available from the basin. While the State Engineer often considers the groundwater used for mining and milling activities to be a temporary use of water, which would not cause a permanent effect on the groundwater resource, the State Engineer has determined that for lithium production from brine, the actual mining is the mining of water and has declined to determine that such mining is a temporary use. (State Engineer’s Ruling No. 6391, dated April 21, 2017, p. 11). NDWR’s report titled Nevada Statewide Assessment of Groundwater Pumpage Calendar Year 2013 indicates that 19.02 million m3 (15,422 AFA) were pumped in 2013 (NDWR, 2013); the exact quantity consumed or returned to the aquifer is unknown but is likely less than the reported pumping volume. Based upon this report, Clayton Valley is not currently being over drafted or over pumped, however with Albemarle’s expected increased use to the full beneficial use of its water rights, Clayton Valley will be pumped at or over its perennial yield.
On October 4, 2018, an AOC was made and entered into by and between the NDWR and the Office of the State Engineer and Albemarle. The AOC found that, while Albemarle and its predecessors have proceeded in good faith and with reasonable diligence to perfect all of its water rights applications, Albemarle has not yet completed application of the totality of its water to a beneficial use. The intent of the AOC is:
•To regulate the drilling and plugging of wells for water so as to minimize threats to the State of Nevada water resources
•To provide a path forward for Albemarle to obtain necessary permits for production wells to use its Water Rights and property rights
•To establish a process and schedule for Albemarle to plug inactive wells

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•To establish a process and schedule for Albemarle to realign its water permits and wells in order to obtain well permits to bring the Silver Peak Operation into conformity with contemporary Nevada laws and regulations
•To document Albemarle’s due diligence during the Effective Period [of the AOC], for purposes of NRS § 533.380(3)
•To resolve the Request to Investigate Alleged Violations and AV 209
•To ensure compliance with applicable Nevada laws and regulations
Albemarle continues to work with the NDWR and State Engineer to ensure compliance with the AOC. As of the Effective Date of the AOC, all of Albemarle’s water rights are in good standing with the State Engineer. However, there is currently an active lawsuit challenging Albemarle’s allocation of water rights. As this is a legal matter, SRK is not in a position to comment on any risk associated with this lawsuit.
SRK is not aware of any other significant factors or risk that may affect access, title, or the right or ability to perform work on the property.

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4Accessibility, Climate, Local Resources, Infrastructure and Physiography
4.1Topography, Elevation and Vegetation
Clayton Valley contains a remnant playa that was deposited by the cyclic transgression and regression of ancient seas. The valley is a known closed basin and is structurally faulted downward with its average elevation being lower than all the immediately surrounding basins. The Clayton Valley watershed is about 500 square mi (mi2) in area.
There is a relatively flat vegetation free valley floor referred to as the playa, and its slope is generally less than 2 ft/mi. Its area is about 20 mi2. All brine wells and solar evaporation ponds are within the vegetation free playa area. The basic subsurface geology in the playa area consists primarily of playa, lake and alluvial sediments composed of unconsolidated Clastic and chemical sedimentary deposits.
These sediments are dominated by clay, silt, and minor occurrences of volcanic ash, halite, gypsum, and tufa. The surface geology is composed primarily of clays. There are several gravelly alluvial fans which originate from rock outcroppings at the edges of the basin and are interbedded and interfingered with the playa sediments.
4.2Means of Access
The project is located in south central Nevada, USA between the large cities of Reno and Las Vegas. The unincorporated town of Silver Peak, where the project is located, is accessed by paved highway from the north and by improved dirt road to the east. The project administration offices and plant are located on the south side of town. The project can also be accessed from the east from Goldfield. There are numerous dirt roads that provide access to the project from Tonopah to the north. The closest airport is located in Tonopah with major airports in Reno and Las Vegas. The closest rail is located approximately 90 mi to the north, but is a private rail operated by the Department of Defense.
4.3Climate and Length of Operating Season
The mean annual temperatures vary from the mid 40° to about 50° Fahrenheit (F). In western Nevada, the summers are short and hot, but the winters are only moderately cold. Long periods of extremely cold weather are rare, primarily because the mountains east of the Clayton Valley act as a barrier to the intensely cold continental arctic air masses. However, on occasion, a cold air mass spills over these barriers and produces prolonged cold waves.
There is strong surface heating during the day and rapid nighttime cooling due to the dry air, resulting in wide daily ranges in temperature. After hot days, the nights are usually cool. The average range between the highest and the lowest daily temperatures is approximately 30° to 35°F. Daily ranges are usually larger in summer than the winter. Summer temperatures above 100°F occur rather frequently. Humidity is usually low.
Nevada lies on the eastern side of the Sierra Nevada Range, a mountain barrier that markedly influences the climate of the state. One of the greatest contrasts in precipitation found within a short distance in the United States occurs between the western slopes of the Sierras in California and the valleys just to the east of this range. The prevailing winds are from the west, and as the warm moist

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air from the Pacific Ocean ascends the western slopes of the Sierra Range, the air cools, condensation takes place, and most of the moisture falls as precipitation. As the air descends the eastern slope, it is warmed by compression, and very little precipitation occurs. The effects of this mountain barrier are felt not only in the west but throughout the state, with the result that the lowlands of Nevada are largely desert or steppes. The valley floor of Clayton Valley is estimated to receive 7.6 to 12.7 centimeters (cm) (3 to 5 inches) of average annual precipitation while the highest mountain elevations are estimated to receive up to 38.1 cm (15 inches) of average annual precipitation (Rush, 1968).
Monthly average evaporation rates vary seasonally. In the warmer summer months, evaporation rates are as high as 15.2 cm (6 inches) per month. In the cooler winter months, evaporation is less than 1.3 cm (0.5 inches) per month. Annual evaporation for Silver Peak is approximately 89 cm per year.
4.4Infrastructure Availability and Sources
Albemarle owns and operates two freshwater wells located approximately 2 mi south of Silver Peak, near the Esmeralda County Public Works (ESCO) fresh water well that provides process water to the boilers, firewater system and makeup water for process plant equipment. The ESCO well provides potable water for the project.
Electricity for the Project is provided by NV Energy. Two 55 kilovolt (kV) transmission lines feed the Silver Peak substation. One line connects to the Millers substation NE of Silver Peak and the other line connects to Goldfield to the east through the Alkali substation. A 55 kV line continues south from the Silver Peak substation to connect to the California power system.
The majority of the personnel who work at Silver Peak live locally in the communities of Silver Peak, Tonopah, and Goldfield, with the majority living in Tonopah. Albemarle has company housing and a camp area for recreational vehicles or campers in Silver Peak. Others travel to work from other regional communities. Tonopah is the closest community with full services to support the Project.
Materials, supplies, and services are available locally from Tonopah. Other supplies, materials, and services are available from regional sources including Las Vegas, Reno, and Salt Lake City.

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5History
5.1Previous Operations
Albemarle and its predecessors have operated the lithium brine production facility at Silver Peak, Nevada, on a continuous basis since the mid-1960s. The array of production wells is complex because lithium brines are extracted from six different aquifer systems. The six aquifers have been sequentially brought online over the 50 plus years of operation.
The extended operating period of the mine has provided an opportunity for long term collection of data on brine levels and produced brine volumes and grades.
The aquifers in Clayton Valley have been the source of lithium for the Silver Peak operation since the mid 1960's through the development and operation of production wells. The aquifers that have provided the lithium bearing brines are very dynamic systems that have been classified into six different confined and semi-confined aquifer systems. They include the Main Ash Aquifer (MAA), Salt Aquifer System (SAS), Lower Ash System (LAS), Marginal Gravel Aquifer (MGA), Tufa Aquifer System (TAS) and Lower Gravel Aquifer (LGA). Throughout the history of the in situ mining operations, all of these aquifers have played important roles in the lithium brine resource, with the MAA being the most developed and extensively exploited aquifer system over the years.
Since the MAA was the primary aquifer system developed over the first half of the mine's history, the SPLO operation assumed that the lithium concentration decline/regression trend was predominantly represented by the MAA. Any other aquifer systems being exploited were considered supplemental, and only provided a subordinate influence in the lithium concentrations. The general composite lithium concentration decline/regression trend line equation, developed from the historical data, would then be used to project out approximately 15 years to estimate the lithium concentrations based on similar production rates from the wellfield. In the past, this method has been fairly accurate in providing conservative estimates of the longevity of the in situ mining operation before the economic lithium concentration limit was reached from the brine production.
As new aquifer systems were discovered and exploited, the number of wells developed in the MAA started to decline, bringing about a less accurate ore reserve calculation each time. By 2008, only 42% (16) of the wells in the wellfield were producing from the MAA. The MGA, LAS, and LGA also generated 42% of the wellfield wells during that time.
SPLO timeline as follows:
•1912: Sodium and potassium brine discovered in Clayton Valley, NV
•1936: Leprechaun Mining secures first mining and milling water rights
•1950s: Leprechaun Mining discovers lithium in groundwater
•1964s: Foote Mineral Co. acquires land in Clayton Valley
•1966: Lithium mining operations begin
•1967: Lithium carbonate first produced
•1981: US Federal Court of Claims determines that lithium is locatable
•1988: Cyprus Amax Minerals acquires Foote Mineral
•1991: BLM acknowledges that Cyprus has the right to mine lithium within the patented area
•1998: Chemetall Purchases Cyprus Foote Mineral Co.
•2004: Rockwood Specialties Group buys Chemetall Foote Corp.

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•2015: Albemarle buys Rockwood Lithium, Inc.
5.2Exploration and Development of Previous Owners or Operators
As noted above, Silver Peak has been mined/pumped for over 50 years and features an extensive exploration and operational history. Exploration work has included drilling (rotary, reverse circulation, and diamond core), core and brine sampling, geological mapping, geophysics.
Development work has generally included construction activities related to the evaporation ponds and pumping wellfield.

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6Geological Setting, Mineralization, and Deposit
6.1Regional Geology
The SPLO is located in Clayton Valley, Nevada. The structural geology that forms Clayton Valley, and principal faults within and around the valley, are influenced by two continental-scale features:
•The Basin and Range province
•Walker Lane fault zone
The valley is located within the Basin and Range province, which extends from Canada through much of the western United States and across much of Mexico. It encompasses virtually all of Nevada. The Province is characterized by block faulting caused by extension and subsequent thinning of the earth’s crust. Especially in Nevada, this extensional faulting forms a region of northeast-southwest oriented ridges and valleys. This faulting is responsible for the overall horst and graben structure of Clayton Valley.
The timing of major extension periods varies throughout the province. In eastern Nevada, highly extended terrains were formed during the Oligocene epoch (23 to 34 million years ago). During this period, the mountain blocks shifted, tilted, and rose along major and minor fault lines relative to valley blocks, which dropped. The dropped valleys became the focal locations for enhanced accumulation of sediments from the surrounding mountains. Closed basins like Clayton Valley became accumulation points for clastic sediments and evaporites as water accumulated in the low areas of the basins and then evaporated. The Basin and Range province is also characterized by volcanic activity caused as the thinning of the crust allowed magma to rise to the surface.
In southern Nevada, the structural features of Basin and Range formation were further influenced by the Walker Lane fault zone. The Walker Lane accommodates displacement transferred inland from the margin between the Pacific and North American plates (Figure 6-1). This transfer results in a set of northwest transcurrent faults that are estimated to account for between 20 and 25% of the relative motion between the two plates. As a result of being in this transition zone, Clayton Valley and areas to the northwest and southeast are situated in a complex zone of deformation and faulting.

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Source: Lindsay, 2011
Figure 6-1: Configuration of the Basin and Range Province and the Walker Lane Fault Zone, Relative to the Nevada Border

Geology around Clayton Valley is shown in Figure 6-2. The oldest rocks in the vicinity of Clayton Valley are of Precambrian age, and they are conformably overlain by Cambrian and Ordovician rocks. (Davis et al., 1986). Newer rocks, which still pre-date the Basin and Range formation, include Paleozoic marine sediments and Mesozoic intrusive rocks.
Tertiary volcanic rocks in the area originated from two volcanic centers. The Silver Peak Center was primarily active from 4.8 to 6 million years ago, and a center at Montezuma Peak was active as long as 17 million years ago. Tertiary sedimentary rocks are exposed around Clayton Valley to the west (Silver Peak Range), north (Weepah Hills) and low hills to the east. All these rocks are included in the Esmerelda Formation and include sandstone, shale, marl, breccia, and conglomerate. They are intercalated with volcanic rocks. These rocks were apparently deposited in several Miocene-era basins (Davis et al., 1986).

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Figure 6-2 (from Zampirro, 2004) shows the major faults in the vicinity of Clayton Valley. Mapping by Burris includes representation of faults that are more limited in extent, as well as age and degree of certainty in delineation (Burris, 2013). Zampirro (2004) indicates the majority of basin drop and displacement has occurred at the Angel Island and Paymaster Canyon faults along the southeastern edge of the basin. He also suggests these faults are a barrier to flow into the basin and they preserve brine strength by preventing freshwater inputs. In addition, Zampirro suggests the Cross Central Fault acts as a barrier to north-south flow across the playa, as inferred by lithium mapping.
Source: IESE, 2011, Zampiro, 2004
Figure 6-2: Generalized Geology of the Silver Peak Area

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6.2Local and Property Geology
From GWI, 2016:
Physical features in the vicinity of Clayton Valley are shown in Figure 6-3, from Davis et al. (1986). The central part of the valley contains the flat-lying playa, which is approximately 10 mi long, 3 mi wide and 32 mi2 in area (Meinzer, 1917). The playa surface is at an elevation of 4,270 ft above sea level, which is lower than both the Big Smoky Valley to the northwest and the Alkali Spring Valley to the northeast. The valley itself is formed by surrounding ridges and elevated areas including the following, with reference to Figure 6-3:
•Weepah Hills to the north (maximum elevation 8,500 ft. at Lone Mountain)
•Paymaster Ridge and Clayton Ridge to the east; these ridges separate Clayton Valley from Alkali Spring Valley, located to the northeast
•The Montezuma Range (maximum elevation 8,426 ft. at Montezuma Mountain) is located a few km east of Clayton Ridge
•Palmetto Mountains to the south
•Silver Peak Range to the southwest and west (maximum elevation more than 9,000 ft.)
•An elevated zone of alluvium defines Clayton Valley to the northwest, and is the basis for separating Clayton Valley from Big Smoky Valley, located to the northwest and north
•Between the flat-lying playa and the various ridges shown on Figure 6-3, there are relatively gentle slopes composed of alluvium, which extend onto the playa to varying degrees. The alluvial slopes are broadest to the southwest.
•The flat playa surface is disrupted by several bedrock mounds (bedrock “islands”), Goat and Alcatraz Islands, in the western part of the valley that rise over 300 ft above the playa surface.

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118°00'
117°30'
NEVADA
MONTE CRISTO RANGE
BIG SMOKY VALLEY
95
6
Tonopah
Columbus Salt Marsh
Coaldale
Coaldale Junction
Blair Junction
Lone Mtn
38°00'
47
Weepah Hills
Paymaster Ridge
KLONDIKE (SOUTH KLONDIKE MINING DISTRICT)
Alkali Flat
Alkali Spring
95
NYE COUNTRY
ESMERALDA COUNTRY
Mineral Ridge
Red Mtn
SILVER PEAK RANGE
Silverpeak
CLAYTON VALLEY
Angel Island
Alcatraz Island
Clayton Ridge
Montezuma Peak
Montezuma Range
Goldfield
Goldfield Hills
NEVADA
CALIF
37°30'
Palmetto Mountains
Palmetto Mtn
Lida
Magruder Mtn
Mount Jackson
Mount Jackson Ridge
Lida Junction
0
20
40 KILOMETERS
0
20 MILES

Source: Davis and Vine, 1986
Figure 6-3: Major Physiographic Features that Form Clayton Valley

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6.2.1Geology of Basin Infill
Davis et al. (1986) indicates the basin deposits are best understood in terms of deposition in extended climatic periods of relatively high and low precipitation (pluvial and inter-pluvial). The wetter periods saw deposition of fine-grained materials (muds) in the valley center in a lake environment, grading out to fluvial and deltaic sands and muds, and then to beach sands and gravels on the valley margins. Lower energy deposits dominated in the drier periods, with deposition of muds, silt, sand and evaporites in the center of the basin, with a relatively sharp transition to higher energy sand and gravel alluvial deposits on the boundary. The surficial geology of Clayton Valley is shown on Figure 6-4. The alluvial deposits at the surface along the boundary of the valley tend to contain fresh water and are not considered a lithium bearing unit for purposes of the mineral deposit.
Davis and Vine (1979) suggest that throughout the Quaternary, the northeast arm of the playa was the primary location of subsidence and, therefore, of deposition. They suggest the occurrence of thick evaporite layers and muds are indicative of the lake drying up during the low precipitation periods. They also note the lake in Clayton Valley was likely shallow, relative to historic lakes in other Great Basin valleys, which are estimated to be as deep as 650 ft.
Tuff and ash beds interbedded in the basin infill materials indicate an atmospheric setting of pyroclastic material associated with large-scale volcanic eruptions along the western coast of the continent. Zampirro (2005) suggests the most likely source of the primary air falls and re-worked ash deposits is the Long Valley caldera located approximately 100 mi northwest of Clayton Valley with the main eruption period occurring 760,000 years before present. The ash beds of the Lower Aquifer System (LAS) represent re-sedimented ash-fall associated with multiple, older volcanic events (Davis and Vine, 1979). Table 6-1 lists the different hydrogeologic units present in Clayton Valley. A simplified stratigraphic column of the hydrogeologic units listed in Table 6-1 is presented in Figure 6-5.
Table 6-1: Summary of Hydrogeologic Units

Hydrogeologic Unit	Description	Character
1	Surficial Alluvium	Aquifer
2	Surficial/Near Surface Playa Sediments	Aquitard
3	Tufa Aquifer System (TAS)	Aquifer
4	Upper Lacustrine Sediments	Aquitard
5	Salt Aquifer System (SAS)	Aquifer
6	Intermediate Lacustrine Sediments	Aquitard
7	Marginal Gravel Aquifer (MGA)	Aquifer
8	Intermediate Lacustrine Sediments	Aquitard
9	Main Ash Aquifer (MAA)	Aquifer
10	Lower Lacustrine Sediments	Aquitard
11	Lower Aquifer System (LAS)	Aquifer
12	Basal Lacustrine Sediments	Aquitard
13	Lower Gravel Aquifer (LGA)	Aquifer
14	Bedrock	Base of Playa Sediment
Source: SRK, 2021

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EXPLANATION
Albemarle Claims
Active Model Domain
Clayton Valley
Geology
alluvium
andesite
basalt
chert
diorite
granodiorite
landslide
playa
quartz monzonite
rhyolite
sandstone
shale
siltstone
N
0
3
6
Kilometers

Source: SRK, 2021; Nevada Bureau of Mines and Geology, University of Nevada, Reno, 2020
Figure 6-4: Surficial Geology in Clayton Valley

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Source: WSP, 2022
Figure 6-5: Stratigraphic Column for the Silver Peak Site

Continued basin expansion during and after deposition resulted in normal faulting throughout the playa sedimentary sequence. Mineral Deposit
The lithium resource is hosted as a solute in a predominantly sodium chloride brine, and it is the distribution of this brine that is of relevance to this report. As such, the term ‘mineralization’ is not wholly relevant, as the brine is mobile and can be affected by pumping of groundwater, and by local hydrogeological variations. Davis et al. (1986) suggest that the current levels of lithium dissolved in brine originate from relatively recent dissolution of halite by meteoric waters that have penetrated the

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playa in the last 10,000 years. They suggest that the halite formed in the playa during the aforementioned climatic periods of low precipitation and that the concentrated lithium was incorporated as liquid inclusions into the halite crystals. They are not specific about the ultimate source of the lithium.
Zampirro (2004) points to the lithium-rich rhyolitic tuff on the eastern margin of the basin as a possible source of the lithium in brine (see Figure 6-2). In this regard, he agrees with previous authors (Kunasz, 1970; Price et al., 2000). He also notes the potential role of geothermal waters, either in leaching lithium from the tuff, or transporting lithium from the deep-seated magma chamber that was the source for the tuff.
In evaluating results from isotopic analysis of water and brine samples from throughout Clayton Valley, Munk et al. (2011) identified a complex array of processes affecting brine composition, depending on location. For brine from the Shallow Ash System, they identified a process that was consistent with that suggested above by Davis et al. (1986). Their results support a process whereby lithium was co-concentrated with chloride and then trapped in precipitated sodium chloride (halite) crystals.
However, in brine samples from other locations they found evidence that lithium did not co-concentrate with chloride, and that it was introduced to the brine at levels that were already elevated. Their results were consistent with lithium leached from hectorite (a lithium-bearing clay mineral), and they identified two possible mechanisms for accumulation in the basin. The first process involves contact between water and hectorite to the east of the basin, with subsequent transport into the basin. The second involves leaching of hectorite within the basin deposits, where it formed through alteration of volcanic sediments.
Previous work at the Site and in Clayton Valley has resulted in the definition of a six lithium-bearing aquifer system (Zampirro, 2003), as described below from depth to surface. A shows the plan view and location of two cross-sections (Figure 6-6A and Figure 6-6B) created by SRK based on its updated geological model.
LGA
The LGA is the deepest aquifer and consists of gravel with a sand and silt matrix interlayered with clean gravel. It is considered alluvial material formed from the progradation of alluvial fans into the basin. Gravel clasts are limestone, dolomite, marble, pumice, siltstone, sandstone. Zampirro (2003) reports thicknesses from 25 to over 350 ft thick. Ten wells drilled in 2021 and 2022 reached the base of the LGA. Thickness of the LGA in these ten wells ranged from approximately 105 to approximately 620 feet.
LAS
This unit consists of air-fall and reworked ash, likely from multiple volcanic sources (Davis and Vine, 1979). The individual ash beds within the LAS are variably continuous and can occur as lenses or discontinuous beds and extensive units. Zampirro (2003) reports that this unit ranges from 350 to 1,000 ft below ground surface. It is interpreted to be moderately continuous north of the Cross Central Fault. An inferred origin for some of the thinner lenses may be as pluvial events carrying reworked ash possibly from surrounding highland areas into the lake environment. Permeability in the LAS is limited due to narrow lenses of ash of lesser continuity.

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MAA
This unit consists of air-fall and reworked ash. Particles range in size from submicroscopic to several inches or more (ash to pumice). The Long Valley caldera eruption and ash from the Bishop Tuff (760,000 years b.p.) is presumed to be the source of the MAA. Zampirro (2003) reported thicknesses of 5 to 30 feet (ft) and the depth to MAA ranges from 200 ft in the southwest to over 750 ft in the northeast. The MAA is considered a marker bed because of its continuity throughout the northeastern part of the playa.
MGA
The sediments of this unit are silt, sand, and gravel. The MGA is interpreted to be alluvial fan deposits along the east-northeast trending faults (Angel Fault and Paymaster Fault) where the majority of basin drop has occurred (see Figure 6-2). Gravels were presumed to erode from the bedrock in the footwall of the fault (Zampirro, 2003). The faults are interpreted to act as hydraulic barriers between the brines and freshwater.
TAS
The TAS lies in the northwest sector of the playa. It consists of travertine deposits, likely from either (a) subaqueous vents that discharged fluid into the ancient lake, or (b) surficial hot spring terraces composed of CaCO3. Limited drillholes indicate ring-like tufa or travertine formation (Zampirro, 2003).
SAS
The SAS lies in the northeastern portion of the playa coincident with the lowest point of the valley. The SAS was formed by deposition in an arid lake and precipitation of salts (evaporites), primarily halite, from ponded water. It Includes lenses of salts from fractions of an inch to 70 ft in thickness with interbeds of clay, some silt and sand with minor amounts of gypsum, ash and organic matter. Some dissolution caverns are present, which can develop into sinkholes when pumped. Salt likely precipitated in lowland standing water by concentration of minerals through evaporation. Deeper salt beds are more compact.

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North (Y)
Claim Area
A'
B
B
Bedrock
Lacustrine Sediments
Bedrock
Alluvium
A
Model Extents
+4190000
+4185000
+4180000
+4175000
+4170000
+4165000
+4160000
Looking down
0
5000
10000
15000

Source: SRK, 2022
Figure 6-6: Plan View of Basin with Cross-section Locations

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A
A’
1300
1000
700
400
x: 442714
y: 4165076
x: 444077
y: 4167749
x: 445439
y: 4170421
x: 446801
y: 4173094
x: 448164
y: 4175767
x: 449526
y: 4178440
x: 450889
y: 4181113
x: 452251
y: 4183785
x: 453614
y: 4186458

Legend

Refined BasinModel Aquifers

	L01 - Surficial Alluvium		09 - MAA		LAC - Generic
	L14 - Bedrock		11 - LAS		03 - TAS
	07 - MGA		13 - LGA		05 - SAS

eneric

Location

SW: 442714, 4165076

NE: 454283, 4187772

Scale: 1:110,000

Vertical exaggeration: 5x

0m 3000m

Source: SRK, 2022
Figure 6-6A: Cross-Section A-A through the Silver Peak Property (W-E)

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B
B'
1300
1000
700
400
x: 443694
y: 4178884
x: 446694
y: 4178891
x: 449694
y: 4178898
x: 452694
y: 4178904
x: 455694
y: 4178911
x: 458694
y: 4178918
Location
W: 443694, 4178884
E: 460140, 4178921
Scale: 1:68,000
Vertical exaggeration: 5x
0m
3000m
Legend
Refined BasinModel Aquifers
L01 - Surficial Alluvium
L14 - Bedrock
07 - MGA
09 - MAA
11 - LAS
13 - LGA
LAC - Generic
03 - TAS
05 - SAS

Source: SRK, 2022
Figure 6-6B: Cross-Section B-B through the Silver Peak Property SW-NE

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7Exploration
7.1Exploration Work (Other Than Drilling)
The primary mechanism of exploration on the property has been drilling, mainly production wells, for the past 50 years. Additionally, other means of exploration, such as limited geophysics, have also been applied over the years (GWI, 2017).
For the purposes of the resource and reserve estimate in this report, it is SRK’s opinion that active brine pumping, exploration drilling, and geophysical surveys provide the most relevant and robust exploration data for the current mineral resource estimation. Historical brine pumping and sampling are the most critical of the non-drilling exploration methods applied to this model and mineral resource estimation, as detailed in Section 11 of this report.
The area around the current SPLO has been mapped and sampled over several decades of modern exploration work. While other nearby exploration targets have been identified and developed over the years, they are not included in the mineral resources disclosed herein and are not relevant to this report.
Previous exploration at the Property was completed by Rodinia in 2009 and 2010 and by Pure Energy in late 2014 and early 2015. The current phase of exploration by PEM includes work conducted from late 2015 through June 15, 2017. The total work program completed at the Property to date has Site data collection campaigns included various geophysical methods for both surface and drillhole which included the following:
•Transient Electromagnetic (TEM)
•Controlled source electromagnetic and audio-frequency magnetotellurics (CSEM and CSAMT)
•Resistivity and induced polarization (IP)
•Gravity
•Seismic reflection
•Borehole nuclear magnetic resonance (BMR/NMR)
Recent geophysical surveys include a program conducted in the summer of 2016 consisting of three seismic surveys in the southern and central portions of the Albemarle claims. Hasbrouck Geophysics Inc. collected and processed the seismic data and Dr. LeeAnn Munk (University of Alaska Anchorage) provided geologic interpretations. Dr. Munk’s geologic and aquifer top interpretations were provided to GWI and MSI on October 18, 2016.
7.1.1Significant Results and Interpretation
SRK notes that this property is not at an early stage of exploration, that results and interpretation from exploration data is supported in more detail by extensive drilling and active pumping from production wells.
7.2Exploration Drilling
Drilling at Silver Peak has been ongoing for over fifty years. Drilling has been primarily for production wells with limited drilling dedicated to exploration of other areas within the claims.

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7.2.1Drilling Type and Extent
Drilling methods during this time include cable tool, rotary, and RC with the results of geologic logging and brine sampling being used to support the geological model and mineral resource. The drillhole database has been compiled from several contracted drilling companies. The original cable tool drilling dates back to 1964 and the most current drilling in the database is as recent as 2019. Drilling by SPLO has been conducted for both exploration and production wells. A breakdown of the number of exploration and production wells with total meters drilled is shown in Table 7-1. 182 of the production wells had pumping records. It is SRK’s understanding that several factors contributed to a well not being used for production after being drilled: some did not meet SPLO’s standards (concentrations too low or too many solids in the brine) or the drilling contractor did not meet the agreed upon construction requirements, so the well was abandoned and another drilled.
Table 7-1: Drill Campaign Summary

Primary Purpose	# Holes Drilled	Total Meters Drilled[1]
Exploration	160	more than 28,000
Production	258	more than 37,000
Source: SRK, compiled from Albemarle records, 2021
1 Total depth of many early drillhole was not recorded

Historical Drilling
Between January 1964 and December 2019, 182 production wells have been used to extract brine from within the current Albemarle claims. Early on, the production wells were drilled to primarily target the MAA unit. Records for these early wells often include the target aquifer but do not always include the lithology observed during drilling nor the construction information for the well. Over time, as more units were discovered, production wells were added to extract brine from those units. The number of production wells per target aquifer are listed in Table 7-2.
Table 7-2: Production Well Target Aquifers

Target Aquifer	# Holes Drilled
MAA	94
LAS	23
SAS	22
TAS	7
LGA	5
MGA	3
MAA/LAS	11
MGA/MAA	9
LAS/LGA	6
SAS/MAA	2
Source: SRK, 2021

The exploration drillholes, exploration wells, and production wells drilled for the project are shown in Figure 7‑1. Exploration drillholes were drilled for aid in the design of future production wells. These exploration drillholes were not converted to exploration wells for long-term monitoring. The five exploration wells at Silver Peak completed in 2017 are discussed in the next section.

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N
0
800
1,600
Meters
EXPLANATION
Active Production Well
Historical Production Well
Exploration Well
Exploration Borehole
Albemarle Claims

Source: SRK, 2021
Figure 7-1: Property Plan Drill Map

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2017 Exploratory Drilling
Following recommendations from the GWI/MSI CM Report (2016a), SPLO drilled five deep exploratory core holes (exploration wells) to evaluate both the hydrogeologic conditions and the groundwater chemistry of the deeper zones in the basin. The five core holes include EXP1, EXP2, EXP3, EXP4, and EXP5. The five core holes were equipped with vibrating wireline piezometers to enable future monitoring of brine piezometric levels at depth. These wells were strategically located to collect depth-specific brine samples and to verify results of seismic surveys conducted in 1981 and 2016 (Munk, 2017). Locations of the five EXP wells are shown on Figure 7-2.

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EXP2
EXP5
EXP3
EXP1
EXP4
N
0 800 1,600
Meters
EXPLANATION
2017 Exploration Well
Albemarle Claims

Source: SRK, 2021
Figure 7-2: Location of 2017 Exploration Boreholes for the SPLO

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2020 Drilling
SPLO drilled four new production wells during 2020. Geology, water levels, and brine chemistry were evaluated as part of the program. The new wells are located in the northeastern and southeastern areas of mine property (Figure 7-3). A summary of the completion information for the new wells is presented in Table 7-3.
Table 7-3: New 2020 Production Wells

Well ID	Easting (m)	Northing (m)	Aquifer	Top of Screen (m bgs)	Bottom of Screen (m bgs)
3	450,206	4,177,276	MAA	112	163
8	456,119	4,183,602	MGA	47	111
15	448,350	4,179,530	MAA	70	107
22	455,303	4,185,184	TUFA	176	188
Source: SRK, 2021
Abbreviations: m = meters, bgs = below ground surface

2021 Drilling
SPLO drilled 22 new and replacement production wells during late 2021 and early 2022. Geology, water levels, and brine chemistry were evaluated as part of the program. The new wells are located throughout the mine property (Figure 7-4). A summary of the completion information for the new wells is presented in Table 7-4.
Table 7-4: New and Replacement 2021 Production Wells

Well ID	Easting (m)	Northing (m)	Aquifer	Top of Screen (m bgs)	Bottom of Screen (m bgs)
16E	449,822	4,179,102	MAA	101	108
109A	454,165	4,183,005	MAA	210	221
245B	448,167	4,178,171	LGA	231	268
378A	451,452	4,180,729	LAS/LGA	384	494
395B	447,566	4,178,004	LGA	152	213
405	451,957	4,181,101	MAA	104	110
406	449,934	4,180,948	MAA	69	75
412	455,080	4,183,962	MAA	219	232
415	450,871	4,181,267	MAA/LGA	224 317	256 354
416	454,684	4,185,685	MAA	71	129
417	451,684	4,180,731	MAA	125	137
418	449,386	4,180,611	LGA	439	530
419	449,727	4,181,584	MAA/LAS	58 82	70 119
420	449,512	4,182,759	MGA/LGA	356	610
421	451,623	4,182,288	MAA	99	105
422	454,789	4,182,414	MGA	361	459
423	454,080	4,182,410	LGA	759	826
425	451,131	4,182,735	MGA/LGA	403 610	586 616
426	455,712	4,183,109	LGA	750	872
427	448,777	4,181,410	LGA	399	558
428	449,285	4,178,667	MAA	91	98
430	456,259	4,183,729	MGA/MAA	183 229	201 244
Source: SRK, 2022
Abbreviations: m = meters, bgs = below ground surface

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22 (2021)
8 (2021)
15 (2021)
3 (2021)
N
0 800 1,600
Meters
EXPLANATION
Existing New Production Well (2020-2021)
Albemarle Claims

Source: SRK, 2021
Figure 7-3: New 2020 Production Wells

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416
412
430
109A
426
423
422
420
425
421
427
419
415
405
406
418
378A
417
16E
428
395B
245B
N
0
800
1,600
Meters
EXPLANATION
Replacement Production Wells
New Production Wells
Albemarle Claims

Source: SRK, 2022
Figure 7-4: New and Replacement 2021 Production Wells

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7.2.2Sampling
Historical Sampling
The majority of samples collected historically were collected from the production wells that were active during that time period. Samples were collected from sampling ports located near the wellhead of each production well. Figure 7-5 shows results of the historical samples collected from the production wells since pumping started in 1966. The different colors represent assay results from the different production wells over time. These samples were used for calibration of the numerical flow and transport model but were not used for development of the resource model. Since the historical samples were analyzed on-site, SRK chose to only use samples analyzed at an independent laboratory for the resource estimate.

900
800
700
600
500
400
300
200
100
0
Lithium Concentration (mg/L)
1/1/1966
1/1/1971
1/1/1976
12/31/1980
1/1/1986
1/1/1991
1/1/1996
12/31/2000
1/1/2006
1/1/2011
1/1/2016
12/31/2020
Date

Source: Compiled by SRK, 2021
Figure 7-5: Lithium Concentrations from Historical Production Well Samples

2017 Exploration Program Sampling
During the 2017 exploration drilling program, water and/or brine samples were collected with the IPI wireline packer system. Depth specific samples were collected in each borehole. The goal was to collect samples in fluid bearing zones at least 2 to 3 ft thick. Duplicate samples were collected to allow for analysis by both the SPLO lab (internal) and SGS lab (external), details of the laboratories are discussed in more detail in Section 8.2 of this report. These samples provided knowledge of

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lithium concentrations in the deeper zones of the basin. These lithium concentrations were utilized in SRK’s current resource estimate analysis.
2020 Sampling
Per SRK’s request, samples were collected from the active production wells during August 2020. In total, 46 wells were sampled. Duplicate samples were collected to allow for analysis by both the SPLO lab and ALS labs (discussed in section 8 in more detail). The 2020 samples were used for both SRK’s current resource estimate and for verification of the historical samples analyzed by the SPLO lab. 2020 Sampling locations are shown on Figure 7-6.

+435000 E
+440000 E
+445000 E
+450000 E
+455000 E
+4185000 N
+4180000 N
+4175000 N
265
173
172
180A
170
384
73A
221
109
116A
304A
360
312
101A
104
102
333A
39A
99C
8B
387
52B
49A
374A
31B
9C
16D
10B
23A
394A
320
131
245A
395A
59
120A
133
FWW#3
Looking down
0
1250
2500
3750
5000

Source: SRK, 2020
Figure 7-6: 2020 Sampling Locations

In 2022, a new sampling campaign was conducted in order to update the resource estimate. However, the results were not available from the lab in time to be included in this report.
7.2.3Drilling, Sampling, or Recovery Factors
SRK is not aware of any material factors that would affect the accuracy and reliability of any results from drilling, sampling, and recovery.
7.2.4Drilling Results and Interpretation
The drilling supporting the MRE has been conducted by a reputable contractor using industry standard techniques and procedures. This work has confirmed the presence of lithium in the brine of Clayton Valley. The database used for this technical report includes 414 holes drilled directly on the Property, 160 exploration holes and 254 total production wells (not all are still active). Four new production wells were drilled by SPLO during 2020 bringing the total number of production wells to 258.Twenty-two replacement and new production wells were drilled by SPLO in late 2021 and early

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2022 bringing the total number of production wells to 280 total production wells drilled to date (not all are still active). Geology, water levels, and brine chemistry were evaluated as part of the program. Drillhole collar locations, downhole surveys, geological logs, and assays have been verified and used to build a 3D geological model and in grade interpolations. Geologic interpretation is based on structure, lithology, and alteration as logged in the drillholes.
In SRK’s opinion, the drilling operations were conducted by professional contractors using industry best practices to maximize representativity of the core. SRK notes that the core was handled, logged, and sampled in an acceptable manner by professional geologists, and that, the drilling is sufficient to support a mineral resource estimation.
In SRK’s opinion, historical sampling was conducted by trained staff or consultants using industry practices designed to ensure collection of samples representative of the brine being extracted by the production wells and of the brine encountered at depth during drilling of the 2017 exploration program. It is also SRK’s opinion that the 2017 exploration well sampling and the 2020 production well sampling are sufficient to support a mineral resource estimation.
7.3Hydrogeology
As described above, Clayton Valley contains six primary lithium-bearing aquifers (TAS, SAS, MGA, MAA, LAS, and LGA). The remaining sediments in the basin are lacustrine sediments or shallow alluvial sediments on the basin margins. Groundwater generally flows from the basin boundaries toward the center of the basin. Pumping via production wells to extract lithium from the brine aquifers has been ongoing for over 50 years.
Hydraulic Conductivity
Various pumping tests have been conducted during the historical operations period to evaluate the permeability of each aquifer unit. These results were reviewed and provided initial values for use in the numerical groundwater flow and transport model. Table 7-5 provides a summary of the statistics about the historical testing.
Table 7-5: Summary of Pumping Tests at Silver Peak

Tested Aquifer(s)	Number of Tests	Minimum (m/d)	Maximum (m/d)	Arithmetic Mean (m/d)	Geometric Mean (m/d)	Median (m/d)
TAS	4	6.8	107	69	47	82
SAS	2	0.2	0.8	0.5	0.4	0.5
MGA	4	0.3	3.4	1.6	1.2	1.4
MGA/MAA[1]	4	1.4	6.2	3.7	3.1	3.7
MAA	21	0.6	21	7.2	5.3	6.4
MAA +[1]	3	0.2	12	4.3	1.0	0.4
MAA/LAS[1]	3	0.1	0.8	0.4	0.3	0.4
MAA/LGA[1]	1	3.2	3.2	3.2	3.2	3.2
MGA/LGA[1]	2	1.1	1.2	1.1	1.1	1.1
LAS	11	0.03	3.0	0.6	0.2	0.2
LAS/LGA[1]	4	0.2	1.3	0.6	0.5	0.5
LGA	6	0.9	3.6	2.1	1.8	1.9
Source: SRK, 2022
Abbreviations: m/d = meters per day
1 Some pumping tests were conducted in wells screened across multiple aquifers

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Specific Yield
Specific yield (Sy), or drainable porosity, has not been directly tested or analyzed by Albemarle in Clayton Valley. Literature values of specific yield for the different alluvial sediment types present in the basin were reviewed and are shown in Table 7-6. For improved defensibility of the model and of the resource estimate, a value between the mean and the minimum was used for each aquifer unit.

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Table 7-6: Summary of Literature Review of Specific Yield

Hydrogeologic Unit	Description	Character	Source	Type	Minimum (%)	Maximum (%)	Mean (%)	Number of Analyses	Drainable Porosity/Specific Yield (Resource Model) (%)
1	Surficial Alluvium	Aquifer	Johnson, 1967	Medium Sand	15	32	26	17	20
			Morris & Johnson, 1967	Medium Sand	16.2	46.2	32	297
			Fetter, 1988	Medium Sand	15	32	26	---
2	Surficial/Near Surface Playa Sediments	Aquitard	Johnson, 1967	Clay	0	5	2	15	1
			Morris & Johnson, 1967	Clay	1.1	17.6	6	27
			Fetter, 1988	Clay	0	5	2	---
3	Tufa Aquifer System (TAS)	Aquifer	Morris & Johnson, 1967	Limestone	0.2	35.8	14	32	7
4	Upper Lacustrine Sediments	Aquitard	Same range as Surficial/Near Surface Playa Sediments						1
5	Salt Aquifer System (SAS)	Aquifer	Johnson, 1967	Clay	0	5	2	15	1
			Morris & Johnson, 1967	Clay	1.1	17.6	6	27
			Fetter, 1988	Clay	0	5	2	---
			LAC 43-101	Salt	0	5
6	Intermediate Lacustrine Sediments	Aquitard	Same range as Surficial/Near Surface Playa Sediments						1
7	Marginal Gravel Aquifer (MGA)	Aquifer	Johnson, 1967	Silt	3	19	8	16	15
			Morris & Johnson, 1967	Silt	1.1	38.6	20	266
			Fetter, 1988	Silt	3	19	18	---
8	Intermediate Lacustrine Sediments	Aquitard	Same range as Surficial/Near Surface Playa Sediments						1
9	Main Ash Aquifer (MAA)	Aquifer	Morris & Johnson, 1967	Tuff	2	47	21	90	11
10	Lower Lacustrine Sediments	Aquitard	Same range as Surficial/Near Surface Playa Sediments						1
11	Lower Aquifer System (LAS)	Aquifer	Johnson, 1967	Sandy Clay	3	12	7	12	5
12	Basal Lacustrine Sediments	Aquitard	Same range as Surficial/Near Surface Playa Sediments						1
13	Lower Gravel Aquifer (LGA)	Aquifer	Johnson, 1967	Medium Gravel	13	26	23	23	18
			Morris & Johnson, 1967	Medium Gravel	16.9	43.5	24	13
			Fetter, 1988	Medium Gravel	13	26	23	---
14	Bedrock	Base of Playa Sediment
Source: SRK, 2020

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8Sample Preparation, Analysis and Security
8.1Sample Collection
Silver Peak trained staff regularly collect brine samples in bottles at the wellhead and take them to their internal laboratory on site.
The collection of brine from operating production wells is performed monthly. For those wells not in operation, samples are collected once the well is operational. When a well stops operating, samples are no longer collected. The on-site laboratory analyzes monthly samples of brine from each well to determine average wellfield lithium values. Lithium values are plotted monthly to check for variation in brine being extracted by each well and by the wellfield.
•Sampling Procedure:
oSamples are collected over no more than a two-day period
oSamples are collected from all operating wells:
-Collect monthly sample bottles from lab or at liming
-All bottles are labeled with the appropriate well name
-All bottles are labeled with the appropriate well name
-While checking wells, the pond operator will collect a sample at each active well listed on the Weekly Well Sheet
-Well samples:
•Open sample valve to rinse sand and built-up salt out of the sample valve
•Open sample valve all the way to wash out the valve and elbow
•Empty old brine from properly labeled sample bottle
•Rinse the bottle with brine from the well using the valve to control the flow
•Do not turn off the valve in the process until bottle is full
•Cap the bottle and put back in tray
•Check off the well number on the Weekly Well Sheet
•Put away all tools used and proceed to next well
•Repeat above steps for each active well
-When all samples of operating wells are collected, take the samples to the lab
-Turn in all paperwork to supervisor
oSamples should be collected following a down for repair status (DFR)
oOnce well is restarted, samples should be collected for a period of three days
oSamples are to be taken to the lab with the morning pond samples
Brine samples are securely stored inside locked containers on the secured Albemarle site.
8.2Sample Preparation, Assaying and Analytical Procedures
SPLO maintains a laboratory, the SPLO lab, on-site for analysis of samples as part of operations. The SPLO lab is owned by the Company and has not been certified. Analyses requiring use of a certified laboratory are sent off site. Brine samples collected from the ponds and wells are run as needed per the department supervisor and are listed below:
•Ponds - Li, Ca, Mg, S, Na, and K are run when requested
•Wells - Li, Ca, Mg, S, Na, and K

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All sample preparation and analytical work is undertaken at the operation’s on-site laboratory under the following procedures.
•Pond Samples:
oFilter each sample using a Whatman #2 filter
oTare a plastic 100 mL volumetric flask on an analytical balance
oUsing a plastic transfer pipet, add ~0.2g of sample to the flask
oRecord the sample weight
oUsing a volumetric pipet or a bottle-top dispenser, add 2 mL of concentrated HCl to the flask
oDilute the flask to volume with DI water and mix thoroughly
•Well Samples:
oFilter each sample using a Whatman #2 filter
oTare a plastic 100 mL volumetric flask on an analytical balance
oUsing a plastic transfer pipet, add ~1.0g of sample to the flask
oRecord the sample weight
oUsing a volumetric pipet or a bottle-top dispenser, add 2 mL of concentrated HCl to the flask
oDilute the flask to volume with DI water and mix thoroughly
Sample analysis performed by the on-site laboratory outlined below:
•Set up the instrument to run method SPICP
•Standardize the method using standards SPICP-1, SPICP-2, SPICP-3, SPICP-4, and SPICP-5. The correlation coefficient for each element should be >0.999. The intercept for each element should be close to zero
•Enter sample name, weight, and dilution into the Sample Information File
•Analyze the sample by the method selected
The SPLO lab uses Inductively Coupled Plasma Optical Emission Spectroscopy (ICP-OES) method for the determination of lithium, sodium, potassium, calcium, magnesium, and sulfate in Silver Peak pond and well samples.
As previously stated the on-site SPLO laboratory is not certified. For all EPA analysis and reporting, Albemarle is required to use a certified lab. Currently, Albemarle uses the WET Lab in Sparks NV, which is independent of the Company and EPA certified for analyses and reporting submitted to the EPA. The QP notes that the use of an uncertified laboratory is not considered to be best practice and there will always remain a risk of lower quality results from the laboratory. To reduce the risk the use of external laboratories for quality control checks is advised.
8.3Quality Control Procedures/Quality Assurance
The mineral resource estimated and presented herein is based solely on production well samples collected in 2020 analyzed by ALS laboratories located in Vancouver, Canada, which is an independent laboratory from the Company. Samples collected in 2017 while drilling the EXP wells analyzed by SGS Laboratory located in Lakefield, Ontario. Both of these laboratories are independent of the company and are established ISO-certified. SGS Laboratory is accredited by the Standards Council of Canada (SCC) and conforms to the requirements of ISO/IEC 17025 for specific

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tests. SPLO sampling is exclusively utilized for calibrating the numerical model for the estimation of reserves.
8.3.1Historical Samples – On-Site Laboratory
Operations personnel continuously collect brine samples at both wellheads and ponds. These samples are sent to the on-site laboratory for testing. Early in Silver Peak production, duplicates were taken for all brine samples collected from ponds and wells and sent to a third-party laboratory. Currently, the samples are only tested on site.
The historical brine samples collected at pumping well heads were used for a qualitative indication of brine grade persistence over the prolonged pumping periods. They were also used quantitatively in developing the grade interpolations as input to the numerical groundwater model.
SRK notes that, while comprehensive QAQC or independent verification of sampling has not been a continuous part of the SPLO lab, that the Silver Peak operation has been producing lithium from brines for 50 plus years. Production has continuously been consistent with reserve planning from the brine reservoir. The QP notes that this continuous production and reasonable performance has significant weight in the confidence determination for the current mineral resource and reserve. Based on this, SRK considers the supporting data and information of sufficient quality to support Measured, Indicated, and Inferred mineral resources.
8.3.22017 EXP Campaign – SGS Laboratory
As described in Section 7.2.2, during the 2017 EXP drilling campaign (consisting of five drillholes, EXP1 through EXP5) brine samples were collected at depth specific intervals. Duplicate samples were collected to allow for analysis by both the SPLO lab and SGS labs. A total of 56 samples were collected, including seven duplicates that were sent to the SPLO on-site laboratory for comparison.
Figure 8-1 shows the comparison between the original sample results from the SGS Laboratory vs. the assay results from duplicates tested at the SPLO on-site laboratory. The difference in Li concentration results is +-2% at a maximum in some samples.

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EXP Campaign - Original (SGS) vs Duplicates (SPLO)
Duplicate Samples tested by SPLO - Li (mg/L)
0
50
100
150
200
250
300
350
Original Samples tested by SGS - Li (mg/L)

Source: SRK, 2021
Figure 8-1: Comparison of Duplicates Results – 2017 EXP Drilling Campaign

The field duplicate data for lithium at both SGS and SPLO confirms that the brine samples are homogeneous, and that the data from the EXP campaign can be considered to be representative.
8.3.32020 Sampling – ALS Laboratory
During 2020, Albemarle collected, on SRK’s behalf, brine samples from 46 wells that were sent to ALS Laboratory in Vancouver, Canada for testing. Duplicates were collected in every well and analyzed at the SPLO laboratory for comparison, see Section 9.1 for details on this comparison.
8.4Opinion on Adequacy
SRK has reviewed the sample preparation, analytical, and Quality Assurance/Quality Control (QA/QC) practices employed by consultants for samples analyzed by SGS lab and by Albemarle for samples analyzed by ALS lab to support the resource estimate. SRK has also reviewed the sample preparation, analytical, and the QA/QC practices employed by Albemarle for samples analyzed by the on-site SPLO lab to support calibration of the numerical model. SRK notes the following:
The data supporting the mineral resource and reserve estimates at Silver Peak have not been fully supported by a robust QA/QC program. This potentially introduces a risk in the accuracy and precision of the sample data. However, this risk has been mitigated through consistency of results from recent samples analyzed by both an independent third-party laboratory (ALS) and the on-site SPLO lab. The risk has also been mitigated through the inherent confidence derived from 54-year history of consistent feed to the processing plant producing lithium carbonate at Silver Peak. It is the QP’s opinion that the results are therefore adequate for the intended use in the associated estimates.

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9Data Verification
9.1Data Verification Procedures
The primary data verification process was completed through August 31, 2020. This provided SRK perspective on the analytical methodology, logging, sampling criteria, chain of custody, and other important factors as they were designed and addressed throughout data collection.
SRK advocated for collection of independent sampling to support the mineral resources based on a comparison of previous sampling results between the SPLO lab to an external lab. Silver Peak operations annually sends samples to the Western Environmental Testing (WET) Laboratory and submits the results to the U.S. Environmental Protection Agency (EPA) as part of their permit agreements. SRK compared the nearest time window of sampling from SPLO to these annual WET lab submissions for the purposes of data verification. Lithium concentrations from these samples were significantly different from lithium concentrations analyzed by the SPLO lab, as shown in Figure 9-1. Analytical methodologies utilized for the WET lab are different than those used by SPLO, and this could be a source of the differences in analysis results. Therefore, the WET lab samples were not used as part of the resource or reserve estimate analyses.
Source: SRK, 2020
Units: mg/L
Figure 9-1: Comparison of Historical Lithium Concentrations, SPLO Lab to EPA WET Lab

As described in 7.2, in August 2020, SRK requested Albemarle to collect a set of additional brine samples from the active production wells for independent verification of results from the on-site laboratory. These samples were collected in duplicates. One sample per well was sent to ALS Laboratory in Vancouver, Canada (an independent laboratory to the Company), and its duplicate was sent to the on-site Albemarle laboratory for comparison. ALS Vancouver has extensive experience with lithium analysis for both exploration and metallurgy projects.

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Brine samples were shipped to ALS, where they were received, weighed, prepared, and assayed. Sample preparation was completed using the process detailed in Table 9-1.
Table 9-1: Sample Preparation Protocol by ALS

ALS Code	Description
WEI-21	Received Sample Weight
LOG-22	Sample login – Rcd w/o barcode
SND-ALS	Send samples to internal laboratory
Source: ALS, 2020

Analysis completed by ALS focused on lithium but included a 15-element analysis package as described in Table 9-2. The associated elements and detection limits are available on the ALS website and in the analytical package catalogue.
Table 9-2: ALS Primary Laboratory Analysis Methods

Method Code	Description	Instrument
ME-ICP15	Lithium Brine Analysis – ICPAES	ICP-AES
Source: ALS, 2020

SRK visited the on-site laboratory at Silver Peak on August 18, 2020 and September 2022. The QP considers that the field methods and analytical procedures in this study are rigorous and appropriate for estimating resources and reserves.
The historical samples analyzed during the more than 50-year production period were not used for SRK’s current resource estimate analysis; they were used to calibrate the numerical flow and transport model developed to simulate a reserve estimate. These samples were used to ensure that the numerical model adequately represents changes in groundwater flow and lithium concentrations between 1966 and June 2022. There is no way to independently verify all the historical data.
To verify the methods used by the SPLO lab, SRK requested that SPLO collect duplicate samples in August 2020 as described in Section 7.2. Percent difference between lithium concentrations for each set of samples ranged from 0.1% to 23.0% with an average of 4.7%. Lithium concentrations from samples analyzed by the on-site SPLO lab are compared to those analyzed by the ALS lab in Figure 9-2. The overall match of results between the two labs provided confidence that the analysis methods used by the SPLO lab were consistent with methods used by the external lab, ALS, and that the SPLO lab yielded results adequate for use in calibrating the numerical model. There is an apparent bias in the results from the ALS lab at concentrations larger than approximately 250 mg/L. Though this may mean that the SPLO lab is under-representing the amount of lithium in wells with concentrations larger than 250 mg/L, these do not have a material effect on their use in calibrating the numerical model. SRK has limited the impact of samples greater than 250 mg/L utilizing high yield limit restrictions in the estimation, and notes that very few samples overall greater than this value contribute to the estimation.

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Comparison of Lithium Concentrations, August 2020
On-Site SPLO Lab Lithium Concentration (mg/L)
ALS Lab Lithium Concentraiton (mg/L)
0
100
200
300
400
500
600
700
0
100
200
300
400
500
600
700

Source: SRK, 2020
Figure 9-2: Comparison of Lithium Concentrations, August 2020

9.2Limitations
The primary data supporting the mineral resource estimation are drilling and brine sampling. SRK was provided analytical certificates in both locked PDF format and Excel (csv) spreadsheets for the August 2020 brine sample data used in the mineral resource estimation. Verification was completed by compiling all the spreadsheet analytical information and cross referencing with the analytical database for the project. This comparison showed no material errors but represents only the ALS portion of the sampling dataset.
All the data collected historically could not be independently verified. However, verification of the samples collected in August 2020 and analyzed by an independent lab provided confidence in the methods used and results of samples analyzed by the on-site SPLO lab.
9.3Opinion on Data Adequacy
In SRK’s opinion, the data is adequate and of sufficient quality to support mineral resource and reserve estimations. Data from SGS labs and ALS labs, independent certified labs with experience analyzing lithium, were used for developing the resource estimate. 54 years of historical sampling at production wellheads and at ponds that supported a consistent feed to the processing plant

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producing lithium carbonate provides additional verification of the historical data used for calibration of the numerical model.

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10Mineral Processing and Metallurgical Testing
Silver Peak is an operating mine with more than 50 years of production history. At this stage of operation, the facility relies upon historic operating performance to support its production projections and, therefore, no metallurgical testwork has been relied upon to support the estimation of reserves documented herein. In the QP’s opinion over 50 years of production history is adequate to define the recoveries and operating performances at the current level of study.

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11Mineral Resource Estimates
The Mineral Resource estimate presented herein represents the latest resource evaluation prepared for the Project in accordance with the disclosure standards for mineral resources under §§229.1300 through 229.1305 (subpart 229.1300 of Regulation S-K).
11.1.1Geological Model
In constraining the MRE, an updated geological model was constructed to approximate the geological features relevant to the estimation of Mineral Resources, to the degree possible, given the data and information generated at the current level of study. As a result, the model defined hydrogeological units based on geology and hydraulic properties. GWI/Matrix Solutions developed a detailed geological model to aid in both exploration and production planning. SRK revised and further developed this model to provide a basis for the MRE, in collaboration with GWI/Matrix Solutions geologists and Albemarle personnel, to leverage the site-based expertise and improve the overall model consistency.
The geological model is composed of multiple features which have been modeled to either be independent of each other or, in some cases, may depend on the results from another modeling process.
The combined three dimensional (3D) geological model was developed in Leapfrog Geo software (v5.1.1). In general, model development is based on the following:
•Interpreted Geophysical Data (historic and modern)
oTEM
oCSAMT
oSeismic
oDownhole
•Drillhole Data
•Surface Geologic Mapping (historic and modern)
•Interpreted cross sections (historic and modern)
•Surface/downhole structural observations
•Interpreted polylines (surface and sub-surface 3D)
In SRK’s opinion, the level of data and information collected during both the historical and modern exploration efforts is sufficient to support the geological model and the MRE.
Hydrogeological Units
The geological model within the patented and unpatented mining claims was developed from borehole logging, geological mapping, and geophysical interpretations. Outside of the mining claim boundaries the geological model was developed using geophysical interpretations, geological mapping, limited drill core data, and assumptions based on information from within the mining claim boundaries. Figure 11-2 shows the geological model domain.
Units are generalized for model purposes to those which have similar hydrogeological characteristics which may be relevant to the project and any downstream mining studies. The following hydrogeological units were modeled:
•Surficial Alluvium

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•TAS
•SAS
•MGA
•MAA
•LAS
•LGA
•Lacustrine Sediments
•Bedrock
The top of bedrock is the lowest extent of the modeled aquifers. Surface outcrop maps and geophysical interpretation informed the modeled bedrock contact surface outside of the mining claim boundaries, where there are few subsurface data sources. Aquifer thickness, continuity, and extent, as defined by available data, were applied to build the geological model. The conceptual geological model presented in Section 6, above, guided the construction of the 3D volumes of the hydrogeological units). Generally, the coarse deposits that comprise the gravel aquifers occur on the basin margins, while the fine-grained deposits occur in the center of the basin. Figure 11-3 and Figure 11-4 show geological cross-sections within the geological model domain.
Structural Setting
The structural understanding within the project area is primarily inferred with the exception of the Paymaster, Cross Central, and Angel Island Faults (see Figure 6-2). Inferred structures are shown on Figure 11-1 generated from seismic, resistivity, and gravity surveys. Currently structures are not incorporated into the geologic model.

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Source: SRK, 2021
Figure 11-1: Structural Setting - Silver Peak

Resource Domain Model
The resource was calculated using the current claim areas 1, 2, and 3 to limit the extension of the block model. The total surface area is 5,381.9 ha including the aquifers and aquitards presents in the subsurface and excluding the bedrock.

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North (Y)
Claim Area
A'
B
B
Bedrock
Lacustrine
Sediments
Bedrock
Alluvium
A
Model Extents
+4190000
+4185000
+4180000
+4175000
+4170000
+4165000
+4160000
4170000 N
0
5000
10000
15000
Looking down

Source: SRK, 2020
Figure 11-2: Geological Model Domain

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A
A'
1300
1000
700
400
x: 442714
y: 4165076
x: 444077
y: 4167749
x: 445439
y: 4170421
x: 446801
y: 4173094
x: 448164
y: 4175767
x: 449526
y: 4178440
x: 450889
y: 4181113
x: 452251
y: 4183785
x: 453614
y: 4186458
Legend
Refined BasinModel Aquifers
L01 - Surficial Alluvium
09 - MAA
LAC - Generic
L14 - Bedrock
11 - LAS
03 - TAS
07 - MGA
13 - LGA
05 - SAS
eneric
Location
SW: 442714, 4165076
NE: 454283, 4187772
Scale: 1:110,000
Vertical exaggeration: 5x
0m
3000m

Source: SRK, 2022
Figure 11-3: Cross-Section A-A through the Silver Peak Property (W-E)

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Source: SRK, 2022
Figure 11-4: Cross-Section B-B through the Silver Peak Property SW-NE

11.2    Key Assumptions, Parameters, and Methods Used
This section describes the key assumptions, parameters, and methods used to estimate the mineral resources. The technical report summary includes mineral resource estimates, effective September 30, 2022.
The coordinate system used on this property and for this MRE is NAD 1983 UTM. All coordinates and units described herein are done in meters and metric tons, unless otherwise noted. This is consistent with the coordinate systems for the project and all descriptions or measurements taken on the project.
The Mineral Resources stated in this report are entirely located on Albemarle’s patented and unpatented mining claim property boundaries and accessible locations currently held by Albemarle as of the effective date of this report. All conceptual production wells used to estimate brine resources have been limited to within these boundaries as well. Detail related to the access, agreements, or ownership of these titles and rights are described in Section 3 of this report.
11.2.1    Exploratory Data Analysis
The raw dataset of lithium concentrations is characterized by sampling at certain points along the bore hole. shows the location of the drillholes in plan view and the raw lithium data (mg/l) in the

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sectional view. The distribution of the information is heterogeneous across the property and is primarily focused on the southeastern margin of the playa. The plan view presented in the upper image of Figure 11-5, the differences in sample lengths and the distribution of them in elevation can be seen. Figure 11-6 presents the log probability plot, histogram, and statistics of the raw data of lithium.
Source: SRK, 2020
Scales in meters

Figure 11-5: Drillhole Locations in Plan View (top) and Lithium Samples in Sectional View A-A’ (bottom)

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Column	Count	Minimum	Maximum	Mean	Variance	StDev	CV
Li (mg/l)	107	0	694	137.925	11,278	106.2	0.77
Source: SRK, 2020
Figure 11-6: Summary Raw Sample Statistics of Lithium Concentration – mg/l, Log Probability and Histogram

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11.2.2    Drainable Porosity or Specific Yield (Sy)
The drainable porosity or Sy in Silver Peak was estimated from literature values based on each lithology and the QP’s experience in similar deposits. The values used in the resource analysis are shown in Table 7-6. The Sy values were assigned to each block in the block model according to lithology.
11.3Mineral Resources Estimate
The parameters for a brine resource estimation are:
•Aquifer geometry (volume)
•Drainable porosity or Sy of the hydrogeological units in the deposit.
•Lithium concentration
Resources may be defined as the product of three parameters listed above. Silver Peak estimated resources were defined as mineral resources exclusive of mineral reserves.
Lithium concentration samples description and analysis are shown, as part of the interpolation methodology used. Block model details and validation process are also described.
11.3.1    Compositing and Capping
High grade capping is normally performed where data used for an estimation are considered to be part of a different population. Capping is designed to limit the impact of these outliers by reducing the grades of outliers to some nominal value that is more comparable to the majority of the data. The capping technique is appropriate for dealing with high grade outlier values, in this case the lithium concentration. The data was verified, and hydraulic test results were analyzed including the review of high-yield outlier data to determine whether top cutting or capping was required that may bias or skew data for statistical and geostatistical analyses. The hydrogeological aspects related to this type of lithium deposit were considered. Based on the analysis of the statistical information (log-probability plot) and due to the fact that high concentration values were considered part of the same brine system and have been register along the historical production, SRK determined that no capping applied to the lithium data is required.
To limit the impact of moderate to high concentrations of lithium (not outliers) in areas with a limited quantity of data and characterized by lower concentrations of lithium, a Vulcan software tool to exclude distant high yield samples was used during the estimation. Samples with concentrations of lithium higher than 250 mg/l were limited to a radius of 2,000 m x 2,000 m x 100 m. The lithium threshold (250 m/l) was defined from the analysis of the probability plot (Figure 11-6) selecting a concentration approximately where the curve slope changes, and the values are discontinuous (87th percentile). The radius used was defined based on the visual inspection of the distribution of grades in the relevant hydrogeological units. In addition, the experimental semi-variogram shows a steady increase of the variance up to approximately 2,000 m, although it remains above the variance of the data.
Previous to the grade interpolation, samples need to be regularized to equal lengths for constant sample volume (Compositing). The raw sampling data for lithium is characterized by variable lengths and discontinuous sampling along the drillholes. Figure 11-7 presents a histogram of the raw sample lengths. Given the nature of the hydraulic sampling and the differences in lengths, SRK selected a

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composite length of 25 meters (m), resulting in an increasing number of composites compared with the number of raw sample intervals. The compositing was performed using the compositing tool in Maptek Vulcan software.
Most of the production wells extract brine from both aquifers and aquitards. Therefore, the sample collected in those wells represents the lithium concentration from both sources, however most of the brine contribution is from the aquifers. To breakdown by geology, the composites were flagged using the lithology 3D volumes (Wireframes) differentiating the aquifer and aquitard units (lacustrine sediments – LAC). In these cases, only the composites flagged as aquifers were considered.
Table 11-1 shows the comparative statistics for the raw samples and the resulting composites. In general, SRK aims to limit the impact of the compositing to less than 5% change in the mean value after compositing. A change of 4% in the mean value is observed.
Source: SRK, 2020
Figure 11-7: Histogram of Length of Samples of Lithium (mg/l)

Table 11-1: Comparison of Raw vs Composite Statistics

Data	Element	Count	Minimum (mg/l)	Maximum (mg/l)	Mean (mg/l)	Variance	StDev	CV
Samples	Lithium	107	0	694	137.9	11,278	106.2	0.77
Composites	Lithium	248	0	694	143.5	11,570	107.6	0.75
Source: SRK, 2020

11.2.1Spatial Continuity Analysis
The spatial continuity of lithium at the Silver Peak property was assessed through the calculation and interpretation of variography. The variogram analysis was performed in VulcanTM software (version 11.0.4).

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The following aspects were considered as part of the variography analysis:
•Analysis of the distribution of data via histograms
•Down-hole semi-variogram was calculated and modeled to characterize the variability
•Experimental semi-variograms were calculated to define directional variograms for the main directions defined from the fan variograms analysis though results were inconclusive
•Omnidirectional variogram was modeled using the nugget and sill previously defined
•The total sill was normalized to 1.0
The lithium drilling data are heterogeneously distributed across the property, therefore, the determination of dominant anisotropy of lithium was not possible. The QP determined an omnidirectional variogram model was preferred for the neighborhood analysis and estimation. The graphical and tabulated semi-variogram for lithium is provided in Figure 11-8 and Table 11-2 respectively.
Source: SRK, 2020
Figure 11-8: Experimental and Modeled Omnidirectional Semi-Variogram for Lithium

Table 11-2: Modeled Omnidirectional Semi-Variogram for Lithium

Variable	Rotation	Type	Co	C1	A1 X (m)	A1 Y (m)	A1 Z (m)	C2	A2 X (m)	A2 Y (m)	A2 Z (m)
Lithium	-	SPH	5%	36.5%	105	105	105	58.5%	1,235	1,235	1,235
Source: SRK, 2020

The variogram provided parameters for estimation of a nugget effect is 5% with maximum range at 1,235 m in terms of continuity.

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11.4Neighborhood Analysis
Based on the results of the variography analysis, a neighborhood analysis was completed on the lithium data. This analysis provides a quantitative method of testing different estimation parameters and, by accessing their impact on the quality of the resultant estimate, supporting the selection of the appropriate value of each parameter. The slope or regression value (SOR) and kriging efficiency (KE) were used as the determining factors to optimize the kriging search neighborhood. The number of samples is a parameter evaluated with this analysis as shown in Figure 11-9.
Source: SRK, 2020
Figure 11-9: Neighborhood Analysis on Number of Samples for Lithium

The summary neighborhood parameter used for the estimation of lithium is summarized in Table 11-3.
Table 11-3: Summary Search Neighborhood Parameters for Lithium

Variable	SDIST X (m)	SDIST Y (m)	SDIST Z (m)	Rotation	Min # Composites	Max # Composites	Max # Composites per Drillhole
Lithium	4,000	4,000	200	No Rotation	1	8	2
Source: SRK, 2020

The block size was selected based on the data spacing and the reasonable values of slope of regression and kriging efficiency obtained from the neighborhood analysis (the blue circle on Figure 11-10). The block size selected is 500 m x 500 m x 50 m (X, Y, Z coordinates).

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Source: SRK, 2020
Figure 11-10: Outputs from the Block Size Optimization Analysis

11.4.1    Block Model
A block model was constructed in Maptek’s VulcanTM software (version 11.0.4) for the purposes of interpolating grade and tonnage. The block model was sub-blocked along geological and mineral claim boundaries. The dimensions of the parent cell size used are 500 m for X, 500 m for Y and 50 m for Z. The minimum sub-blocks sizes used are 10 m x 10 m x 1 m. Grade interpolation was performed on parent cells. The block model limits were defined by the mineral claim polygons with the extents of the block model shown in Table 11-4. Blocks were visually validated against the 3D geological model and the mineral claim boundaries.
Table 11-4: Summary Silver Peak Block Model Parameters

Dimension	Origin (m)	Parent Block Size (m)	Number of Blocks	Min Sub Blocking (m)
X	433,500	500	55	10
Y	4,156,000	500	70	10
Z	-300	50	50	1
Source: SRK, 2020

The blocks were flagged with the hydrogeological units and mineral claims identifiers. Figure 11-11 presents the hydrogeological unit color coded block model (2022 updated geological model).

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Source: SRK, 2022
Figure 11-11: Plan View of the Silver Peak Block Model Colored by Hydrogeological Unit (1,125 masl Elevation)

11.4.2    Estimation Methodology
For the 2022 estimate, the lithium input information was not updated and therefore the process, results and validations done for the lithium estimate have not changed. Changes in the geological model volumes has resulted in the changes in the Mineral Resource estimates, but these are related to the geological changes and the specific yield of each unit and not the estimation processes, therefore, in the present document the same information presented in the previous technical summary report is maintained.
SRK used the composited data flagged as aquifer to interpolate the lithium grades into the block model using Ordinary Kriging (OK). A single search pass was performed with the ellipsoid of 4,000 (X) x 4,000 (Y) x 200 m (Z).
A sensitivity analysis was performed by varying the estimation method and search pass strategy (single and multiple) to compare the resultant data for validation purposes, where the expert hydrogeological criteria was considered, including the historical information of the behavior of the concentration of lithium in production drillholes. The grade estimations were completed in Maptek’s

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VulcanTM software (version 11.0.4) using OK, Inverse Distance weighting (ID2) and nearest neighbor (NN) estimation. SRK completed the following scenarios:
•Three-pass nested search varying the size of the ellipsoid in the Z dimension (50 and 100 m)
•One-pass search in three scenarios: 3,000 m x 3,000 m x 200 m, 4,000 m x 4,000 m x 200 m and 5,000 m x 5,000 m x 200 m.
SRK completed visual and basic statistical tests and elected to use the OK estimates using the 4,000 m x 4,000 m x 200 m ellipsoid as being most representative of the underlying data and the type of lithium deposit (Table 11-3).
Figure 11-12 through Figure 11-14 show the results of the estimation in terms of number of drillholes, number of composites, and the distances from the blocks to the composites used during the estimation. It is observed that most of the blocks were estimated with four or more drillholes and with eight composites. The distance between the blocks and the composites used during the estimation has an average of 1,594 m and, in most cases, distances were less than 2,000 m.
Source: SRK, 2020
Figure 11-12: Histogram of Number of Drillholes Used to Estimate the Block Model

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Source: SRK, 2020
Figure 11-13: Histogram of Number of Composites Used to Estimate the Block Model

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Source: SRK, 2020
Figure 11-14: Histogram of Average Distance from Blocks to Composites Used in Estimation

The resource estimate excluded historic lithium concentration data (i.e., it used samples from the 2017 campaign and from the 2020 sampling verification campaign in the production wells) (Section 7.2.2). The limitation of concentration data to only the most recent periods of data was, in SRK’s opinion, the best approach to account for depletion of historic production. As the brine resource is extracted, the most significant change to the resource is a reduction in lithium concentration with a more limited reduction to in situ brine volume (the aquifer is constantly being recharged).
It is SRK’s opinion that the methodology used in the lithium kriging estimate is adequate and appropriate for resource model calculations.
11.4.3    De-Clustering
A de-clustering cell analysis of the composites was completed to obtain de-clustered statistics for model validation purposes. Additionally, the nearest neighbor (NN) estimation of lithium was used as a spatially de-clustering method for comparative validation.
Figure 11-15 presents the scatter plot (Li average vs Cell Size) obtained for the de-clustering analysis of the lithium composites. Ultimately, a 700 m cell size was selected to calculate de-

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clustered statistics. Declustering of the data results in an overall reduction in the mean, which reflects the nature of more sampling of higher concentrations of Li in brines compared to less sampling of lower concentrations. This declustered mean is considered more appropriate for validation comparisons for the data against the estimate.
Source: SRK, 2020
Figure 11-15: De-Clustering Analysis Showing Scatter Plot of Cell Size Versus Lithium Mean

11.4.4    Estimate Validation
SRK performed a thorough validation of the interpolated model to confirm that the model represents the input data and the estimation parameters and that the estimate is not biased. Several different validation techniques were used, including:
•Visual comparison of lithium grades between block volumes and drillhole samples
•Comparative statistics of de-clustered composites and the alternative estimation methods (ID2 and NN)
•Swath plots for mean block and composite sample comparisons
Visual Comparison
Visual validation of drilling data to estimated block grades was completed in 3D. In general, estimated block grades compared well with acceptable correlation from drilling data. Figure 11-16 shows examples of the visual validations in plan view at an elevation of 1,125 m above sea level (masl).

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SEC Technical Report Summary – Silver Peak	Page 91

Source: SRK, 2022
Figure 11-16: Example of Visual Validation of Lithium Grades in Composites Versus Block Model in Plan View (1,125 masl Elevation)

Comparative Statistics
SRK performed a statistical comparison of the de-clustered composites to the estimated blocks to assess the potential for bias in the estimated lithium grades. The comparison included the review of the histograms for lithium and the mean analysis between the blocks and composites from aquifers (Table 11-5).
The mean interpolated lithium values by OK shows slightly higher grade than the de-clustered data grade and the lithium grade using other alternative estimation methods. The comparison between data and the blocks is better in the areas with higher quantity of data. The interpolated lithium concentrations using ordinary kriging has a better correlation with the data and provides information about the interpolation error and quality.

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Table 11-5: Summary of Validation Statistics Composites Versus Estimation Methods (Aquifer Data)

Statistic	Mean Sample Data Li (mg/l)	Declustered Sample Data Li (mg/l)	Ordinary Kriging – Block Data (Volume Weighted) Li (mg/l)	Inverse Distance – Block Data (Volume Weighted) Li (mg/l)	Near Neighbor – Block Data (Volume Weighted) Li (mg/l)
Mean	143.7	124	109.8	107.1	104.7
Std Dev	96.8	89.6	54.4	60.7	78.4
Variance	9,379	8,031	2,955	3,690	6,153
CV	0.67	0.72	0.5	0.57	0.75
Source: SRK, 2020

Swath Plots
The swath plots represent a spatial comparison between the mean block grades interpolated using alternative methods and the de-clustered composites. Figure 11-17 presents the swath plots of Lithium in X, Y and Z coordinates. The areas of higher variability between the composites and estimates at Silver Peak occur in the areas of the deposit with lower quantity of data where lower lithium grades are observed.

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 93

Source: SRK, 2020
Figure 11-17: Lithium (mg/l) - Swath Analysis for Silver Peak

The QP’s opinion is that the validation using visual comparison, comparative statistics, and swath plots provide a sufficient level of confidence to confirm that the model accurately represents the input data, the estimation parameters are reasonable, and that the estimate is not biased.

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11.5Cut-Off Grades Estimates
The CoG calculation is based on assumptions and actual performance of the Silver Peak operation. Pricing was selected based on a strategy of utilizing a higher resource price than would be used for a reserve estimate. For the purpose of this estimate, the resource price is 10% higher than the reserve price of US$20,000/t technical grade lithium carbonate, as discussed in 16.1.4. This results in the use of a resource price of US$22,000/t of technical grade lithium carbonate.
SRK utilized the economic model to estimate the break-even cut-off grade, as discussed in Section 12.2.2. Applying the US$22,000/t lithium price to this methodology resulted in a break-even cut-off grade of 50 mg/L, applicable to the resource estimate.
11.6Resource Classification and Criteria
Resources have been categorized, subject to the opinion of a QP, based on the amount/robustness of informing data for the estimate, consistency of geological/grade distribution, and survey information. The resource calculations have been validated against long-term mine reconciliation for the in situ volumes. The categories of the resource model were based on the normalized variance, sample distribution, and borehole data to support the locations of aquifers and aquitards.
•Measured resources were assigned to areas with high confidence in the aquifer and aquitard geometry, and with high density of lithium samples. From the kriging distribution quality point of view, the blocks with normalized variance under 0.25 were interpreted as measured. However, using the QP’s criteria, the distribution of the measured resource was slightly adjusted considering the coverage of boreholes, distribution of lithium samples and the continuity of measured blocks in 3D (Figure 11-18).
•Classification of Indicated resources is done only for those domains with sufficient confidence in the aquifer and aquitard geometry, and sufficient density of lithium samples. These volumes are very well correlated with the blocks with normalized variance between 0.25 and 0.425. Local inherent variability in the geometry of the aquifers has been considered in this classification and has been manually limited in areas of greater concern.
•Brine hosted aquifers with no or low drill density, and no or low lithium samples, have been classified as Inferred. Inferred also corresponds to the blocks with normalized variance over 0.425.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 95

Source: SRK, 2022
Figure 11-18: Block Model Colored by Classification and Drillhole Locations Plan View (1,125 masl Elevation)

11.7Uncertainty
SRK considered a number of factors of uncertainty in the classification of the mineral resource.
Estimation:
•SRK notes that the data supporting the mineral resources at Silver Peak has not been fully supported by a robust program of QA/QC sample insertion or monitoring. This potentially introduces a risk in the accuracy and precision of the sample data. However, this risk has been mitigated through the use of independent third-party laboratory samples for the estimation, and the inherent confidence derived from a long consistent production history at Silver Peak.
•The lack of availability of site-specific data for Sy values results in uncertainty associated with estimates of brine volume potentially available for extraction. To mitigate this uncertainty, the values were based on literature data of similar lithology units, considering the QP’s experience in similar deposits. Additionally, there are areas with limited drill density

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SEC Technical Report Summary – Silver Peak	Page 96

which results in uncertainty in the geological model and lithology, which drives the Sy estimate. These areas were classified as inferred resource.
•The use of 25 m composite lengths resulted in an increased number of samples in comparison to the raw data. This is due to some of the sampling points in boreholes being longer than others. SRK has mitigated this uncertainty by limiting the maximum number of composites per drillhole, ensuring that (given the search ranges) that the estimation of lithium into the blocks used samples from more than one drillhole. This eliminates the risk in the Measured and Indicated areas of estimating from only the larger sample intervals during the interpolation.
11.8Summary Mineral Resources
SRK has reported the mineral resources for Silver Peak as mineral resources exclusive of reserves.
Table 11-6 shows the mineral resources exclusive of reserves. Resource from brine is contained within the resource aquifers with the estimated reserve deducted from the overall resource. This calculation was completed by calculating total lithium (as lithium metal) projected as being pumped from the aquifer in the reserve production forecast. The resources have been calculated from the block model above 740 masl. This quantity of lithium (as metal) was directly subtracted from the overall mineral resource estimate. Notably, the resource grade was not changed as part of this exercise. This is because the resource, exclusive of reserve, and reserve do not represent discrete areas of the resource due to the brine aquifer (i.e., the resource) being a dynamic system that moves, mixes and recharges. Therefore, the resource, after extraction of the reserve would be an entirely new resource, requiring new data and a new estimate.
As this is not practical with current data, in the QP’s opinion, it is more appropriate to keep the calculation simple and transparent and utilize this approach. Further, as the dynamic resource largely precludes direct conversion of measured/indicated resources to proven/probable reserves, in the QP’s opinion, the most reasonable and defensible approach to allocating depletion of the reserve from the resource is to deplete measured and indicated resource proportionate to their contribution to the combined measured and indicated resource. As measured resources comprise 28% of the combined measured and indicated resource, 28% of the reserve depletion was allocated to measured, with the remainder subtracted from indicated. For comparison, proven reserves comprise approximately 20% of the overall reserve (i.e., a greater proportion and quantity of measured resource is being deducted than the proportion and quantity of proven reserve produced).

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Table 11-6: Silver Peak Mineral Resource Estimate, Exclusive of Mineral Reserves (Effective September 30, 2022)

	Measured Resource		Indicated Resource		Measured + Indicated Resource		Inferred Resource
	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)
Total	14.0	153	36.2	144	50.2	146	89.5	121
Source: SRK, 2022
•Mineral resources are reported exclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated economic viability.
•Given the dynamic reserve versus the static resource, a direct measurement of resources post-reserve extraction is not practical. Therefore, as a simplification, to calculate mineral resources, exclusive of reserves, the quantity of lithium pumped in the life of mine plan was subtracted from the overall resource without modification to lithium concentration. Measured and indicated resource were deducted proportionate to their contribution to the overall mineral resource.
•Resources are reported on an in-situ basis.
•Resources are reported as lithium metal
•The resources have been calculated from the block model above 740 masl.
•Resources have been categorized subject to the opinion of a QP based on the amount/robustness of informing data for the estimate, consistency of geological/grade distribution, survey information.
•Resources have been calculated using drainable porosity estimated from bibliographical values based on the lithology and QP’s experience in similar deposits
•The estimated economic cut-off grade utilized for resource reporting purposes is 50 mg/l lithium, based on the following assumptions:
oA technical grade lithium carbonate price of US$22,000/metric tonne CIF North Carolina. This is a 10% premium to the price utilized for reserve reporting purposes. The 10% premium applied to the resource versus the reserve was selected to generate a resource larger than the reserve, ensuring the resource fully encompassed the reserve while still maintaining reasonable prospect for eventual economic extraction.
oRecovery factors for the wellfield are = -206.23*(Li wellfield feed)2 +7.1903*(wellfield Li feed) + 0.4609. An additional recovery factor of 78% lithium recovery is applied to the lithium carbonate plant.
oA fixed brine pumping rate of 20,000 afpy, ramped up from current levels over a period of five years.
oOperating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating costs is calculated at approximately US$6,200/metric tonne lithium carbonate CIF North Carolina.
oSustaining capital costs are included in the cut-off grade calculation and include a fixed component at US$7.0 million per year and an additional component tied to the estimated number of wells replaced per year and other planned capital programs.
•Mineral Resources tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the Mineral Resources with an effective date: September 30, 2022.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 98

11.9    Recommendations and QP Opinion on Mineral Resource Estimate
It is the QP’s opinion that the aquifers' geometry, brine chemistry composition, and the Sy of the basin sediments have been adequately characterized to support the resource estimate for Silver Peak, as classified.
The mineral resources stated herein are appropriate for public disclosure and meet the definitions of measured, indicated, and inferred resources established by SEC guidelines and industry standards. Based on the analysis described in this report, the QP’s understanding of resources that are exclusive of reserves, and the project’s status of operating since 1966, in the QP’s opinion, there is reasonable potential for economic extraction of the resource.
The current lithium concentration data is mostly located in the southeastern boundary of the claims area. Aquifers in the northern zones have little or no data, generating a zone of inferred along with the previously mentioned zones.
A similar situation occurs in the deep aquifer LGA, located at the bottom of the basin. Given its high estimated Sy (18%), this unit is considered prospective for lithium resources. The current geological model shows LGA below the bottom of the resource model (740 masl). However, there are not enough deep samples for including that LGA volume in the resource estimate.
SRK recommends implementing an infill drilling campaign in the aquifers within the inferred zones and deep areas mentioned above, focused on collecting lithium concentration data in LAS and LGA.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 99

12Mineral Reserve Estimates
12.1Key Assumptions, Parameters, and Methods Used
This section describes the key assumptions, parameters, and methods used to simulate the movement of lithium-rich brine in Clayton Valley.
12.1.1Numerical Model Construction
To simulate the movement of lithium-rich brine in the alluvial sediments of Clayton Valley, a numerical groundwater flow and transport model was developed using the finite-difference code MODFLOW-SURFACT with the transport module (HydroGeoLogic, 2012) via the Groundwater Vistas graphical user interface (Rumbaugh and Rumbaugh, 2011). The model was calibrated to available historical water level and lithium concentration data. The calibrated model was used to evaluate different production wellfield pumping regimes.
12.1.2Numerical Model Grid and Boundary Conditions
The active model domain includes the alluvial sediments of Clayton Valley and covers an area of 392 square kilometers with 262,653 active cells over 41 layers. Model cells are uniform at 200 m x 200 m. Figure 12-1 shows the model grid and the extent of the active model domain within Clayton Valley. Model layers vary in thickness from 10 m near land surface to 100 m for deeper zones with a total thickness of 1,500 m. Table 12-1 shows the breakdown of model layer thicknesses. Model layering was developed to ensure proper representation of the aquifer units within the numerical model.
Table 12-1: Model Layering

Layers	Thickness (m)
1 to 18	10
19 to 24	20
25 to 36	50
36 to 41	100
Source: SRK, 2022
The alluvial sediments of the basin are surrounded by low-permeability bedrock. In the numerical model, these boundaries are represented as no-flow boundaries.

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SEC Technical Report Summary – Silver Peak	Page 100

N
0 1,500 3,000
Meters
EXPLANATION
Albemarle Claims
Model Grid
Active Model Domain

Source: SRK, 2022
Figure 12-1: Active Model Domain and Model Grid

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12.1.3Hydrogeologic Units and Aquifer Parameters
The hydrogeologic units specified in the model were derived from the geologic model developed using the Leapfrog Geo software and described in Section 11.1. Aquifer parameters of hydraulic conductivity, specific yield, and specific storage in addition to the transport parameter of effective porosity are specified by hydrogeologic unit in the model.
Horizontal hydraulic conductivity values used in the model were derived from the pumping tests described in Section 7.3. The geometric mean of results from the pumping tests conducted in each aquifer unit shown in Table 7-5 provided the initial values for use in calibrating the numerical groundwater flow model. Ratios of horizontal to vertical hydraulic conductivity were initially selected based on understanding of the lithology of each aquifer and aquitard unit. Vertical hydraulic conductivity values were adjusted during calibration to best match the conceptual understanding of brine movement within the system.
Sy or drainable porosity have not been directly tested or analyzed by Albemarle in Clayton Valley. Specific yield and effective porosity values used in the model were derived from a review of literature. Results of the literature review for the different sediment types are shown in Table 7-6. For improved defensibility of the model and of the resource estimate, a value between the mean and the minimum was used for each aquifer unit. These values are consistent with the QP’s experience in similar deposits.
Specific storage has also not been directly tested by Albemarle in Clayton Valley. Specific storage values used in the model were derived from the QP’s experience in similar deposits. Aquifer parameters used in the model are shown in Table 12-2 for each hydrogeologic unit.
Table 12-2: Hydrogeologic Units and Aquifer Parameters

Hydrogeologic Unit	Hydraulic Conductivity (m/d)		Specific Yield (%)	Specific Storage (1/m)	Effective Porosity (%)
	Horizontal	Vertical
Surficial Alluvium	4.32	1.44	20	1 x 10-6	20
Surficial/Near Surface Playa Sediments	0.01	0.0001	1	1 x 10-7	1
Tufa Aquifer System (TAS)	3.4	0.0068	7	1 x 10-6	7
Salt Aquifer System (SAS)	0.4	0.0008	1	1 x 10-6	1
Marginal Gravel Aquifer (MGA)	1.2	0.002	15	1 x 10-7	15
Main Ash Aquifer (MAA)	5.3	5.3	11	1 x 10-7	11
Lower Aquifer System (LAS)	0.1	0.0002	5	1 x 10-7	5
Lower Gravel Aquifer (LGA)	1.8	0.018	5	1 x 10-7	5
Lacustrine Sediments	0.015	0.00015	1	1 x 10-7	1
Source: SRK, 2022

12.1.4Simulated Pre-Development Conditions
The pre-development model simulates equilibrium conditions prior to lithium mining activities. Prior to mining activities, groundwater generally flowed from the basin boundaries toward the center of the basin. Water enters the basin aquifer system via mountain front recharge and groundwater inflows. Rates of these inflows were estimated by Rush (1968) as shown in Table 12-3.

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Table 12-3: Basin Inflows

Inflow Description	Inflow Rate (AFA)	Inflow Rate (m3/d)
Mountain Front Recharge	1,500	5,100
Interbasin Groundwater Inflow from Big Smoky Valley	13,000	43,900
Interbasin Groundwater Inflow from Alkali Spring Valley	5,000	16,900
Total	19,500	65,900
Source: Modified from Rush, 1968

Prior to pumping, groundwater left the basin via evaporation in the central and lowest portions of the basin. The simulated water balance for pre-development conditions is shown in Table 12-4.
Table 12-4: Simulated Groundwater Budget, Pre-Development

Model In (m3/d)
Mountain Front Recharge	5,066
Groundwater Inflow	60,786
Total In	65,898
Model Out (m3/d)
Evapotranspiration	65,817
Total Out	65,817
In - Out (m3/d)	81
Percent Discrepancy	0.12%
Source: SRK, 2022

12.1.5Simulated Historical Development
Production wells have been used to extract lithium-rich brine from the alluvial sediments of Clayton Valley since 1966. Annual production rates in relation to wellfield average lithium concentration for 1966 through June 2022 are shown in Figure 12-2.

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SEC Technical Report Summary – Silver Peak	Page 103

Silver Peak
Wellfield Pumping and Average Lithium Concentration
Pumping Rate (gpm)
Lithium Concentration (ppm)
Date
0
1,000
2,000
3,000
4,000
5,000
6,000
7,000
8,000
9,000
10,000
0
50
100
150
200
250
300
350
400
450
500
1/1/1966
1/1/1967
1/1/1968
1/1/1969
1/1/1970
1/1/1971
1/1/1972
1/1/1973
1/1/1974
1/1/1975
1/1/1976
1/1/1977
1/1/1978
1/1/1979
1/1/1980
1/1/1981
1/1/1982
1/1/1983
1/1/1984
1/1/1985
1/1/1986
1/1/1987
1/1/1988
1/1/1989
1/1/1990
1/1/1991
1/1/1992
1/1/1993
1/1/1994
1/1/1995
1/1/1996
1/1/1997
1/1/1998
1/1/1999
1/1/2000
1/1/2001
1/1/2002
1/1/2003
1/1/2004
1/1/2005
1/1/2006
1/1/2007
1/1/2008
1/1/2009
1/1/2010
1/1/2011
1/1/2012
1/1/2013
1/1/2014
1/1/2015
1/1/2016
1/1/2017
1/1/2018
1/1/2019
1/1/2020
1/1/2021
1/1/2022
1/1/2023

Source: SRK, 2022
Figure 12-2: Wellfield Pumping and Average Lithium Concentration

In 2009, SPLO staff member Jennings estimated that the amount of brine recharging the aquifer from the evaporation ponds was 6,960 m3/day (2,060 AFA). The brine in the ponds would have been extracted the prior year, 2008. The average pumping rate for the production wellfield in 2008 was 37,900 m3/day (11,217 AFA). Jennings estimate of pond recharge represents approximately 18% of the pumping from the prior year. This ratio was applied to the pumping to estimate the amount of pond recharge each year of the historical model simulation. According to current SPLO operations staff, the ponds are divided into three categories: the weak brine system, the strong brine complex, and the final pond. The lithium concentration varies in the evaporation ponds depending on the feed from the wellfield and the rate of evaporation. In the first half of 2020, the average concentration of lithium was 306 parts per million (ppm) in the weak brine system and 2,038 ppm in the strong brine complex (S. Thibodeaux, personal communication, 2020). The final pond is lined so it was not evaluated with regards to recharging the aquifer system.
The simulated groundwater budget at the end of the historical period, June 2022, is shown in Table 12-5.

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Table 12-5: Simulated Groundwater Budget, End of 2019

Model In (m3/d)
Decrease in Storage	5,216
Mountain Front Recharge	5,066
Groundwater Inflow	60,786
Pond Recharge	6,015
Total In	80,370
Model Out (m3/d)
Increase in Storage	22
Evapotranspiration	39,198
Production Wells	45,177
Total Out	80,398
In - Out (m3/d)	-28
Percent Discrepancy	-0.05%
Source: SRK, 2022

Historical water levels measured on-site by the SPLO are taken in the production wells. In the database, these water levels are labeled as either pumping or static. It is not clear from the records how long the pumps had been off when static water levels were measured. Therefore, in SRK’s opinion, these water levels were not suitable for use in calibrating the numerical flow model. Water levels were measured during development of the 26 wells drilled during the last few years. SRK attempted to calibrate the model to these water levels. Simulated water levels versus measured water levels are shown in Figure 12-3. Statistics for the calibration of water levels are as follows:
•Residual mean error: -12.6 m
•Absolute mean error: 22.8 m
•Root mean square error (RMSE): 26.5 m
•RMSE divided by the range of observed data: 42%
Values of RMSE divided by the observed data range should be less than 10% for an acceptably calibrated model. SRK acknowledges that the statistics for this calibration are not ideal. The model simulates lower than observed water levels in wells screened in the LGA and higher than observed water levels in wells screened in the MAA. SRK used the geometric mean of horizontal hydraulic conductivity values from the pumping test data, as shown in Table 12-2, for the numerical models.

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Simulated vs Measured Water Levels (by Aquifer)
Simulated Water Levels (m amsl)
Measured Water Levels (m amsl)
1150
1200
1250
1300
1350
MGA
MGA/MAA
MAA
MAA/LGA
MGA/LGA
LGA
45-degree line

Source: SRK, 2022
Figure 12-3: Simulated Versus Measured Water Levels, 2021-2022 Well Installation

In comparison, lithium concentrations have been measured at the wellhead of each active production well on a regular basis since 1966. A comparison of the simulated mass of lithium extracted annually by the production wellfield versus the measured mass is shown on Figure 12-4. The residual mean error in this comparison is 7,877 kg, the absolute mean error is 162,351 kg, and the RMSE is 224,028 kg. The RMSE divided by the range of observed data is 7%. Values of RMSE divided by the observed data range should be less than 10% for an acceptably calibrated model.

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 106

Annual Mass of Lithium Extracted by Production Wellfield
Mass of Lithium (kilograms)
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
0
1966 1968 1970 1972 1974 1976 1978 1980 1982 1984 1986 1988 1990 1992 1994 1996 1998 2000 2002 2004 2006 2008 2010 2012 2014 2016 2018 2020 2022
Year
Measured Li Mass Production
Simulated Li Mass Production

Source: SRK, 2022
Figure 12-4: Annual Mass of Lithium Extracted by Production Wellfield, Simulated Versus Measured

A comparison of simulated to observed average wellfield lithium concentration vs cumulative production pumping is shown on Figure 12-5.

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Lithium Concentration vs. Cumulative Production Pumping
Lithium Concentration (mg/L)
400
350
300
250
200
150
100
50
0
0
100,000
200,000
300,000
400,000
500,000
600,000
Cumulative Production Pumping (tonnes LCE)
Measured
Simulated

Source: SRK, 2022
Figure 12-5: Lithium Concentration Versus Cumulative Production Pumping, Simulated Versus Measured

A comparison of the simulated vs observed mass extraction rate (lithium concentration times pumping rate) for each production well active at the end of June 2022 is shown in Figure 12-6. The residual mean error in this comparison is -6.1 kg/d, the absolute mean error is 50.0 kg/d, and the RMSE is 19.1 kg/d. The RMSE divided by the range of observed data is 5.5%. Values of RMSE divided by the observed data range should be less than 10% for an acceptably calibrated model.
Calibration of the model to mass extracted by the production wellfield annually and comparison of simulated to observed lithium concentration versus cumulative production pumping are both reasonable. Calibration of the model to the mass extraction rate at the end of June 2022 also looks reasonable. It is SRK’s opinion that the numerical model adequately represents the historical and current wellfield production of lithium from the basin and can be used for future production plans to support a reserve estimate.

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SEC Technical Report Summary – Silver Peak	Page 108

Simulated vs Measured June 2022 Mass Extraction Rate
Simulated Mass Extraction Rate (kg/d) - Decemer 2019
500.00
450.00
400.00
350.00
300.00
250.00
200.00
150.00
100.00
50.00
0.00
0
50
100
150
200
250
300
350
400
450
500
Measured Mass Extraction Rate (kg/d) - December 2019
TAS
SAS
MGA
MGA/MAA
MAA
MAA/LAS
LAS
LAS/LGA
LGA
Quality Line

Source: SRK, 2022
Figure 12-6: Mass Extraction Rate at the End of 2019, Simulated Versus Measured Sensitivity Analysis

The current recalibration of the model and previous evaluations of parameter sensitivity determined that the largest uncertainty related to the reserve modeling is the long-term pumpability of the Clayton Valley aquifer system. Therefore, analysis of sensitivity for this update of the report focused on this uncertainty by evaluating the impact of reduced groundwater inflow on the long-term pumpability of the aquifer system and the number of wells needed to maintain 20,000 AFA over the long-term. This will be addressed in more detail in Section 12.2.4.
12.2Mineral Reserves Estimates
Using the hydrogeologic properties of the playa combined with the well field design parameters, the rate and volume of lithium projected as extracted from the Project was simulated using the predictive model. The predictive model output generated a brine production profile appropriate for the playa based upon the well field design assumptions with a maximum pumping rate of 20,000 afpy (based on the maximum water rights held by Albemarle) over a period of 50 years. The model was able to simulate extraction of brine from the aquifer system during the 50-year LoM. Total wellfield pumping was maintained by turning off shallow MGA and MAA wells and installing deeper LGA wells.

February 2023

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SEC Technical Report Summary – Silver Peak	Page 109

Additional details on the wellfield design and pumping schedule are discussed in Section 13. Projected lithium mass extracted each year for the next 50 years is shown on Figure 12-7. SRK cautions that this prediction is a forward-looking estimate and is subject to change depending upon operating approach (e.g., pumping rate, well location/depth) and inherent geological uncertainty.

Annual Mass of Lithium Extracted by Production Wellfield
Mass of Lithium (kilograms)
2,600,000
2,400,000
2,200,000
2,000,000
1,800,000
1,600,000
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
200,000
0
2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 2044 2045 2046 2047 2048 2049 2050 2051 2052 2053 2054 2055 2056 2057 2058 2059 2060 2061 2062 2063 2064 2065 2066 2067 2068 2069 2070 2071 2072
Year
Simulated Li Mass Production

Source: SRK, 2022
Figure 12-7: Projected Annual Mass of Lithium Extracted by Production Wellfield

12.2.1Model Simulation to Reserve Estimate
When estimating brine resources and reserves, different models are utilized to define those resources and reserves. The resource model presents a static, in situ measurement of potentially extractable brine volume whereas the reserve model (i.e., the predictive model) presents a dynamic simulation of brine that can potentially be pumped through extraction wells. As such, the predictive model does not discriminate between brine derived from inferred, measured, or indicated resources. Further, a brine resource is dynamic and is constantly influenced by water inflows (e.g., precipitation, groundwater inflows, pond leakage, etc.) and pumping activities which cause varying levels of mixing and dilution.
Therefore, direct conversion of measured and indicated classification to proven and probable reserves is not practical. As the direct conversion is not practical, in the QP’s opinion, the most defensible approach of generation of a reserve is to truncate the predictive model simulation results

February 2023

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SEC Technical Report Summary – Silver Peak	Page 110

early and assume only a portion of the static measured and indicated resource is successfully produced. This is because the confidence level in the pumping plan is highest in the early years and reduces over time.
While this is a qualitative measure and subject to the opinion of the QP, it is an established industry practice. For the purposes of this reserve estimate, in the QP’s opinion, a 30-year pumping plan is reasonable and defensible and therefore truncated the pumping plan at the end of 2052 (due to the partial year of pumping in 2022, the actual mine plan is approximately 30.5 years). Truncating the mine plan at the end of 2052 results in a pumping plan that extracts approximately 60% of the lithium contained in the total in situ measured and indicated mineral resource (inclusive of reserves).
Beyond the in situ reserve calculation, described above, given the delay in the time of pumping brine to actual production of lithium being approximately two years due to the extended evaporation period, the first two years of lithium production in the economic model are sourced from brine that is in process (i.e., in the evaporation ponds). Given these first two years of production are included in the economic model, in SRK’s opinion, they are also appropriately classified as a component of the reserve. Therefore, SRK has also included this brine in the reserve, quantified separately from the pumping plan.
Silver Peak tracks the volume and concentration of brine pumped for production purposes on an ongoing basis. Therefore, to quantify this in process component of the reserve, SRK summarized the prior 24 months of pumping data as the in-process reserve. This component of the reserve is reported at the concentration of brine pumped as this is the most reliable point of measurement. SRK classified this component of the reserve as proven, given the actual quantity of brine produced was directly measured and therefore has relatively low uncertainty.
12.2.2Cut-Off Grade Estimate
Due to the dynamic nature of brine resources and inflow of fresh water, the concentration of lithium in brine pumped from the mineral resource decreases over time. While there is some ability to selectively extract areas of the mineral resource with higher grades by targeting the location of new extraction well locations, the impact of dilution cannot be fully avoided. Therefore, as the brine concentration declines, the quantity of lithium production, for the same pumping rate, also declines over time. As lithium brine production operations such as Silver Peak have relatively high fixed costs, eventually the quantity of lithium contained in the extracted brine is not adequate to cover the cost of operating the business.
As discussed in Section 19, the economic model provides positive operating cash flow for the entire life of the reserve, so it is clear that the entirety of the reserve estimated herein is above the economic cut-off grade utilizing the assumptions described in that section. This includes the use of a long-term price assumption for technical grade lithium carbonate of US$20,000/metric tonne (see Section 16 for discussion on the basis of this assumption).
While the pumping plan supporting this reserve, estimate is above the economic cut-off grade for the operation, SRK also calculated an approximate break-even cut-off grade for the purpose of supporting the mineral resource estimate and long-term planning for Silver Peak production. To calculate the break-even cut-off grade, SRK utilized the economic model and manually adjusted the input brine concentration downward until the NPV of the after-tax cash flow reaches a value of zero.

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This estimate effectively includes all operating costs in the business as well as sustaining capital with other inputs such as lower process recovery with lower concentration also being accounted for. Based on this modeling exercise, SRK estimates that the breakeven cut-off grade at the assumptions outlined in Section 19, including the reserve price of US$20,000/metric tonne of technical grade lithium carbonate, is approximately 57 mg/l Li (for comparison, the last year of pumping in the 30-year life of mine plan has a lithium concentration of 97 mg/l).
12.2.3Reserves Classification and Criteria
As noted in Section 11.7, due to the static nature of the mineral resource estimate which includes measured, indicated, and inferred resources versus the dynamic predictive model for the mineral reserve estimate, a direct conversion of measured and indicated resource to proven and probable reserves is not practical. Therefore, as with the estimation of the total magnitude of the reserve, in the QP’s opinion, a time-dependent approach to classification of the reserve is the most defensible as the QP has the highest confidence in the early years of the predictive model results, with a steady erosion of that confidence over time. Therefore, in the QP’s opinion, the production plan through the end of 2027 (approximately 5.5 years of pumping) is reasonably classified as a proven reserve with the remainder (24.5 years) of production classified as probable. Notably, this results in approximately 20% of the reserve being classified as proven and 80% of the reserve being classified as probable. For comparison, the measured resource comprises approximately 28% of the total measured and indicated resource. Effectively, this assumption represents that some measured resource would be converting to probable reserve (if a direct conversion were practical). In the QP’s opinion, this is reasonable as the uncertainty associated with pumping and associated dilution increases overall uncertainty beyond that geologic uncertainty reflected in the resource classification. Finally, as noted in Section 12.2.1, SRK classified the in-process brine as proven, given the relatively low uncertainty associated with this brine that has been fully measured during the pumping process.
12.2.4Reserve Uncertainty
For this update to the report, analysis of sensitivity focused on long-term pumpability of the aquifer system. Therefore, groundwater inflow was reduced by 25% to evaluate the potential impact to lithium concentrations and number of wells needed to maintain 20,000 AFA over the long-term. Results of reducing groundwater inflow in the predictive model are shown in Figure 12-8.
Reducing groundwater inflow reduces pumpability of the thinner aquifer units like the MAA. Results of this sensitivity simulation, indicate that with reduced groundwater inflow into Clayton Valley, SPLO would need to stop pumping certain MAA and MGA wells sooner than estimated by the base scenario. SPLO would then need to install more deeper LGA wells and earlier than is scheduled in the base scenario pumping plan.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 112

Projected Wellfield Average Lithium Concentration
Sensitivity Analysis
200
180
160
140
120
100
80
60
40
20
0
Lithium Concentration (mg/L)
2020
2030
2040
2050
2060
2070
Year
Base Scenario
GW inflow decreased

Source: SRK, 2022
Figure 12-8: Sensitivity of Projected Wellfield Lithium Concentration to Varying Select Parameters

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 113

12.3    Summary Mineral Reserves
The estimation of mineral reserves herein has been completed in accordance with CFR 17, Part 229 (S-K 1300). Mineral reserves were estimated utilizing a lithium carbonate price of US$20,000/t of technical grade Li2CO3. Appropriate modifying factors have been applied as discussed through this report. The positive economic profile of the mineral reserve is supported by the economic modeling discussed in Section 19 of this report.
Table 12-6 shows the Silver Peak mineral reserves as of September 30, 2022.
In the QP’s opinion, key points of uncertainty associated with the modifying factors in this reserve estimate that could have a material impact on the reserve include the following:
•Resource dilution: The reserve estimate included in this report assumes the brine aquifer is extracted at a rate of 20,000 afpy, in accordance with Albemarle’s maximum water rights at Silver Peak. Historic pumping rates are lower, on average, than this level and pumping at this higher rate could result in more inflow of fresh water increasing dilution more than predicted in the model simulation. Higher dilution levels may result in a shorter mine life (i.e., lower reserve) or require pumping at lower rates. While the same amount of lithium potentially could be extracted over a longer timeframe at the lower pumping rate, the associated reduction in lithium production on an annual basis could increase the cut-off grade for the operation and potentially reduce the mineral reserve.
•Aquifer Pumpability: The pumpability of an aquifer is an assessment of the simulated water level in the model’s production wells to estimate when the well will likely no longer be operable due to water levels in the well dropping below the pump intake. Comparison of simulated to measured water levels where possible were used to devise adjustment factors for evaluating aquifer pumpability, allowing for a conservative estimate of when wells would no longer be operable. The current sensitivity analysis focused on the potential impact to aquifer pumpability from reduced groundwater inflow to the basin. Results indicate that certain MAA and MGA wells would no longer be pumpable and deeper LGA wells would need to installed sooner than estimated in the base scenario. Inaccurate estimates of aquifer pumpability may result in wells becoming inoperable earlier or require pumping at lower rates.
•Hydrogeological assumptions: Factors such as specific yield and hydraulic conductivity play a key role in estimating the volume of brine available for extraction in the wellfield and the rate it can be extracted. These factors are variable through the project area and are generally difficult to directly measure. Significant variability, on average, from the assumptions utilized in the predictive model could materially impact the estimate of brine available for extraction and associated concentrations of lithium. Previous model sensitivity analyses on key aquifer parameters resulted in a in lithium concentrations ranging from 93% to 128% of the base scenario, 95 mg/l, at the end of the 30-year reserve life. However, these analyses do not fully quantify all potential uncertainty and wider variability in these parameters or changes in other parameters may result in more significant deviation in the base case than those shown in the sensitivity analyses.
•Lithium carbonate price: Although the pumping plan remains above the economic cut-off grade discussed in Section 12.2.2, commodity prices, including technical grade lithium carbonate, can have significant volatility which could result in a shortened reserve life.

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 114

•Extension of the pumping plan beyond 2052: In the QP’s opinion, the predictive model presents adequate confidence in the results to support a reserve estimate through 2052, with a two year trailing operation on brine in the pond system. However, the model continued to predict lithium concentrations above the economic cut-off grade discussed in Section 12.2.2 for the full 50-year simulation period. This suggests opportunity remains to extend the mine life and associated reserve beyond the current assumptions.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 115

Table 12-6: Silver Peak Mineral Reserves, Effective September 30, 2022

	Proven Mineral Reserves		Probable Mineral Reserves		Total Mineral Proven and Probable Reserves
	Contained Li (Metric Tonnes x 1,000)	Li Concentration (mg/L)	Contained Li (Metric Tonnes x 1,000)	Li Concentration (mg/L)	Contained Li (Metric Tonnes Li x 1,000)	Li Concentration (mg/L)
In Situ	12.0	94	56.3	95	68.3	95
In Process	1.3	104	-	-	1.3	104
Source: SRK, 2022
•In process reserves quantify the prior 24 months of pumping data and reflect the raw brine, at the time of pumping. These reserves represent the first 24 months of feed to the lithium process plant in the economic model.
•Proven reserves have been estimated as the lithium mass pumped during the Partial Year 2022 through 2027 of the proposed Life of Mine plan
•Probable reserves have been estimated as the lithium mass pumped from 2028 until the end of the proposed Life of Mine plan (2052)
•Reserves are reported as lithium metal.
•This mineral reserve estimate was derived based on a production pumping plan truncated at the end of year 2052 (i.e., approximately 29.5 years). This plan was truncated to reflect the QP’s opinion on uncertainty associated with the production plan as a direct conversion of measured and indicated resource to proven and probable reserve is not possible in the same way as a typical hard-rock mining project.
•The estimated economic cut-off grade for the Silver Peak project is 57 mg/l lithium, based on the assumptions discussed below. The production pumping plan was truncated due to technical uncertainty inherent in long-term production modeling and remained well above the economic cut-off grade (i.e., the economic cut-off grade did not result in a limiting factor to the estimation of the reserve).
oA technical grade lithium carbonate price of US$20,000/metric tonne CIF North Carolina.
oRecovery factors for the wellfield are = -206.23*(Li wellfield feed)2 +7.1903*(wellfield Li feed) + 0.4609. An additional recovery factor of 78% lithium recovery is applied to the lithium carbonate plant.
oA fixed brine pumping rate of 20,000 afpy, ramped up from current levels over a period of five years.
oOperating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating costs is calculated at approximately US$6,200/metric tonne lithium carbonate CIF North Carolina.
oSustaining capital costs are included in the cut-off grade calculation and include a fixed component at US$7.0 million per year and an additional component tied to the estimated number of wells replaced per year and other planned capital programs.
•Mineral reserve tonnage, grade and mass yield have been rounded to reflect the accuracy of the estimate (thousand tonnes), and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the mineral reserves with an effective date: September 30, 2022.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 116

13Mining Methods
As a sub-surface mineral brine, the most appropriate method for extracting the reserve is by pumping the brine from a network of wells. This method of brine extraction has been in place at Silver Peak for over 50 years. As discussed in Section 14, the extracted brine is concentrated using solar energy in a series of evaporation ponds prior to final processing in the lithium carbonate production plant.
These extraction wells and associated pumping infrastructure are the primary pieces of equipment required for brine extraction (see the following section for more discussion). Primary ancillary equipment required are drills for development of new or replacement wells. Silver Peak utilizes a contractor for wellfield development that provides necessary drilling and well installation equipment.
The extraction rate of raw brine from the aquifer can be limited by the number of wells in the wellfield, the hydraulic parameters of the aquifer, the capacity of the evaporation ponds, the capacity of the lithium carbonate production facility, or the water rights held by Albemarle. The current limits on extraction rate are the evaporation pond capacity and the wellfield pumping capacity. However, the lithium carbonate production plant has excess capacity and Albemarle has water rights exceeding current pumping rates. Therefore, consistent with Albemarle’s strategic plan for the Silver Peak operation, SRK has assumed increasing the capacity of the wellfield and the evaporation ponds to sustain brine extraction rates at the maximum level of water rights held by Albemarle (20,000 afpy). At these pumping rates, the predicted brine concentrations and predicted evaporation pond recovery rates, the associated lithium production rate will remain under the capacity of the lithium carbonate plant. Expansion of the wellfield and rehabilitation of existing evaporation ponds to sustain this pumping rate will require significant capital investment, as discussed in Section 18.2.
13.1Wellfield Design
To support increasing the brine pumping rate to 20,000 afpy, the mine plan evaluated for the reserve estimate increased the number of active production wells to 63 that are active at the end of 2022. The net number of wells decreases through the LoM as wells are replaced and new wells drilled. The schedule the number of active production wells is shown in Table 13-1. The well count slowly decreases over time until it, the well count stabilizes at approximately 45 active wells in 2047 through the end of the 30-year reserve period. Existing production wells require periodic replacement as well with around three wells replaced per year, on average, for the current wellfield. For the purposes of this reserve estimate, SRK has assumed roughly the same rate of wells failing per year with the increased well count. A map showing the predicted locations for the life of mine production wells is presented in Figure 13-1.

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Table 13-1: Wellfield Expansion Schedule (30-Year Reserve Pumping Plan)

Year	Number Active Wells at Start of Year	Number Replacement Wells	Number Wells Removed	Number New Wells	Total Number Wells Drilled	Number Active Wells at End of Year
2022 (Oct - Dec)	63	0	0	0	0	63
2023	63	3	2	0	3	61
2024	61	3	8	0	3	53
2025	53	3	2	1	4	52
2026	52	3	0	0	3	52
2027	52	3	3	0	3	49
2028	49	3	0	0	3	49
2029	49	3	0	0	3	49
2030	49	3	0	0	3	49
2031	49	3	0	0	3	49
2032	49	3	0	0	3	49
2033	49	3	0	0	3	49
2034	49	3	1	0	3	48
2035	48	3	0	0	3	48
2036	48	3	0	0	3	48
2037	48	3	0	0	3	48
2038	48	3	1	0	3	47
2039	47	3	0	0	3	47
2040	47	3	0	0	3	47
2041	47	3	1	0	3	46
2042	46	3	1	1	4	46
2043	46	3	0	0	3	46
2044	46	3	0	0	3	46
2045	46	3	0	0	3	46
2046	46	3	0	0	3	46
2047	46	3	1	0	3	45
2048	45	3	0	0	3	45
2049	45	3	0	0	3	45
2050	45	3	0	0	3	45
2051	45	3	0	0	3	45
Source: SRK, 2022

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 118

N
0 800 1,600
Meters
EXPLANATION
Existing Production Well
Proposed Additional Production Well (2024-2052)
Albemarle Claims

Source: SRK, 2022
Figure 13-1: Well Location Map for Predicted Life of Mine

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 119

New extraction wells are designed to produce pumping rates of approximately 2,360 m3/d (approximately 470 gpm) from the LGA. Current extraction wells are drilled to depths ranging from 0 to 880 m. SRK selected the location for new wells to support the higher predicted pumping rates and target areas of the reserve with higher lithium grades. These new wells are expected to be similar in design to current Silver Peak extraction wells screened in the LGA with depths ranging from 150 to 870 m. A photo of a typical extraction well from Silver Peak is shown in Figure 13-2. The typical well consists of casing and screen between 12 and 16 inches in diameter with a submersible pump. The pumps extract between 125 and 4500 m3/d. The well has valves, backflow preventer, flow meter, and pump control panel. The well pumps through HDPE piping to the evaporation ponds. A cross section of a typical extraction well is shown in Figure 13-3.
Source: SRK, 2020
Figure 13-2: Brine Extraction Well at Silver Peak

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SEC Technical Report Summary – Silver Peak	Page 120

Source: Wood, 2018
Figure 13-3: Typical Production Well Construction

13.2Production Schedule
Section 12.1 details the hydrogeological modeling that was utilized to develop the life of mine production plan. The associated proposed brine extraction rate from the wellfield is shown on Figure 13-4. Note that as discussed in Section 12.3.1, the reserve portion of this pumping plan was truncated in year 30.

January 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 121

Factors such as mining dilution and recovery are implicitly captured by the predictive hydrogeological model. Reporting of these factors is not practical due to the disconnect between the static resource model and the dynamic predictive model utilized for reserve estimation as well as other factors such as mixing of brine during production. However, at a high level and highly simplified comparison, the reserve grade for the 30-year reserve pumping plan is 95 mg/l in comparison to a measured and indicated resource grade of 147 mg/l, suggesting dilution greater than 50% (if dilution is at zero grade, which it is not which means, in reality, dilution is even higher). Further, as noted in Section 12.2.1, the production plan was truncated at 30 years which results in a conversion of approximately 60% of the measured and indicated resource to reserve. Again, this is a gross simplification, but this conversion rate does have a relationship to mining recovery rates. Figure 13-4 shows the life of mine pumping volume and active wells.
Source: SRK, 2022
Figure 13-4: Planned Pumping for Life of Mine

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 122

14Processing and Recovery Methods
The processing methodology at Silver Peak utilizes traditional solar evaporation to concentrate and remove impurities from the lithium-rich brine extracted from the resource. This concentrated brine is then further purified in the processing facilities and chemically reacted to produce a technical grade lithium carbonate. Figure 14-1 provides a high-level flow sheet and mass balance for a 6,000 tonnes per year (t/y) Li2CO3 production target, summarizing the key unit operations.
The nameplate capacity of the Lithium carbonate plant is listed as 6,000 t/y Li2CO3. However, in recent years, Silver Peak has demonstrated that the plant is capable of producing higher than that. In 2018, the plant produced approximately 6,500 tonnes Li2CO3. The plant has operated at significantly higher rates for short periods of time but not on a sustained basis.

January 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 123

Source: SRK, 2020
Figure 14-1: Silver Peak Simplified Process Flowsheet and Mass Balance

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 124

14.1Evaporation Pond System
Lithium bearing brines are pumped from beneath the playa surface by a series of wells designed and distributed to recover the resource from the aquifer. The range of designed operation conditions for each well is dependent upon the aquifer and individual environment of the unit, with the wellfield as a whole historically producing a maximum of twelve million gallons of fluid per day. Exploration, well drilling and aquifer development are on-going throughout the life of the operation and are covered in more detail in Section 13. Brine produced from the extraction wells is pumped to the solar evaporating pond system.
In the pond system the brines are concentrated by the solar evaporation of water, which leads to the precipitation of salts (primarily sodium chloride) when the saturation level of the solution is reached.
Brine flows from one pond to another, typically through flow points cut in the dikes separating one pond from another, or pumped where elevation differential requires, as evaporation increases the total dissolved solids (TDS) content. Figure 14-2 shows the flow through the various ponds in the current and future evaporation pond system. Management of the flow through the system consists of regular monitoring of pond levels and laboratory analysis of the contained brine concentration. The pond flow is modified over time to meet operational needs including maintenance, desalting, and production demands.
The rate of brine transfer from one pond to another is governed by the rate of solids increase, which is dependent upon the evaporation rate, which is seasonally variable. Sampling of the pond brines for laboratory analysis is done on a regular schedule, which provides for sampling of each pond a minimum of once per month and a maximum of daily, dependent upon management needs.
Pond levels are surveyed monthly to determine the volume of brine contained and monitored daily by visual inspection by the playa supervisory personnel. In addition, there is always at least one employee on duty (10 hours per day, 365 days per year) who is assigned to monitor the pond system. The storage capacity for meteoric waters is typically in excess of one foot of dike freeboard, or more than four times the 100 yr., 24 hr. storm event. The flow through the system is adjusted and closely monitored by supervisory personnel during and after any severe storm event. The operating personnel are instructed to contact a supervisor in the event of any precipitation over the pond system and action must be taken by the supervisor if the quantity of precipitation exceeds one tenth of an inch, as described in the emergency response plan.

January 2023

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SEC Technical Report Summary – Silver Peak	Page 125

LEGEND:
PROPERTY BOUNDARY
CURRENT CLAIMS
SRK SONIC BOREHOLES
13S-4
N
0 1750 3500
FEET
POND 13N
POND 13
POND 14N
POND 15N
POND 12N
POND 12W
POND 14S
POND 15S
POND 12S
POND 11N
POND 13S
POND 11E
POND 9N
POND 9W
POND LS
POND 3N
POND 5
POND 9
POND 6
POND 2
POND 11
POND 11S
POND 4
POND 1E
POND 1W
POND 3S
POND 45
POND R-3
POND 10
POND 16N
POND 16E
POND 16
POND 16S
POND 17E
POND 17W
POND 18N
POND 18S
13S-2
13S-3
13S-OPT
13S-4
13S-5
11S-4
11S-5
11S-2
11S-1
11S-6
45-1
45-2
45-3
16E-2
16E-3
16E-1
16E-4
16E

Silver Peak Lithium Operations - Evaporation Pond Areas

Pond Name	Area (Acres)
Pond 1E	11.3
Pond 1W	17
Pond 2	28.7
Pond 3N	23.7
Pond 3S	24.8
Pond 4	30
Pond 45	12.7
Pond 5	40.9
Pond 6	29.7
Pond 9	208.4
Pond 9N	53.5
Pond 9W	110.9
Pond LS	198.1
Pond 10	206.1
Pond R-3	20.3
Pond 11	159.5
Pond 11S	198.5
Pond 11N	682.4
Pond 11E	211.9
Pond 12S	473.4
Pond 12N	245.6
Pond 12W	285.7
Pond 13	695.2
Pond 13N	157.1
Pond 13S	188.9
Pond 14S	306.8
Pond 14N	252.4
Pond 15S	164.6
Pond 15N	172.4
Pond 16	28.5
Pond 16N	94.6
Pond 16S	51.3
Pond 16E	89.2
Pond 17W	308.2
Pond 17E	236.3
Pond 18N	405.5
Pond 18S	498.7

REVISIONS

REV.	DESCRIPTION	DATE

DESIGN: ARP/BR REVIEWED: RBB
DRAWN: ARP/EL APPROVED: RBB
COORDINATE SYSTEM: -

IF THE ABOVE BAR DOES NOT MEASURE 1 INCH, THE DRAWING SCALE IS ALTERED

PREPARED BY: srk consulting

PROJECT: ALBEMARLE CORPORATION SILVER PEAK LITHIUM OPERATION

DRAWING TITLE: EXISTING AND PROPOSED SILVER PEAK POND LAYOUT AND AREAS

DATE: 1/10/2022
REVISION: DRFT
DRAWING NO.: FIGURE 1
SRK PROJECT NO.: USPR001196

FILE NAME: _USPR001195_100_PONDOPTIONS_AREAS_20220104_EL.dwg

Source: SRK, 2022
Figure 14-2: Brine Flow Path in Pond System-Current and Future

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 126

It is necessary to remove magnesium from the brines, and this is accomplished by treatment with slaked lime (Ca(OH)2). A new lime plant with a three-stage reactor is installed and the old lime plant has been removed from site. The slaked lime is added as a slurry to the brine in a two-stage reactor system. The lime slaking operation is controlled by measuring the specific gravity of the slurry to ensure that the proper ratio of water to lime is used for maximum efficiency. The lime addition rate is controlled by measuring the pH of the brine as it is discharged from the reactors. The lime treatment results in the production of a semi-solid mud, consisting mainly of magnesium hydroxide (Mg[OH]2) and calcium sulfate (CaSO4), which is deposited in a lime solids pond. Seasonal liming occurs during summer months, May through September. The discharged brine enters a series of nine small ponds known as the Strong Brine Complex (SBC) for further concentration through solar evaporation. Seasonal dredging is performed during winter months following the liming season. SRK notes that to support the forecast expansion of pumping rates to 20,000 afpy, additional liming capacity will need to be installed at the operation. The lime plant is being constructed and should be in service by Q2 2023
Decant and further evaporation of the treated brine results in the continued deposition of salts in the pond bottoms. The salts are removed from the ponds and stockpiled in one of three piles located adjacent to the pond area. Salt harvesting is performed by a contractor during winter months within the strong brine complex on a three to five-year rotation. The removal of precipitated salt restores capacity for future use. At the production rates forecasted in this reserve estimate, on average, 2 million tons of salt will require harvesting per year.
There are currently 4,171 acres of active ponds at Silver Peak. While evaporation-based process performance can vary significantly due to factors such as climate and salt harvesting strategy, SRK estimates these ponds are adequate to support a maximum of approximately 16,420 AFA of sustained brine extraction. However, Albemarle is currently evaluating options to expand pond capacity to support forecasted pumping rates in excess of this value. While multiple options for pond expansion are under evaluation, as a current base-case, new pond construction will occur in three phases beginning in 2023 with Phase 1. Approximately 300 acres of ponds (three ponds) will be developed. Phase 2 will develop four ponds providing an additional 900 acres of capacity. Additionally, salt will be removed in part of the existing Pond 12 South to complete the Phase 2 expansion. The final expansion in Phase 3 will add approximately 200 acres of pond capacity in a single pond. Options are available and being considered to add approximately 440 acres of ponds that could be substituted for the salt removal options. For purposes of this report, SRK uses the salt removal option as it is most conservative. With this expansion, SRK estimates that the Silver Peak pond system can support sustained pumping of 20,000 AFA although climatic factors and other operational factors (e.g., salt harvesting strategy) could negatively impact this production capacity. Albemarle completed lining of five Strong Brine Ponds and will continue to explore other lining options to further enhance lithium recovery.
14.2    Lithium Carbonate Plant
When the lithium concentration reaches levels suitable for feed to the lithium carbonate plant, approximately 0.54% lithium, the brine is pumped from the SBC to the carbonate plant. Within the plant (Figure 14-3), the brine is discharged into one of two mixing tanks, where slaked lime and soda ash (Na2CO3) are added to remove any remaining magnesium and calcium. This treatment results in the production of a semi-solid sludge composed primarily of magnesium hydroxide and calcium

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carbonate (CaCO3). This sludge is removed periodically from the treatment tanks and discharged into the plant waste ditch, where it is combined with other plant waste waters and discharged onto the playa surface on Albemarle’s permitted property near the western edge of the pond system. A planned plant project to be completed in 2024 will allow the sludge to be captured as cake and hauled to an existing waste pond. The settled brine is decanted through one of two plate and frame filter presses into the clear brine surge tank (CBST).

Soda Ash
Lime
Brine
Mother Liquor
Wash Water
Soda Ash
Heating
Steam
Settling
Precipitation
SLURRY
Batch Treatment
MOTHER LIQUOR
Cyclones
Wash Water
Filtration
Thickener
Product Filtration
Drying
Packaging-Shipping

Source: Albemarle, 2018
Figure 14-3: Silver Peak Lithium Carbonate Plant

The brine feed is pumped from the CBST on a continuous basis through heat exchangers into the reactor system for final precipitation of lithium carbonate (Li2CO3). The rate of brine feed to the plant is based on lithium concentration and production requirements. The rate is historically approximately 500 to 600 m3/d of 0.54% Li concentrate. The heat exchangers heat the brine to increase the efficiency of the precipitation of the lithium carbonate. The hot brine feed is processed through a series of reactors where soda ash is added to precipitate lithium carbonate. The resultant lithium carbonate slurry is pumped into a bank of cyclones for concentration of the lithium carbonate solids prior to further removal of liquids using a vacuum filter belt. Overflow from the cyclones goes to the thickener to be re-circulated, and the underflow goes to filtration and consequently drying. Mother liquor from the reactors, recovered in the cyclones and belt dryer, is pumped to the pond system for recycle so the contained lithium is not lost.
The product cake from the belt filter is washed with hot, softened water to remove any contaminants left by the mother liquor. The water is removed from the cake by another vacuum pan and recycled

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to the lithium carbonate reactors. The washed cake is fed to a propane fired dryer, then air conveyed to the product bin and packaging warehouse for final packaging prior to shipment to customers. In the packaging facility the product may be packaged in a number of different containers, depending on sales and inventory needs.
There is another facility on site that produces anhydrous lithium hydroxide. However, this facility does not directly source feed product from Silver Peak and has therefore been excluded from this evaluation of reserves for Silver Peak.
14.3    Pond System and Plant Performance
SRK developed a mass yield model of the evaporation pond system that is used to predict concentrate mass yield and lithium recovery, based on wellfield lithium input grade, into concentrate containing 0.54% Li feeding the lithium carbonate plant. The mass yield model was developed from an analysis of the pond system performance at different feed grades. The recovery model for the pond system is given as:
Yield % = -206.23*(Li wellfield feed)2 +7.1903*(wellfield Li feed)+0.46099
Predicted mass yield and lithium recoveries versus Li feed from the wellfield are shown in Figure 14-4.
Source: SRK, 2021
Figure 14-4: Playa Yield versus Wellfield Li Input

As previously mentioned, Albemarle has lined five Strong Brine ponds and is investigating options to line other ponds within the system. Lining of these ponds would potentially increase the lithium recovery in the pond system by 16% taking the total pond system recovery near to 59%. SRK has

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not included additional recovery for pond lining in the reserves estimate awaiting performance data from the ponds to confirm the actual pond system total recovery.
Recovery at the lithium carbonate plant can be considered constant at 78% recovery with an input concentrate from the ponds at 0.54% Li. However, SRK recognizes that site has programs intended to improve this recovery and note that future increases will be captured if appropriate in future updates to the report.
The pond yield and plant yield are provided as part of the summary cash flow in Table 19-7 of this technical report under the heading “Processing” and is the QP’s opinion that the metallurgical recovery information provided is sufficient to declare mineral reserves, which may be inferred through its use of the resulting parameters in the reserve analysis.
14.4    Requirements for Energy, Water, Process Materials, and Personnel
For its nameplate capacity of 6,000 t/y Li2CO3, the Silver Peak process (ponds and lithium carbonate plant) uses the following:
•Personnel: Approximate number of people at site, 65.
•Propane: Average of 150 gallons per t of Li2CO3 produced
•Electricity: An average of 10.7 million mw/h for the playa operations, and 4.3 million mw/h for the lithium carbonate plant
•Fresh Water: 120 to 140 m3 fresh water per t of Li2CO3 produced
•Soda ash: 2.5 tons per t of Li2CO3 produced
•Lime: 1.3 tons per t of Li2CO3 produced
•Salt Removal: Average of 2 Mt/y for the entire pond system
14.5    SRK Opinion
It is SRK’s opinion that the metallurgical testwork is sufficient to declare reserves, which may be inferred through its use of the resulting parameters in the reserves analysis.

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15Infrastructure
Silver Peak is a mature operating lithium brine mining and concentrating project that produces lithium carbonate and to a lesser degree, lithium hydroxide. Access to the site is by paved highway off of major US highways. Employees travel to the project from various communities in the region. There is some employee housing in the unincorporated town of Silver Peak, where the project is located. The site covers approximately 15,000 acres includes large evaporation ponds, brine wells, salt storage facilities, administrative offices and change house, laboratory, processing facility, propane and diesel storage tanks, water supply and storage, utility supplied power transmission lines feed power substations and distribution system, new liming facility, boiler and heating system, packaging and warehousing facility, miscellaneous shops, and general laydown yard. All infrastructure needed for ongoing operations is in place and functioning. Additional evaporation ponds will reactivate band / or be constructured to increase to the needed capacity.
15.1Access, Roads, and Local Communities
15.1.1Access
The project is located in south central Nevada, USA between the large cities of Reno and Las Vegas. The unincorporated town of Silver Peak, where the project is located, is by paved highway from the north and by improved dirt road to the east. Accessing the project from the north starting in Hawthorne, travel is via paved two-lane US-95, 63 mi to Coaldale. At Coaldale, continue east on US-95 approximately six mi to NV-265. Travel south on paved two-lane NV-265 for 21 mi to Silver Peak. The project administration offices and plant are located on the south side of town. The project can also be accessed from the east from Goldfield. Proceed north on US-95 for five mi to Silver Peak road and turn northwest. Travel northwest approximately five mi on the improved gravel road though Alkali and then south for a total of 25 mi to arrive at the project site. Silver Peak Road bisects the evaporation ponds and salt storage areas. There are numerous dirt roads that provide access to the project from Tonopah to the north. Figure 15-1 shows the general location of the project.

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United States
Silver Peak
Hawthorne
Luning
Mina
Pilot Peak
Columbus
Coaldale
Millers
Tonopah
Lone Mountain
Silver Peak
Blair
Albemarle Silver Peak, Nevada Lithium...
Coyote Hole
Piper Peak
Nivloc
Alkali
Gemfield
Goldfield
Dyer
Silver Peak
Brine field and
Evaporation Ponds
Silver Peak
Plant

Source: SRK, 2020
Figure 15-1: Silver Peak General Location

15.1.2Airport
The nearest public airport is located approximately 9 mi east of Tonopah, south of US highway 6. The county owned airport has two asphalt paved runways. One is approximately 7,200 ft long. The other is approximately 6,200 ft long. The airport is approximately 45 to 65 mi northeast of the project depending on the route chosen. Substantial international airports are located to the north in Reno and to the south in Las Vegas.
15.1.3Rail
The nearest railroad is operated by the Department of Defense from Hawthorne, Nevada approximately 90 mi north of Silver Peak. The rail runs north to connect to main east-west portion of the Union Pacific rail near Fernley, Nevada. The rail is not currently used nor planned to be used by the Project.
15.1.4Port Facilities
Port facilities are approximately 400 mi away from the Project. The Port of San Francisco, CA is to the east and the ports of Los Angeles, CA and Long Beach, CA to the south.
15.1.5Local Communities
The processing facilities are located in the unincorporated community of Silver Peak (population 115) in Esmeralda County, Nevada. Goldfield (population 270), the county seat of Esmeralda County is located approximately 30 mi to the east. Three quarters of the personnel who work at Silver Peak live locally in the communities of Silver Peak, Tonopah, and Goldfield, with the majority living in Tonopah. Albemarle has company housing and a camp area for recreational vehicles or campers in Silver

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Peak. Others travel to work from other regional communities. Table 15-1 shows the population and mileage from the site to regional towns and cities. Tonopah is the closest community with full services to support the Project.
Table 15-1: Local Communities

Community	Population	Distance from Silver Peak (Mi)
Bishop, CA	3,900	102
Fernley, NV	19,400	189
Fallon, NV	8,600	162
Dyer/Fish Lake Valley, NV	1,300	35
Goldfield, NV	268	30
Las Vegas, NV	2,200,000	214
Reno, NV	504,000	214
Tonopah	2,000	58
Source: SRK, 2020

15.2Facilities
The Project has the three locations where facilities are located. The playa is the area that has the evaporation ponds, salt storage areas, new liming plant to be in service in Q2 2023, fuel tanks, wellfield maintenance facility and Avian Rehabilitation Center. The overall site layout can be seen in Figure 15-2. The evaporation ponds are located in the playa which also contains the brine production wells. The plant is located in town north of the highway. The administrative area is across the street to the southeast. Farther to the south are the process water supply wells.

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EXPLANATION:
ACTIVE IMPOUNDMENTS
INACTIVE IMPOUNDMENTS
PLAN OF OPERATIONS BOUNDARY
BRINE TRANSFER LINE
LINED CONVEYANCE DITCH
PUMPING STATION
ROADWAY/EMBANKMENTS
TO BE DRILLED PRODUCTION WELLS
ACTIVE PRODUCTION WELLS
ACTIVE FRESH WATER WELLS
FACILITIES
Playa
Silver Peak
Production Facilities
Albemarle Offices
Water Wells
ALBEMARLE U.S., INC.
SILVER PEAK OPERATIONS
WELLS/PONDS LOCATION MAP
CLAYTON VALLEY, SILVER PEAK, NV
LAST UPDATED: 9/10/2021

Source: Albemarle, 2021
Figure 15-2: Infrastructure Layout Map

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The plant area has the lithium carbonate plant, the lithium anhydrous plant, shipping and packaging facility, reagent building, propane and diesel tanks, boiler room, warehouse facility, plant maintenance facility, electrical and instrument shop, water storage tank, firewater system and dry and house/change house facility. The administrative area is located just north of the plant (across the street) and includes the main office/administrative building including the laboratory, safety office, and mine office. The Silver Peak substation is located approximately 4 mi northeast of the plant and administrative facilities. Figure 15-3 shows the plant area.

Fire Tank
Maintenance Building
Lime Building
Diesel
Maintenance Storage
Li2CO3 Process Building
MCC Room
Oil Dock
Fire hydrant
Donlee Boiler
LiOH Anhydr. II
LiOH Tank Farm
HCl Tank
Johnston Boiler
Shipping Office
Li2CO3 Packaging Warehouse
LiOH Monohydrate Warehouse
LiOH Process Building
Dry House/ Electrical Building
Stone Building
Reactor Room
Lower Tank Farm
Fire monitor
Fire hydrant
Propane
HWY 265
DIRT ROAD
Fire hydrant
Auto Shop
4460
4450
4440
4430
4420
4410
4400
4390
4380
4370
4360
4350
4340
4330

EXPLANATION

- PAVED ROAD
- RETAINING WALL
- PRODUCTION VESSEL
- CONCRETE
- POWER POLE
- LIGHT POLE
- INTERMITTENT CHANNEL
- VALVE BOX
- Office — BUILDINGS
- POWERLINE
- TRANSFORMER
- Fence
- DRAINAGE
- DRAINAGE SCREEN
- FENCED AREA

SILVER PEAK OPERATIONS

CLAYTON VALLEY, NEVADA

ALBEMARLE U.S., INC.

EXHIBIT A
PLANT LOCATION MAP

LOCATION: SE1/4 of the NE1/4 of SEC. 22, T2S, R39E.

Revision by CGL on 7/30/2020

FILE - \\alpad003\Group$\SHE MANAGEMENT SYSTEM\Permits\04_Reclamation\Reclaim 2020\RCE Update\EXHIBIT_A_PLANT LOCATION MAP.dwg

Source: Albemarle, 2021
Figure 15-3: Plant Layout Map

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15.3    Evaporation Ponds
Evaporation ponds are used to concentrate lithium. The ponds are discussed in detail in Section 14.1. Figure 15-2 shows the location of the existing evaporation ponds. Figure 14-2 shows future pond locations.
15.4    Harvested Salt Storage Areas
Salt is harvested from the evaporation ponds and stored in designated salt storage areas. The salt storage areas are located near the evaporation ponds and can be seen in Figure 15-2.
15.5    Energy
15.5.1    Power
Electricity is provided by NV Energy. Two 55 kV transmission lines feed the Silver Peak substation. One line connects to the Millers substation NE of Silver Peak and the other line connects to Goldfield to the east through the Alkali substation. A 55 kV line continues south from the Silver Peak substation to connect to the California power system. Figure 15-4 shows the regional transmission system and local substations.
Primary loads are the pumps in the brine wellfield (Playa) and the processing plant. Table 15-2 shows the average loads for 2017 to 2021 in megawatts per hour (MWh).
Table 15-2: Silver Peak Power Consumption

Year	Playa (MWh)	Plant (MWh)	Total (MWh)
2017	8.6	4.0	12.7
2018	8.7	5.1	13.9
2019	8.8	4.4	13.1
2020	10.9	3.8	14.7
2021	10.5	4.7	15.2
Source: Albemarle, 2021

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Source: NV Energy, 2017 (Modified by SRK)
Figure 15-4: NV Energy Regional Transmission System

15.5.2    Propane
Propane is used for heating and drying in the process facilities. The major propane loads include an 800 horsepower (hp) Donlee boiler, a 150 Johnston boiler, and a carbonate rotary dryer. The propane is supplied by a vendor located in Salt Lake City. The main propane supply tank is located on the plant site with a capacity of 20,000 gallons. There are several smaller tanks with approximately of 2,000 gallons used for forklifts and heating at various locations on the site. Propane is supplied by 12,000-gallon tanker trucks as needed four to six times per month.
15.5.3    Diesel
The project has two diesel storage tanks on site. A 15,000-gallon storage tank, which fueled a now decommissioned boiler, and a new 10,000-gallon storage tank located in the playa area near the liming facility. The playa diesel tank is being permitted and once permitting is completed it will be filled by tanker truck delivery in 10,000-gallon loads from Las Vegas or Tonopah, NV. During the interim period fuel is delivered out of Tonopah in smaller 1,700-gallon quantities every other week. The fuel is delivered by truck typically in larger quantities during the winter month when salt harvesting is occurring during the winter months. The fuel is used for site and contractor vehicles.

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15.5.4    Gasoline
Gasoline is delivered in smaller quantities, typically 3,000 gallons per load, and stored in a 5,000-gallon tank and used for site vehicles.
15.6    Water and Pipelines
Potable water is supplied by ESCO. The County water system is used at all company provided houses or lots for general domestic purposes; office restrooms; dry house showers, restrooms, laundering, emergency eyewash/showers throughout the processing plants.
Albemarle owns and operates two freshwater wells located approximately two mi south of Silver Peak, near the ESCO fresh water well. These wells are used to provide process water to the boilers, firewater system and makeup water for process plant equipment. The freshwater wells are located approximately 150 ft apart in the same aquifer and are operated one at a time. The 60 and 75 hp pumps each have approximately 672 gallons per minute (gpm) capacity based on pump tests performed in 2019. Both fresh-water wells are discharged to the same 6-inch pipeline which runs to the plant water tank and on to the playa water tank located at the liming facility.

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16Market Studies
Fastmarkets was engaged Albemarle through SRK to perform a preliminary market study, as required by S-K 1300 to support resource and reserve estimates for Albemarle’s mining operations. This report covers the Silver Peak operations. Silver Peak’s sole product, sourced from its brine resource, is technical grade lithium carbonate. The site does also produce a specialty anhydrous lithium hydroxide that uses lithium hydroxide brought onto site from other Albemarle facilities. This product has been excluded from the analysis as it is not directly sourced from the Silver Peak brine resource.
The preliminary market study and summary detail contained herein present a forward-looking price forecast for applicable lithium products. This includes forward-looking assumptions around supply and demand. Fastmarkets notes that as with any forward-looking assumptions, the eventual future outcome may deviate significantly from the forward-looking assumptions
16.1Market Information
This section presents the summary findings for the preliminary market study completed by Fastmarkets on lithium.
16.1.1Lithium Market Introduction
Historically, (i.e., prior to the 2000s), the dominant use of lithium was in ceramics, glasses, and greases. The current lithium market is driven by the battery electric vehicle industry. Demand from lithium-ion batteries currently contributes 81% of total demand. Split into EV’s (70%), ESS (4%) and consumer electronics (7%) The remainder (19%) is from ceramics and other traditional applications.
Lithium is currently recovered from hard rock sources and evaporative brines. The predominant hard rock mineral is spodumene, whilst most production from brine operations occurs as lithium chloride (LiCl). For the rest of this document, unless specifically noted, when referring to brine production Fastmarkets will be referring to chloride brines, and when referring to hard rock, again unless specifically noted, Fastmarkets will be referring to spodumene. This is to minimize the complexity of this explanation and given these are the dominant forms of production from both sources, this simplification covers the majority of current and future production sources.
For use in batteries appropriate for electric vehicles, lithium is generally used in either a carbonate or hydroxide form. Current practice allows direct production of lithium carbonate from either brines or hard rock sources, whereas only hard rock sources directly produce lithium hydroxide (brine operations all first produce lithium carbonate which is then converted to hydroxide, if desired). However, there is a reasonable probability that lithium hydroxide will be produced directly from a brine source in the future. For existing producers, the major differences in cost between brine and hard rock include the following:
•Hard rock sources require additional mining, concentrating, and roasting/leaching costs.
•For a final hydroxide product, brine sources first produce a lithium carbonate that requires further conversion costs, whereas hard rock sources can be used to directly produce a lithium hydroxide from a mineral concentrate.
•Brine sources require concentration prior to production, as natural brine solutions are generally too diluted to allow for precipitation of lithium in a salable form.
•Brine sources generally have a higher level of impurities (in solution) that require removal.

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Historically, brine producers have had a significant production cost advantage over hard rock producers for lithium carbonate and a smaller cost advantage for lithium hydroxide. New brine producers have relatively high operating costs when compared to traditional hard rock production, especially with respect to the production of lithium hydroxide, so the prior landscape is evolving.
16.1.2Lithium Demand
In recent years, the lithium industry has gone through an evolution. The ceramic and glass sectors were traditionally the largest source of demand for lithium products globally. However, the development boom in demand for mobile consumer applications reliant upon lithium-ion batteries structurally changed the industry. Much of this change, 2000-2015, was driven by devices such as phones, laptop computers, tablet computers, and other devices (e.g., speakers, lights, drones and wearables, etc.), as well as small mobility devices (e.g., electric bikes). However, the use of lithium in EV’s has quickly become the most important aspect of overall lithium demand, not just within the battery sector of demand, but for lithium demand on whole. This is seen in Figure 16-1, with EV market share rapidly growing in importance and driving overall demand growth in the lithium industry.
Source: Fastmarkets
Figure 16-1: Lithium Demand

The potential future demand scenarios look extremely strong as the adoption of EV’s is happening at a fast pace, governments have accelerated their zero-carbon agendas, towns and cities are introducing emission charges, which is accelerating uptake of EV, especially light commercial EV’s and as more power generation comes from renewables, the need for Energy Storage Systems (ESS) will also need to grow at a fast pace. Indeed, lithium demand from ESS application is expected to be bigger than EV’s.
But the future landscape could also change, instead of households owning cars, autonomous vehicles may lead to ride hailing and car sharing usage models, battery chemistries are likely to change and different power trains, such as hydrogen, could be adopted.

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Nonetheless, acceleration in the growth of the EV industry appears to be unstoppable. Demand growth in 2019 and 2020 were relatively disappointing but were likely driven by external factors (e.g., changes in EV subsidies in jurisdictions such as China, as well as the global COVID-19 pandemic) that have largely moved through the system. Indeed, EV demand in China in the second half of 2020 and throughout 2021 accelerated at a fast pace and have remained strong in 2022 (Figure 16-2). In the first three quarters of 2022, BEV sales were up 89% in China, 69% in the US and 26% in Europe.
Source: CAAM, Fastmarkets
Figure 16-2: China Historic PEV Sales

Ironically, the pandemic and the lockdowns led to significantly less polluted cities and clear skies, which has changed public perceptions about climate change, which combine with government incentives to buy EV’s, in an effort to boost economic recovery, have further boosted demand for EV’s. Most auto makers and other industry participants have invested heavily to expand into EV production and have accepted that the future is EV’s, with many already signaling when they will stop producing internal combustion engine (ICE)- based vehicles. Interestingly, many of Japan’s OEMs were reluctant to adopt EV’s wholeheartedly, given they had to import energy to produce electricity, but in recent years they have signaled their intent to switch to electric. In Fastmarkets’ opinion, many of the barriers to EV’s becoming the dominant type of vehicle sales have been lifted, although there are still concerns about availability of raw materials and the cost of EV’s.
Several barriers for mass EV adoption persist, with cost being the most significant one. In 2020, Bloomberg New Energy Finance (BNEF) estimated that the battery pack makes up 33% of the total BEV cost. At that time, the cells within the pack made up 75% of the battery pack cost and the cathode active material (CAM) made up around 51% of the cell cost. The CAM is the most expensive component of the entire battery pack. These proportions will now have changed due to high commodity prices and other global economic factors.
Due to a lack of maturity of the lithium battery market, current contract prices are significantly lower than spot market prices. This is expected to change with time. Fastmarkets expects that a move to market-based pricing mechanisms will result in raw material prices settling at a level that is mutually beneficial for both producers and consumers.

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For higher end vehicles, this cost is manageable in the context of the overall vehicle cost. However, for entry level vehicles, the cost of the battery pack remains a hurdle to BEV’s being competitive with ICE cars. BNEF state that US$68 per kWh is a rough global benchmark for BEV’s becoming cheaper than ICE vehicles.
Fastmarkets’ modeling, which considers spot prices for lithium, nickel, manganese, cobalt, and iron phosphate, showed battery pack costs peaked at US$180 to US$190 per kWh for nickel-based chemistries in March 2022 following high lithium hydroxide prices and the nickel price spike. The LFP battery pack cost peaked near US$155 per kWh around the same time, driven by high lithium carbonate prices.
We expect a greater penetration of vehicles fitted with LFP/LMFP battery packs outside of China. LFP/LMFP is a lower cost on a kWh basis, helping to reduce the average fleet battery pack cost and improve cost parity in budget vehicle segments. Improvement in technologies will also help reduce battery pack costs by reducing material intensity (less material = reduced cost) and increasing energy density (higher kWh for the same cost).
We have seen EV’s become increasingly popular across developed markets in 2021 and 2022. We expect to see this level of growth sustained due to two factors. Firstly, the variety and availability of EV models have expanded since 2021, making EV’s attractive to a greater number of consumers. The second is the introduction, or expansion, of EV-related subsidies and electric mobility strategies by governments in order to increase local EV adoption rates.
That said, two headwinds pose a downside risk to EV adoption in the near term, namely EV prices and range anxiety. Data from Fleet Europe shows that, although EV prices have fallen in China by 52% since 2015, they have risen in the US and Europe by 20% and 14% respectively, making EV’s 43% and 27% more expensive than ICE cars in these markets. EV’s also remain unaffordable for most consumers in emerging markets where average household incomes are lower, making ICE and used vehicles more attractive. We also expect that range anxiety will continue to limit battery-only-EV (BEV) sales in the near term, particularly in markets where vehicle ownership is necessary for travel, until battery range and charging infrastructure improves. But, where range anxiety is an issue, plug-in-hybrid EV (PHEV) sales are expected to do well.
In Fastmarkets’ opinion, raw materials and supply chain limitations are the other potential major risk to widespread EV adoption, given how much longer it takes to build new mine supply, compared with downstream manufacturing capacity. Out of all the battery raw materials, Fastmarkets expects graphite and lithium are the materials that are most likely to constraint battery production, but it is not a given. The risks are generally considered to exist in the nearer term period, as the further out you look, a broader base of producers, who will by then have better knowhow, will be better placed to expand production or use their expertise to help, by partnership or acquisition, other junior miners get into production. In addition, longer term, widespread recycling will likely mitigate this risk. Downstream production (e.g., battery-grade lithium carbonate/hydroxide, cathode precursor, cathodes, batteries, etc.) also appears to have a low risk of creating a bottleneck, as extensive investment in this manufacturing capacity has already happened and continues. Technological improvements, including direct lithium extraction, DLE, and mining different ore types, like lepidolite and clays, are also expected to speed up the bringing of new supply to market as well as expanding the availability of lithium units, in the case of lepidolite.

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Fastmarkets expects near- to mid-term growth in the EV market to remain robust, the biggest near-term threats are the cost of living crisis, the higher interest rate environment and the prospect of widespread recession. The International Monetary Fund (IMF) expects one third of the world’s economy to be in recession in 2023. Normally, such an economic outlook would dampen the outlook for new vehicle sales, but while Fastmarkets expects total vehicle sales to be negatively impacted, it does not expect EV sales to be impacted. Reasons being, first there are long waiting lists to buy EV’s, these range 3-24 months. Second, EV production that has been constrained by the parts shortages, especially the semiconductor shortage, is expected to recover as more capacity has been built and supply lines have had time to adjust to the disruption caused by Russia’s invasion of Ukraine, the latter being a significant manufacturer of auto parts. In addition, the EV market has moved on from being a niche market to being much more mainstream. In addition, it needs to be remembered that EV growth will run parallel with ESS growth, and both will be driving demand for lithium-ion batteries, While Fastmarkets has little doubt the electrification era will unfold at a fast pace, there is no room for complacency. There are risks - technological changes could see hydrogen power-trains, with hydrogen being used as a fuel to combust, or to power fuel cells, and other battery chemistries could evolve, such as sodium-ion. In addition, advances in charging could mean EV’s could operate with significantly smaller batteries, which in turn would mean the global vehicle fleet needs less battery raw materials. Under these scenarios, demand for lithium from EV’s would be curtailed. Overall, Fastmarkets expects lithium-ion batteries will remain essential as the electrification era unfolds at a fast pace.
To quantify potential demand growth, Fastmarkets has constructed a bottom-up demand model, forecasting BEV sales by region, by EV type (BEV, PHEV, Mild-hybrid (MHEV)), which is further broken down by battery size and battery chemistry, from which we calculate the volume of demand for each battery material. The demand side remains extremely dynamic, different battery chemistries, including sodium-ion, LFP LMFP, high nickel, high manganese and others are expected to be utilized by different applications going forward. The main risk for lithium would be if a non-lithium-ion battery gained traction. Again, while we expect non-lithium batteries will find some applications, we expect lithium-ion batteries will dominate.
With governments imposing targets and legislation as to when the sale of ICE vehicles will be banned, strong growth in EV uptake is expected over the next 10-15 years. Fastmarkets’ forecast is by 2032, EV sales will reach 50 million, which will mean about 55% of global sales will be EV - highlighting there will still be a lot of room for organic growth ahead.
While the is a lot of focus on EV growth, there is a likely cap on how big the EV market can be. But given the potential for grid scale energy storage, the ESS market is likely to surpass the EV market in the future.
16.1.3Lithium Supply
Lithium supply is currently sourced from two types of lithium deposit: hard rock (spodumene, lepidolite, and petalite minerals) and concentrated saline brines hosted within evaporite basins (largely salt flats in Chile, Argentina, China and Bolivia). Exploration and technical studies are currently ongoing on three additional types of deposits: hectorite clay deposits, a unique hard rock deposit with a lithium-boron mineral named Jadarite, and other deep brines (e.g., geothermal and oil field). Although extensive study has been completed and much is being invested in these alternate lithium sources, they have not yet been commercially developed, although some are expected to be commercially developed in the not too distant future.

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Currently (i.e., 2022 production), approximately 45% of lithium produced comes from brines and 55% from hard rock deposits.
Up until 2016, global lithium production was dominated by two deposits: Greenbushes in Australia (hard rock) and the Salar de Atacama in Chile (brine), the latter having two commercial operations on it, Albemarle and SQM. Livent, formerly FMC, was the third main producer in South America with their operation in Argentina. Tianqi Lithium and Ganfeng Lithium were the two main Chinese lithium players, growing domestically and overseas with Tianqi buying a 51% stake in Greenbushes and Ganfeng developing lithium mining and production facilities in China, as well as investing in mines and brine operations in Australia and South America. Since then, many more producers have emerged on the scene, first with the restart of the Mt Cattlin mine in Australia, the brief restart of North American Lithium’s La Corne mine in Canada, the expansion at Mt Marion and the start-up of Allkem (formerly Orocobre) brine operation in Argentina. These were then followed by a rush of new production in 2017/18, with AMG’s Mibra in Brazil and four new starts in Australia, including Tawana Resources’ (later Alita Resources) Bald Hill mine, Altura Mining’s Pilgangoora mine, Pilbara Minerals’ Pilgangoora mine and Mineral Resources’ Wodgina mine. In addition, there were start-up in China, including Qarhan, Taijinaier and Yiliping. In addition, a number of existing producers have expanded production in recent years, including at Albemarle, SQM, Pilbara Minerals, Allkem and Mineral Resources’ Mt Marion mine. The result is that production climbed to 528,000 tonnes LCE in 2021, from 186,000 tonnes LCE in 2016.
As of mid-2022 there were 27 miners, operating 30 mines/salars, with the average size of production being 16,500 tonnes per year LCE. In 2021, brine accounted for 46%, spodumene 45% and lepidolite and clays 9%. Geographically, in 2021, 41% of lithium raw material was mined in Australia, 32% in South America, 24% in China, with 3% from other countries.
Looking forward, as discussed above, Fastmarkets forecasts that demand will grow significantly. However, supply is also rapidly increasing. Based on Fastmarkets’ knowledge of global lithium projects in development, it forecasts that mine supply will grow by 165% between 2021 and 2025, with estimated mine supply reaching 1.4 million tonnes in 2025, from 0.58 million tonnes in 2021. This potential growth in supply is limited to projects that are near production (i.e., projects that are either producing, under construction, or at an advanced stage of development, such as operating demonstration plants and at the point of financing construction). The current price environment and political climate is extremely supportive of bringing on new production, with many governments giving grants, tax breaks and downstream consumers keen to provide support by offering partnerships and offtake agreements. The main headwinds today are social and environmental opposition, while planning and permitting still take time. Given the demand outlook discussed above, Fastmarkets believes it is likely the next-in-line projects come into production and other junior miners will be incentivized to get into production as fast as they can. Our forecast is that there are more than enough potential lithium mines to provide enough supply, the big question is whether the supply can be commercially available in a timely manner.
Beyond 2025, the supply pipeline is well stocked with junior miners and their journey to market may well be accelerated as existing miners invest in them, bringing with them their knowhow, finance and management expertise.

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16.1.4Pricing Forecast
Lithium prices reacted negatively to the supply increases that started in 2017/18, with spot prices for battery grade lithium carbonate, CIF China, Japan, Korea (CJK) falling from a peak of US$20 per kg in early 2018, to a low of US$6.75 per kg in the second half 2020. They have since been catapulted higher, averaging US$16.60 per kg in 2021 and US$70.66 in the first eleven months of 2022, with the high price range so far in 2022 being US$80 to US$82 per kg. This surge in prices has been driven by stronger than expected demand and a far from optimal supply response, which was hampered by the negative fallout from the pandemic and a much slower than expected restart of idle production capacity, while new capacity and restarts have suffered the usual ramp-up issues. Figure 16-3 presents the historical spot prices for lithium carbonate and hydroxide.
But, as 2022 turns into 2023, another supply response is underway, with some idle capacity restarting, expansions and new mines starting up. This new capacity has been ramping up during 2022 and is expected to continue to do so in 2023, bringing with it much needed additional supply that should alleviate the current supply shortage. Fastmarkets does, however, expect the market to end up being in a small supply surplus in 2023, which should take pressure of prices. The supply-demand estimate is provided in Figure 16-4.

Fastmarkets lithium carbonate & hydroxide spot prices, $/kg, cif China, Japan & Korea
90
80
70
60
50
40
30
20
10
0
Jan-18
Apr-18
Jul-18
Oct-18
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21
Jan-22
Apr-22
Jul-22
Oct-22
Jan-23
Lithium carbonate 99.5% Li2CO3 min, battery grade, spot prices cif China, Japan & Korea, $/kg
Lithium hydroxide monohydrate LiOH.H2O 56.5% LiOH min, battery grade, spot price cif China, Japan & Korea, $/kg

Source: Fastmarkets
Figure 16-3: Lithium Carbonate and Hydroxide Historical Spot Prices

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Lithium supply-demand balance, 2018-2030
kt LCE
Apparent demand
Balance
Avaliable production
3,500
3,000
2,500
2,000
1,500
1,000
500
0
-500
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030

Source: Fastmarkets
Figure 16-4: Lithium Supply-Demand Balance

After two years of a deficit market, 2023 is expected to see a significant supply response and the market tightness is expected to ease. Although Fastmarkets expects the market to move into a small surplus of 11,500 tonnes LCE in 2023, the market will still feel tight, and as such the price is expected to remain elevated. Thereafter, the market is expected to be tight and mainly in deficit until 2026, as we move further away from the parts shortages that have been constraining EV production, and therefore lithium demand.
Given the strong demand outlook we envisage a challenge for producers to keep up and bring supply online in a timely manner. Given this challenge, Fastmarkets does not expect prices to drop down below the incentive price anytime soon. In Fastmarkets’ opinion, the lithium price will need to exceed the production cost for new projects and provide an adequate rate of return on investment to justify developments.
Near to medium term supply increases will be fueled by traditional sources, including spodumene units from Australia, Africa and the Americas, as well as salar brines in Argentina, Chile and China. Post 2025, an increasing portion of new supply is forecast to come from lower-grade unconventional resources such as lepidolite, geothermal brines and oilfield brines. Based on how Chinese companies have rapidly developed the nickel/cobalt sector in Indonesia, as it strived to secure battery raw materials, Fastmarkets is confident in the ability of the Chinese to do the same in lithium by ramping-up domestic lepidolite production and developing lithium mines in Africa. Both of these are expected to become a significant contribution to global supply.
There is expected to be a period of surplus in the second half of the decade, but as mentioned, a significant amount of new capacity is reliant on the successful implementation of yet mostly unproven

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DLE technology at unconventional resources, so the forecast presence of some surpluses is not a bad thing. While an 87,100-tonne surplus in 2031 seems a lot now, it will only represent around 3% of forecast demand. Surpluses will also likely be absorbed by restocking. In addition, experience tells us that even though we have allowed for delays, we are likely to see more issues affecting the delivery of new material into the market - as such, prices are expected to remain elevated. The emergence of more recycled material will provide an extra boost to supply in the later years.
Fastmarkets has provided price forecasts out to 2030 for the most utilized market prices. These are the battery grade carbonate and hydroxide, CIF China, Japan and Korea. Fastmarkets recognizes that Albemarle’s current operations are expected to continue for at least another 20 years, but due to a lack of visibility beyond 2030, there is little reward in attempting to forecast a supply-demand balance and therefore a price forecast beyond this period. We have therefore flatlined our forecast from 2030. Table 16‑1 shows the forecasts, provided in both nominal and real terms.

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Table 16-1: Lithium carbonate and hydroxide Price Forecast

Prices and Forecast (Base case)	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Lithium carbonate BG CIF China, Japan And Korea spot US$/kg (nominal)	16.6	71.2	63.5	59.0	61.0	42.0	47.8	28.0	33.0	24.0
Lithium carbonate BG CIF China, Japan and Korea spot US$/kg (real 2022)	17.9	71.2	61.3	55.8	56.4	37.9	42.7	24.7	28.6	20.5
Lithium hydroxide BG CIF China, Japan And Korea spot US$/kg (nominal)	17.4	72.9	65.5	61.0	60.0	40.0	48.0	28.0	33.0	24.0
Lithium hydroxide BG CIF China, Japan And Korea spot US$/kg (real 2022)	18.8	72.9	63.2	57.7	55.5	36.1	42.8	24.7	28.6	20.5
Prices and Forecast (High case)
Lithium carbonate BG CIF China, Japan and Korea spot US$/kg (nominal)	16.6	70.8	76.0	76.0	70.0	65.0	65.0	55.0	55.0	55.0
Lithium carbonate BG CIF China, Japan and Korea spot US$/kg (real 2022)	17.9	70.8	73.4	71.9	64.7	58.7	58.0	48.4	47.7	47.1
Lithium hydroxide BG CIF China, Japan and Korea spot US$/kg (nominal)	17.4	72.2	76.0	76.0	70.0	65.0	65.0	55.0	55.0	55.0
Lithium hydroxide BG CIF China, Japan and Korea spot US$/kg (real 2022)	18.8	72.2	73.4	71.9	64.7	58.7	58.0	48.4	47.7	47.1
Prices and Forecast (Low case)
Lithium carbonate BG CIF China, Japan and Korea spot US$/kg (nominal)	16.6	70.8	60.0	43.0	40.0	20.0	16.0	12.0	12.0	12.0
Lithium carbonate BG CIF China, Japan and Korea spot US$/kg (real 2022)	17.9	70.8	57.9	40.7	37.0	18.1	14.3	10.6	10.4	10.3
Lithium hydroxide BG CIF China, Japan and Korea spot US$/kg (nominal)	17.4	72.2	60.0	43.0	40.0	20.0	16.0	12.0	12.0	12.0
Lithium hydroxide BG CIF China, Japan and Korea spot US$/kg (real 2022)	18.8	72.2	57.9	40.7	37.0	18.1	14.3	10.6	10.4	10.3
Source: Fastmarkets

Tightness is expected to keep prices well above incentive prices for the whole forecast period, albeit at lower levels than the peaks seen in 2022. Volatility will remain a key theme, as supply increases in waves, we expect periods when supply will be greater than that year’s demand, leading to surpluses, and downward pressure on prices.
Post 2030, the continued growth of demand for lithium from EV’s and ESS, will require a lithium price that incentivizes new supply to come online to meet this demand. The lithium price will need to exceed the production cost for new projects and provide an adequate rate of return on investment to justify development. Based on our understanding of the cost of bringing new supply online, especially higher cost units such as lepidolite, whilst also ensuring an adequate rate of return, we believe prices long-term will settle around the US$20/kg mark. Due to typical price volatility, Fastmarkets expects prices may spike well above or fall well below this level, but from an average pricing perspective, Fastmarkets views this forecast as reasonable.
Fastmarkets recommends that the above price of US$20/kg for lithium carbonate cf China, Japan and Korea should be utilized by Albemarle for the purpose of reserve estimation.
Our high-case scenario could pan out either if the growth in supply is slower than we expect, or demand growth is faster than expected. The former could happen if the Chinese struggle to make lepidolite mining economically viable, or if DLE technology takes longer to be commercially available. The latter could be seen if the adoption of EV’s continues to accelerate, or if demand for ESS grows at a faster pace. However, we do think prices over US$55 to US$60 per kg would be unsustainable over the long term when most of the market is priced basis market prices.
Our low-case scenario could unfold if the current price regime prompts a much faster reaction from producers. This is most likely to be achievable by Chinese producers both domestically and in Africa,

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considering the strict permitting process in western economies is already delaying project development timelines. Alternatively, or possibly in tandem, we would expect a fast return towards incentive prices if demand did end up being hit by either a recession, a massive escalation in geopolitical events, or a more incapacitating pandemic.
As noted above, Fastmarkets views it likely that there will be short-term volatility in pricing. However, from a longer term viewpoint, the key points of uncertainty to the average spodumene or lithium carbonate price in this forecast follow:
•EV sales growth – The rate at which EV’s are accepted by the general population will be the biggest driver of lithium prices. In the high case scenario, Fastmarkets believes prices of US$30 per kg for battery grade lithium and US$3,000 per tonne for spodumene are realistic for a sustained period to support the almost exponential supply growth required for this scenario beyond 2030.
•Fundamental battery technology – Even with very strong EV demand, if the industry substitutes away from lithium-based technology, it could materially reduce lithium demand resulting in a similar pricing situation to the low-scenario noted above. However, in Fastmarkets opinion, the probability of this occurring within the forecast period is low considering the performance, practicality and versatility of lithium-based battery technologies and chemistries. Given the very long timing to commercialize battery technology, it appears highly unlikely the industry will substitute away from lithium-ion in the forecast period.
•Supply growth beyond 2025 – As shown in Figure 16-4: Lithium Supply Demand Balance After two years of a deficit market, 2023 is expected to see a significant supply response and the market tightness is expected to ease. Although Fastmarkets expects the market to move into a small surplus of 11,500 tonnes LCE in 2023, the market will still feel tight, and as such the price is expected to remain elevated. Thereafter, the market is expected to be tight and mainly in deficit until 2026, as we move further away from the parts shortages that have been constraining EV production, and therefore lithium demand.
•, Fastmarkets expects supply growth to broadly match demand in the period. There is a healthy number of potential projects in the pipeline but there remains uncertainty in the ability for these to come online in a timely manner. We have placed faith in the markets ability to develop alternative deposit types, such as the hectorite clay deposits in Nevada and Mexico, some of the largest occurrences of lithium in the world. At this stage, the only question around development of these deposits is the ultimate timeline on when they can start, especially projects in the US, which are being continually delayed due to NIMBYism and delays in permit issuance. We have allowed for delays, but experience tells us that we are likely to see more issues affecting the delivery of new material into the market. Toward the end of the decade, recycling will become an increasingly important component in filling potential supply gaps, especially in areas which lack inadequate raw material supply (Europe and US).
16.1.5Product Sales
Silver Peak is an operating lithium mine. The mine pumps a subsurface brine that is rich in lithium to evaporation ponds on the surface of the playa. These evaporation ponds concentrate the brine utilizing solar energy. Lithium chloride is concentrated to approximately 0.54% lithium at which point

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it is processed into technical grade lithium carbonate at the site’s production facilities. Specifications for this product are provided in Table 16-2.

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Table 16-2: Technical Grade Lithium Carbonate Specifications

Chemical	Specification
Li2CO3	min.	99%
Cl	max.	0.015%
K	max.	0.001%
Na	max.	0.08%
Mg	max.	0.01%
SO4	max.	0.05%
Fe2O3	max.	0.003%
Ca	max.	0.016%
Loss at 550°C	max.	0.75%
Source: Albemarle 2017

Historic production from the Silver Peak facility is presented in Table 16-3.
Table 16-3: Historic Silver Peak Annual Production Rate (Metric Tonnes)

	2015	2016	2017	2018	2019	2020	2021
Technical Grade Lithium Carbonate	5,410	3,849	4,471	6,565	3,586	3,920	6,198
Source: Albemarle 2021
2015-2020 data reflects actual production, 2021 production is an estimate

Looking forward, Albemarle is targeting increasing production from Silver Peak to fully utilize the facility. As seen in Table 16-2 the facility has produced as much as 6,500 tonnes of Li2CO3 in recent years (specifically 2018), although not on a sustainable basis. Current active evaporation ponds do not have the capacity to sustain this production rate and the 2018 production relied upon depleting pond inventory. Going forward, Albemarle plans to rehabilitate existing ponds that are out of use to increase the evaporation capacity to bring sustained pond capacity closer to the capacity of the production facilities and achieve higher production rates on a sustained basis (note, these production rates are dependent upon lithium concentration in brine remaining at or near recent levels, as lithium concentration drops over time, the production rate will also fall unless pumping rates and evaporation pond capacity can be increased).
The technical grade lithium carbonate product from Silver Peak is a marketable lithium chemical that can be sold into the open market. However, Albemarle is an integrated chemical manufacturing company that operates multiple downstream lithium processing facilities and also has the option of utilizing the production from Silver Peak for further processing to develop value-add products (e.g., battery grade lithium carbonate or hydroxide). Therefore, a proportion of the production from Silver Peak is utilized as source product for Albemarle’s downstream processing facilities. In recent years, the proportion of production consumed internally has averaged approximately 65% with the remainder sold to third parties.
While a portion of the production may be consumed internally, for the purposes of this reserve estimate, Fastmarkets has assumed that 100% of the production from Silver Peak will be sold to third parties and has therefore utilized a typical third-party market price, without any adjustments, as the basis of the reserve estimate.
16.2Contracts and Status
As outlined above, the lithium carbonate produced from Silver Peak is either consumed internally for downstream value-add production or sold to third parties. These third-party sales may be completed

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in spot transactions, or the lithium carbonate may be utilized to satisfy sales contracts for lithium chemicals held at the consolidated corporate Albemarle level or its affiliates. Silver Peak also has direct offtake contracts to third parties totaling 2,000 tonnes per year. Of this, around 1,600 tonnes are sold under long term or annual contracts with the rest being sold at spot prices. The balance of Silver Peak’s annual production volumes is used internally as raw material for downstream lithium salts. Fastmarkets is not aware of any other material contracts for Silver Peak.

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17Environmental, Permitting and Social Factors
The following sections discuss reasonably available information on environmental, permitting, and social or community factors related to the SPLO. Where appropriate, recommendations for additional investigation(s), or expansion of existing baseline data collection programs, are provided.
17.1Environmental Studies
The SPLO is in a rural area approximately 30 mi southwest of Tonopah, in Esmeralda County, Nevada. It is located in Clayton Valley, an arid valley historically covered with dry lake beds (playas). The operation borders the small unincorporated town of Silver Peak, Nevada. Albemarle uses the SPLO for the production of lithium brines, which are used to make lithium carbonate (Li2CO3) and, to a lesser degree, lithium hydroxide (LiOH). The site covers approximately 13,753 acres and is dominated by large evaporation ponds on the valley floor; some in use and filled with brine while others are dry and temporarily unused. Actual surface disturbance associated with the operations is 7,390 acres, primarily associated with the evaporation ponds. The manufacturing and administrative activities are confined to an area approximately 20 acres in size, portions of which were previously used for silver mining through the early twentieth century (DOE, 2010)
Albemarle Corporation and its predecessor companies (Rockwood Lithium, Inc., Chemetall Foote Corporation, Cyprus Foote Minerals, and Foote Minerals) have operated at the Silver Peak site since 1966, significantly pre-dating most all environmental statutes and regulations, including National Environmental Policy Act (NEPA) and subsequent water, air, and waste regulations. Baseline data collection as part of environmental impact analyses was never conducted comprehensively, though some hydrogeological investigations were performed as part of project development. The U.S. Department of Energy (DOE) conducted a limited NEPA Environmental Assessment (EA) in 2010 of its proposal to partially fund the following activities:
•The establishment of a new 5,000 metric tonne per year lithium hydroxide plant at an existing Chemetall facility in Kings Mountain, North Carolina
•The refurbishment and expansion of an existing lithium brine production facility and lithium carbonate plant in Silver Peak, Nevada
Both projects were intended to support the anticipated growth in the Battery Electric Vehicle (BEV) industry and hybrid electric vehicle (HEV) industry. The following information was obtained primarily from early studies, publicly available databases, and information provided in the Final Environmental Assessment for Chemetall Foote Corporation Electric Drive Vehicle Battery and Component Manufacturing Initiative Kings Mountain, NC and Silver Peak, NV (DOE, 2010), which analyzed the impact to a limited number of environmental resources. Supplemental information was provided in the updated resource baseline reports prepared as part of the current permitting efforts at SPLO.

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The SPLO currently has a permitting action before the U.S. Department of the Interior – Bureau of Land Management (BLM) for the reconciliation of total surface disturbance that has taken place at the Project site as well as potential expansion and future disturbance activities, including the construction of two new weak brine evaporation ponds, as well as a new strong brine complex with lined ponds to replace existing unlined ponds and a small area of existing ponds that overlapped onto BLM-administered public land, but were not properly authorized. Albemarle is planning to increase the authorized disturbance of 6,462 acres to approximately 8,138 acres. The proposed expansion and future disturbance would be located on both private lands controlled by Albemarle and public land administered by the BLM.
Baseline reports for these actions were prepared by SWCA Environmental Consultants for use by the BLM in the NEPA-driven impact analysis, and include studies for the pale kangaroo mouse, soils, ecological sites, vegetation, noxious and invasive weeds, migratory birds, eagles and raptors, and cultural resources. Separately, SPLO conducted a site evaluation for the presence of Tiehm’s buckwheat and observed no evidence of any buckwheat species within the SPLO project property boundaries. The precise nature of the NEPA disclosure document to be used by the BLM for the impact analyses has not yet been formally determined and could involve either an Environmental Assessment (EA) or Environmental Impact Statement (EIS), depending on the level of significance of the proposed impacts. While a preliminary determination by the agency suggests that an EIS would likely be required, supplemental communications have indicated that an EA is still an option. The formal determination will be issued by the agency by mid-2023.
In addition, several broad-scope environmental studies have also been conducted within Clayton Valley, but not specifically for the SPLO. While the studies were not officially sanctioned by the BLM as part of an active mining plan, each study does follow approved protocols for data collection with respect to the resource under investigation per BLM Instruction Memorandum NV-2011-004 Guidance for Permitting 3809 Plans of Operation (BLM, 2010). The botanical inventory was initiated early due to the time critical nature of plant identification, which is generally limited to the spring of the year in most locations in Nevada. The wildlife inventory was conducted concurrently as an opportunistic sampling event. The following is a summary of the relevant environmental studies conducted in the valley to date.
17.1.1Air Quality
The Nevada Division of Environmental Protection (NDEP) – Bureau of Air Quality Planning (BAQP), which is responsible for monitoring air quality for each of the criteria pollutants and assessing compliance, has promulgated rules governing ambient air quality in the State of Nevada. Esmeralda County is in attainment for all criteria air pollutants. Immediately bordering the SPLO to the north and west is the town of Silver Peak, which contains private residences, a small school, a post office, a Fire/Emergency Medical Services (EMS) station, a small church, a park, and a tavern. The closest occupied structures to the SPLO (measured from Albemarle’s Administrative Office) are approximately 1,000 ft away. The DOE (2010) EA concluded that exhaust emissions from equipment used in construction, coupled with likely fugitive dust emissions, could cause minor, short-term degradation of local air quality.
The SPLO operates via a Class II Air Quality Operating Permit (AP2819-0050) issued by the NDEP – Bureau of Air Pollution Control (BAPC). This permit applies to most of the equipment used and

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materials handling activities in the lithium carbonate and lithium hydroxide manufacturing processes. The SPLO has historically been in full compliance with their air quality operating permit. However, on June 28, 2022, Albemarle was issued a Letter of Alleged Findings and Order to Appear for Enforcement Conference with respect to AP2819-0050 for the observance of an unpermitted propane generator and failure to submit required monitoring, recordkeeping, or reporting at the Project site. Albemarle has completed all the requested actions from BAPC including providing all records of monitoring and incorporating the propane generator and are awaiting further feedback in order to resolve these issues.
17.1.2Site Hydrology/Hydrogeology and Background Groundwater Quality
The SPLO is located within the Clayton Valley Hydrographic Area, which covers 1,437 square kilometers (km2), and is designated as Hydrographic Area No. 143 of the Central Region, Hydrographic Basin 10. Clayton Valley, a topographically closed basin bounded by low to medium altitude mountain ranges, is a graben structure. Seismic and gravity surveys reveal numerous horst and graben features as the basin deepens to the east-southeast. Extensive faulting has created hydrologic barriers, resulting in the accumulation of lithium brines below the playa surface. Jennings (2010) states that satellite imagery and geological mapping identifies several parallel north-south trending faults that are semi-permeable barriers separating the freshwater aquifer on the west from the brines beneath the playa. Stratigraphic barriers occur around much of the playa, isolating it from significant freshwater inflows originating in the mountains.
Recharge occurs as underflow into the basin from Big Smoky Valley in the north and Alkali Spring Valley in the west. Recharge derived from precipitation in the basin is low due to high evapotranspiration rates.
Extensive exploration drilling has occurred to define the naturally occurring brine resource and hydrogeology of the Clayton Valley playa and surrounding areas. Freshwater does not exist near the pond system of the playa. However, upgradient of the playa margin yields groundwater that is potable. A monitoring well is located between the R-2 process pond and the freshwater wells (located upgradient) to define the groundwater quality between the playa aquifer and the freshwater aquifer. The topographic surface at the freshwater wells is about 390 ft higher in elevation than the playa surface and the direction of the groundwater flow is clearly toward the playa.
The groundwater pumped from the Clayton Valley playa produces a brine solution with very high Total Dissolved Solids (TDS) concentrations, averaging 139,000 parts per million (ppm). Stormwater runoff and accumulation is directed to the closed hydrogeologic system of Clayton Valley.
17.1.3General Wildlife
A review conducted in 2011, indicated that the dark kangaroo mouse (Microdipodops megacephalus) and the pale kangaroo mouse (Microdipodops pallidus) may occur in the area. The dark kangaroo mouse is listed as a sensitive species by the Nevada BLM, and both species are protected by the State of Nevada. At the same time, the Nevada Department of Wildlife (NDOW) reported that bighorn sheep (Ovis canadensis) and mule deer (Odocoileus hemionus) distributions exist on Mineral Ridge, north and west of the community of Silver Peak. The 2011 review also cited the potential presence of desert kangaroo rat (Dipodomys deserti), Merriam’s kangaroo rat (Dipodomys merriami), Great Basin whiptail (Cnemidophorus tigris tigris) and the zebra-tailed lizard (Callisaurus draconoides). Small mammal tracks were not documented within the Project area boundary during the 2020

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investigations. The U.S. Fish and Wildlife Service (FWS) had no listings for threatened or endangered species in the area.
Golden eagle (Aquila chrysaetos) and raptor aerial surveys of the area were conducted in the spring of 2016 and again in 2020. During the first aerial survey conducted in May, four eagle nests were observed. The four nests were again monitored in June. All four nests were inactive in June 2016. No golden eagle or other raptor nests were recorded within the Project area, and no occupied golden eagle nests were recorded in the survey area during the 2020 investigations.
Both desktop analysis and field observations conducted during 2020 indicate that the playa system supports a low diversity of wildlife. Small mammals and reptiles do occur in low densities within the playa setting where occasional vegetative structures occur. Based on a desktop review, it is not anticipated that mule deer or bighorn sheep would occur within the playa, as the playa provides no foraging habitat and adequate water sources are likely closer to or within the known bighorn sheep habitat. It is not anticipated that the Project would have considerable impact to the habitats of the species that are either known to occur or could occur within the playa setting.
17.1.4Avian Wildlife
A comprehensive assessment of avian wildlife in and around the area of the SPLO was originally completed as part of the Avian Protection Program (APP) (EDM, 2013). Clayton Valley lies in an arid region at the northern edge of the Mojave Desert which represents a transition from the hot Sonoran Desert to the cooler and higher Great Basin. The landscape is dominated by Nevada’s driest habitat, salt desert scrub, with isolated ephemeral wetlands and playas. According to the Great Basin Bird Observatory (GBBO, 2010), salt desert scrub and ephemeral wetlands and playas constitute important habitat for several priority bird species in Nevada. Although the breeding bird population of Esmeralda County is small, several hundred species of birds migrate through the county (Esmeralda County Commissioners, 2010).
The proposed Project area occurs on playa that is devoid of vegetation and currently provides little avian habitat. Based on the results of the field survey conducted in 2020, development of the Project is not anticipated to impact breeding or nesting birds or result in a loss of habitat. The Project itself, once developed, would provide significant habitat through the development of ponds, which vary in their water quality. The SPLO currently provides nesting habitat for two sensitive species: western snowy plover (Charadrius nivosus nivosus) and American avocet (Recurvirostra americana). Development of the Project may increase the available nesting habitat for these species. Additionally, these ponds provide stopover habitat for thousands of migrating waterfowl, shorebirds, and wading birds. Water quality that would pose a risk to birds is managed through the Project’s extensive monitoring and minimization efforts to maintain avian mortality rates at extremely low levels.
17.1.5Botanical Inventories
Based on a review of data provided by the Southwestern Regional Gap Analysis Program (SWReGAP) and a biological survey conducted on June 16, 2011, the area generally consists of three vegetative communities: inter-mountain basins playa, inter-mountain basins greasewood flat, and inter-mountain basins active and stabilized dunes (U.S. Geologic Survey (USGS), 2005). Additional seasonally sensitive botanical inventories were conducted in the area between June 19 and June 21, 2016. Playa habitat types were generally void of vegetation, while greasewood flats were dominated by black greasewood (Sarcobatus vermiculatus), Bailey’s greasewood (Sarcobatus

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baileyi), four-wing saltbush (Atriplex canescens), Mojave seablite (Suaeda moquinii), shadscale (Atriplex confertifolia), pickleweed (Salicornia ssp.) and inland saltgrass (Distichlis spicata).
SWCA completed additional botanical surveys for special-status plants and noxious and invasive weeds in the Project’s proposed expansion area in May 2020. No special-status species were observed. One noxious weed species, saltcedar (Tamarix sp.), and one invasive weed species, Halogeton (Halogeton glomeratus), were observed within the proposed expansion area.
17.1.6Cultural Inventories
No cultural inventories appear to have been conducted as part of the original permitting effort within the SPLO areas of disturbance, including the process plant site. In general, the valley playas are devoid of cultural artifacts and easily cleared during baseline data collection. The presence and complexity of cultural resources does, however, tend to increase toward the playa edges and adjacent dune systems. (DOE, 2010) As part of the current permitting process, limited cultural surveys were completed, as per request by the BLM.
17.1.7Known Environmental Issues
There are currently no known environmental issues that could materially impact Albemarle’s ability to extract SPLO resources or reserves. Currently proposed permitting actions should be approved but have the potential to impact the overall Project schedule.
17.2Environmental Management Planning
Environmental management plans have been prepared as part of the state and federal permitting processes authorizing mineral extraction and beneficiation operations for the SPLO. Requisite state permitting environmental management plans include (NAC 445A.398 and NAC 519A.270):
•Fluid Management Plan
•Monitoring Plan
•Emergency Response Plan
•Petroleum Contaminated Soil (PCS) Management Plan
•Temporary and Seasonal Closure plans
•Tentative Plan for Permanent Closure
•Reclamation Plan
Federal permitting environmental management plans incorporate many of the same plans as are required by the State of Nevada. These are specified in Title 43 of the Code of Federal Regulations Part 3809.401(b) (43 CFR § 3809.401(b)) and include:
•Water Management Plan
•Rock Characterization and Handling Plan (not applicable to SPLO)
•Spill Contingency Plan
•Reclamation Plan
•Monitoring Plan
•Interim Management Plan

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The state environmental management plans were submitted to the NDEP – Bureau of Mining Regulation and Reclamation (BMRR) as part of the Water Pollution Control Permit (WPCP) renewal application (Albemarle, 2021), which remains currently under agency review. In the meantime, the SPLO is authorized to continue operations under the existing permit. Several of the federal management plans were updated and re-submitted as part of the SPLO Amended Plan of Operations (Albemarle, 2022) most overlap with state counterparts.
17.2.1Waste Management
The major materials used at the SPLO include various salts, and acids. There is a diesel fueling station onsite, as well as several water tanks and a hydrochloric acid tank system. The facility has a Hazardous Material Storage Permit issued by the Nevada Fire Marshall. The facility also holds a Class 5 license from the Nevada Board for the Regulation of Liquefied Petroleum Gas for its storage of liquefied petroleum gas (propane).
The site is located in U.S. Environmental Protection Agency (EPA) Region IX and operates as a very small quantity generator (VSQG) under the Resource Conservation and Recovery Act (RCRA) waste regulations, as the SPLO generates less than 220 lb (100 kg) of hazardous waste or less than 2.2 lb (1 kg) of acute hazardous waste per month, or less than 220 pounds of spill residue per month. In fact, the SPLO typically generates little or no hazardous waste.
All non-hazardous solid waste generated at the plant is disposed of in an on-site landfill, permitted by the NDEP. Petroleum contaminated soil at the site, resulting from spills, leaks, and drips of various petroleum hydrocarbon products used at the site, are managed through the PCS Management Plan (June 2009). The facility currently operates two bioremediation cells (CFC Pad and SR Pad) for the treatment of PCS. There are no known off-site properties with areas of contamination or federal Superfund sites within the immediate vicinity of the facility.
17.2.2Tailings Disposal
While not tailings in the traditional hard rock mining sense, the SPLO does generate a solid residue that requires management during operations and closure. As part of the lithium extraction process, it is necessary to remove magnesium from the Clayton Valley brines. This is accomplished by treating the brines with slaked lime (Ca(OH)2). The lime treatment results in the production of a lime solid, consisting mainly of magnesium hydroxide (Mg(OH)2) and calcium sulfate (CaSO4), which is collected and deposited for final storage in the Lime Solids Pond (LS Pond; a.k.a., R2 Tailings Pond).
Toxicity Characteristic Leaching Procedure (TCLP) analysis of the lime solids conducted in October 1988, indicated concentrations below detection levels for cadmium, chromium, lead, mercury, selenium, and silver, but detectable levels of arsenic (0.02 mg/L) and barium (0.08 mg/L) in the leachate, both of which are regularly observed in brine and freshwater samples. More recent analyses were not available. SRK recommends that more comprehensive characterization of this material be undertaken as part of final closure of the facility.
Final reclamation of the LS Pond will involve decanting all fluids away from the pond to allow the solids to dewater. The containment berm will be breached at the lowest part to ensure the surface drains freely and remains dry. A four-strand barbed wire fence will be erected around the perimeter to prevent access to the surface of the pond. The lime solids should solidify but are not likely to support vehicular traffic. If it is later determined that the dried material in the LS Pond represents dust or

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other hazards, the permittee/operator will cooperate with appropriate state (and federal) regulatory agencies to correct the situation. If the correction includes capping or covering the pond, the appropriate actions will be included in the final closure plan. Inspection of this surface-crusted facility during heavy winds suggests that such remedial action is not likely to be necessary.
17.2.3Site Monitoring
Monitoring of the SPLO is accomplished on multiple levels and across various regulatory programs. These include:
•Air quality and emissions monitoring through the Class II Air Quality Operating Permit
•Surface disturbances, reclamation and revegetation monitoring through the Plan of Operations and Reclamation Permit
•Terrestrial and avian wildlife mortalities and mitigative protection measures monitoring through the Industrial Artificial Pond Permit and Avian Protection Program
•Solution impoundment embankments and appurtenant inspections as part of the Dam Safety Permit
•Process fluids, surface, and groundwater resources (including contamination from petroleum contaminated soils) through the Water Pollution Control Permit
The groundwater in Clayton Valley is essentially the “ore” for the SPLO, and thus represents the water quality of the mine area. In the vicinity of the plant and town, monitoring of the freshwater aquifer through a pumping well is performed quarterly. Leak detection is conducted to monitor encroachment from the brine aquifer and surface ponds into the freshwater aquifer via the monitor well (R-2W). To date,no evidence of leakage or brine encroachment has been detected.
17.2.4Human Health and Safety
The site has prepared a Safety Manual that includes an Emergency Response Plan (ERP) for the SPLO. The ERP provides a risk and vulnerability assessment that rates hazards from low to high for probability and severity. The greatest hazards are associated with a propane tank failure or a boiler explosion, which were both rated high for severity but low for probability. Hazards rated as having both moderate probability and moderate severity include the potential for a propane line failure, a hydrochloric acid spill, and a hydroxide spill (either solution or powder). The area has a low probability for earthquake hazards. The plan outlines safety procedures, communications, and response procedures, including evacuation procedures, to protect workers from hazardous conditions. The facility is located in an unoccupied area separated from residential communities. The evaporation ponds, process facilities, and some of the other ponds are surrounded by security fencing to restrict public access.
17.3Project Permitting
17.3.1Active Permits
The SPLO includes both public and private lands within Esmeralda County, Nevada. The Project, therefore, falls under the jurisdiction and permitting requirements of Esmeralda County, the State of Nevada (principally the various bureaus within the NDEP), and federally through the BLM. The list of permits and authorizations under which the SPLO operates is presented in Table 17-1.

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Table 17-1: SPLO Project Permits

Permit/Approval	Issuing Authority	Permit Purpose	Status
Federal Permits Approvals and Registrations
Plan of Operations	BLM	Prevent unnecessary or undue degradation of public lands	BLM Case No. N-072542 Geothermal Lease No. NVN-87008 BLM Bond No. NVB001312 Surety Bond No. 105537179
Rights-of-Way (RoW) Grant	BLM	Authorization to use public land for things such as electric transmission lines, communication sites, roads, trails, fiber optic lines, canals, flumes, pipelines, and reservoirs, etc.	RoW N-44618 for access and pipeline to pumping wells (renewed annually)
Explosives Permit	U.S. Bureau of Alcohol, Tobacco, Firearms, and Explosives (BATFE)/U.S. Department of Homeland Security (DHS)	Storage and use of explosives	License No. 9-NV-009-33-9F-00385 Note: This permit is no longer held as it was deemed not necessary for the materials used/stored onsite.
U.S. Environmental Protection Agency (EPA) Hazardous Waste ID No.	EPA	Registration as a generator of wastes regulated as hazardous	SPLO is currently classified as a Very Small Quantity Generator (VSQG)
Migratory Bird Special Purpose Utility Permit	Department of the Interior – Fish and Wildlife Service (FWS)	Required for utilities to collect, transport, and temporarily possess migratory birds found dead on utility property, structures, and rights-of-way as well as, in emergency circumstances, relocate or destroy active nests	MB38854B-0 (renewal application remains under agency review)
Fish and Wildlife Rehabilitation Permit	FWS		MB38854B-3 Renewed
Waters of the U.S. (WOTUS) Jurisdictional Determination	U.S. Army Corps of Engineers (USACE)	Implementation of Section 404 of the Clean Water Act (CWA) and Sections 9 and 10 of the Rivers and Harbors Act of 1899	1992 NDEP correspondence determined that stormwater runoff from the SPLO discharges to a· dry playa in a closed hydrological basin and is not considered a water of the United States
Federal Communications Commission Permit	Federal Communications Commission (FCC)	Frequency registrations for radio/microwave communication facilities	Registration No. 0021049176
State of Nevada Permits Approvals and Registrations
Annual Status and Production Report	NDM Commission on Mineral Resources	Operator shall submit to the Administrator a report relating to the annual status and production of the mine for the preceding calendar year	Reported by April 15 for each preceding year
Surface Area Disturbance Permit	NDEP/ BAPC	Regulates airborne emissions from surface disturbance activities	Included as Section VII of SPLO Class II Air Quality Operating Permit
Air Quality Operating Permit	NDEP/BAPC	Regulates project air emissions from stationary sources	AP2819-0050.03 Renewed September 8, 2021
Mercury Operating Permit to Construct	NDEP/Bureau of Air Quality Planning	Requires use of Nevada Maximum Achievable Control Technology (MACT) for all thermal units that have the potential to emit mercury	NA
Mining Reclamation Permit	NDEP/ BMRR	Reclamation of surface disturbance due to mining and mineral processing; includes financial assurance requirements	0092
Groundwater Permit / General Permit to Operate and Discharge Large-Capacity Septic System	NDEP/ Bureau of Water Pollution Control (BWPC)	Prevents degradation of waters of the state from discharges wastewater, dewatering water, or water from industrial processes.	NS2013501_DTS08-02-2013

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Water Pollution Control Permit (WPCP)	NDEP/BMRR	Prevent degradation of waters of the state from mining, establishes minimum facility design and containment requirements	NEV0070005 Renewed 2021
National Pollutant Discharge Elimination System (NPDES)	NDEP/ BWPC		Waiver; Closed hydrological basin
Approval to Operate a Solid Waste System	NDEP/Bureau of Sustainable Materials Management (BSMM)	Authorization to operate an on-site landfill	SW321
Hazardous Waste Management Permit	NDEP/BSMM	Management of non-Bevill Exclusion mining/hazardous wastes	59084; 5-5062-01
General Industrial Stormwater Discharge Permits	NDEP/BWPC	Management of site stormwater discharges in compliance with federal CWA	Waiver; Closed hydrological basin
Permit to Appropriate Water/Change Point of Diversion	NDWR	Water rights appropriations	52918, 52919, 52920, 52921, 49988, 44251, 44270, 44253, 44268, 44267, 44252, 44255, 44257, 44258, 44269, 44256, 44261, 44260 (20,330.510 AFA)
Permit to Construct a Dam	NDWR	Regulate any impoundment higher than 20 feet or impounding more than 20 acre feet (AF)	J-735
Potable Water System Permit	Nevada Bureau of Safe Drinking Water	Water system for drinking water and other domestic uses (e.g., lavatories)	Potable water is purchased from city water supply.
Sewage Disposal System Permit	NDEP/BWPC	Construction and operation of Onsite Sewage Disposal System (OSDS)	GNEV0SDS09-0403 (cancelled and moved over to NS2013501_DTS08-02-2013)
Industrial Artificial Pond Permit	Nevada Department of Wildlife (NDOW)	Regulate artificial bodies of water containing chemicals that threaten wildlife	S-37036
Wildlife Rehabilitation Permit	NDOW	Authorization to capture, transport, rehabilitate, release, and euthanize sick, injured or orphaned birds and mammals	License No. 427565 Renewed 2021
Hazardous Materials Permit	Nevada Fire Marshal	Store a hazardous material in excess of the amount set forth in the International Fire Code, 2006	97426 (expires February 28, 2023; renewed annually)
Encroachment Permit	Nevada Department of Transportation (NDOT)	Permits for permanent installations within State ROWs and in areas maintained by the State	Documents indicate having a NDOT permit for “Oversized hauling or changes in traffic pattern”. This was a one-time permit to haul a drill rig.
Fire and Life Safety Permit	Nevada Fire Marshal	Review of non-structural features of fire and life safety and flammable reagent storage	NA
Liquefied Petroleum Gas License	Nevada Board of the Regulation of Liquefied Petroleum Gas (LPG)	Tank specification and installation, handling, and safety requirements	No. 5-5533-01 (expires May 31, 2023; renewed annually)
State Business License	Nevada Secretary of State	License to operate in the state of Nevada	State of Nevada Business license for ALBEMARLE U.S., INC.; NV20021460735
Local Permits for Esmeralda County
Building Permits	Esmeralda County Building Planning Department	Compliance with local building standards/requirements	None
Conditional Use Permit	Esmeralda County Building Planning Department	Compliance with applicable zoning ordinances	None
County Road Use and Maintenance Permit/Agreement	Esmeralda County Building Planning Department	Use and maintenance of county roads	Road through facility is private, but Albemarle allows use and maintains for public through agreement with county
Source: Albemarle, 2020

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17.3.2Current and Anticipated Permitting Activities
Several strong brine ponds are undergoing salt excavation and lining activities using high-density polyethylene (HDPE) in order to increase recovery efficiency and reduce infiltration losses. While this is not a permit compliance-related activity, authorization for embankment modifications is required by the NDWR prior to construction activities.
As noted in Section 17.1, Albemarle has submitted to the BLM a plan of operations amendment for the reconciliation of total surface disturbance and the construction and operation of additional evaporation ponds:
Disturbance Reconciliation
•Two impoundments (18S, 18N), constructed on public land but not properly approved
•Transfer pump station and additional piping infrastructure (16S-18S)
•Conveyance trench (13-9W, an approximately 1.6 mile long, 35 ft wide trench; contained entirely within previously disturbed pond footprint)
•9N Salt Pile
Proposed Expansion
•New strong brine complex including two transfer pump stations and related pipelines (1, 2W, 3W, 4W, 5W, 6W, 7)
•Two weak brine ponds including transfer pump stations and related pipelines (12W, 13N)
•Future production well drilling
Albemarle is planning to increase the authorized disturbance of 6,462 acres to approximately 8,138 acres. The current Proposed Action includes a nominal expansion of the existing plan boundary onto surface lands not currently claimed or controlled by Albemarle. While the consensus appears to be that the BLM is within its authority to grant the pond and plan boundary expansion, should the agency deny this request, Albemarle is prepared to scale back the expansion plans to only use surface lands within its currently authorized plan boundary. The plan amendment will require appropriate NEPA review and disclosure documentation, as well as a public comment period prior to final agency decision.
Once ponds 12 West and 13 North are permitted, Albemarle intends to pursue the authorization of several new ponds, located principally on private lands owned or controlled by the company. While actions strictly limited to private land should be solely under the jurisdiction of the NDEP-BMRR, the BLM may exercise some review or approval authority on these new constructions under NEPA and Council on Environmental Quality (CEQ) regulations concerning connected actions. The final determination on potential connectively will not be made until the proposal for new ponds is formally presented to both agencies, and therefore remains a risk to the permitting and construction schedule, if additional federal involvement is required.

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Albemarle has been working closely with the NDWR on a number of temporary and permanent water rights applications, with the filing for the construction of new wells and the redevelopment of existing wells. Temporary permits are issued for only one year and will need to be converted to permanent rights once expired.
Construction of a new lime system for dosing of the brine ponds will require modification of the current air quality permit and updating of the WPCP to reflect the proposed changes in the process flow and containment systems. Similarly, optimization of the carbonate system will require further modifications to these permits, both activities of which will not likely occur until mid to late 2022.
17.3.3Performance or Reclamation Bonding
Pursuant to state and federal regulation, any operator who conducts mining operations under an approved plan of operations or reclamation permit must furnish a bond in an amount sufficient for stabilizing and reclaiming all areas disturbed by the operations. The BLM Tonopah Field Office and the NDEP-BMRR received an updated Reclamation Cost Estimate (RCE) for the SPLO on September 3, 2020, in support of a three-year bond review and update. The agencies reviewed this updated RCE and approved the amount of US$8,164,980. The amount is based on the operator complying with all applicable operating and reclamation requirements as outlined in the regulations at 43 CFR § 3809.420 and NAC 519A.350 et seq. Additional details are provided in Section 16.5 Mine Closure. This RCE will remain in effect until updated as part of the current state and federal permitting action and next three-year bond review (anticipated early 2023).
17.4Mine Reclamation and Closure
17.4.1Closure Planning
Mine closure and reclamation requirements are addressed on several levels and by a several authorities:
•Federal requirements are generally covered in the plan of operations under the BLM’s 43 CFR § 3809.401(b)(3) which state that, at the earliest feasible time, the operator shall reclaim the area disturbed, except to the extent necessary to preserve evidence of mineralization, by taking reasonable measures to prevent or control on-site and off-site damage of the federal lands.
•State of Nevada requirements are stipulated in both the Water Pollution Control Permit’s Tentative Plans for Permanent Closure (TPPC) and Final Plans for Permanent Closure (FPPC) under NAC 445A.396 and 445A.446/.447, respectively, and the Reclamation Permit requirements under NAC 519A.
•On a local level, the 2013 Esmeralda County Public Lands Policy Plan, Policy 7-7 for Mineral and Geothermal Resources: Reclamation of geothermal, mine, or exploration sites should be coordinated with the Esmeralda County Commission, and should consider the post-mine use of buildings, access roads, water developments, and other infrastructure for further economic development by industry, as well as historic and other uses pursuant to the federal Recreation and Public Purposes (R&PP) Act.

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The state closure and stabilization requirements under the WPCP pertain to process and non-process components (sources), such as mill components, heap leach pads, tailings impoundments, pits, pit lakes, waste rock dumps, ore stockpiles, fueling facilities, and any other associated mine components that, if not properly managed during operation and closure, could potentially lead to the degradation of waters of the State. A mining facility operator/permittee must submit a TPPC as part of any application for a new WPCP or modification of an existing permit. A TPPC was submitted as part of the SPLO WPCP NEV0070005 renewal application in 2021. A FPPC must be submitted to the agency at least two years prior to the anticipated closure of the mine site, or any component (source) thereof. This plan must provide closure goals and a detailed methodology of activities necessary to achieve chemical stabilization of all known and potential contaminants at the site or component, as applicable. The FPPC must include a detailed description of proposed monitoring that will be conducted to demonstrate how the closure goals will be met.
Under State of Nevada Reclamation Permit #0092, total permitted disturbance at the SPLO, as of 2021, totaled 7,390 acres, of which, only 18% is on public lands administered by the BLM; the remaining 82% is on private land and subject to state mine reclamation regulations (NAC 519A). In general, the reclamation and closure of the SPLO, upon cessation of brine pumping, will involve the removal of all pumps and abandonment of the wells in accordance with state regulations. While no additional brines will be added to the evaporation pond system, brine management would continue unchanged for at least one year while the ponds evapoconcentrate and are systematically shut down. As each pond is abandoned, all equipment associated with its operation will be removed. It will then require another year to year and a half to process all of the remaining limed brine through the lithium carbonate plant. Once processing has been halted, all surface structures will be removed, including buildings, pipelines, equipment, and power lines. The solar pond embankments will not be removed; neither the ponds, nor the salt spoils are expected to pose a hazard to public safety. The embankments surrounding these ponds will be graded at 3:1 slopes as described in the reclamation plan. Final reclamation of the LS Pond is described in Section 17.2.2. The PCS disposal site will be reclaimed according to the PCS Management Plan.
To the extent practicable, reclamation and closure activities would be conducted concurrently to reduce the overall reclamation and closure costs, minimize environmental liabilities, and limit financial assurance exposure. The revegetation release criteria for reclaimed areas are presented in the Guidelines for Successful Revegetation for the Nevada Division of Environmental Protection, the Bureau of Land Management, and the U.S.D.A. Forest Service (NDEP, 2016). The revegetation goal is to achieve the plant cover similar to adjacent lands as soon as possible, which, on a denuded salt playa, is relatively simple.
17.4.2Closure Cost Estimate
Albemarle/Silver Peak does not maintain a current internal life-of-mine (LoM) cost estimate to track the closure cost to self-perform a closure. The most recent closure cost estimate available for review was the 2020 reclamation bond cost update prepared by Haley and Aldrich. This three-year reclamation cost update for financial assurance primarily involved importing previous data from an earlier build of the Nevada Standardized Reclamation Cost Estimator (SRCE) into version 17b. The SRCE model has been in use since 2006 in the State of Nevada after validation by both state and federal regulators and mining industry representatives.

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SRK reviewed the 2022 Amended Plan of Operations and the August 2020 3-year reclamation cost estimate provided by Albemarle. The documents meet the requirements of Nevada Revised Statutes (NRS) 519A and NAC 519A, as well as meeting requirements in 43 CFR§ 3809. An acceptance letter for the 2020 update to the associated RCE has also been provided and found to meet the requirements for financial assurance. As noted above, the 2020 update to the reclamation bond cost is US$8,164,980.
The 2020 update utilized a Cost Data File (CDF) prepared by the NDEP-BMRR, which was released on August 1st, 2020. The CDF utilizes the unit rates below:
•Labor rates from federally mandated Davis-Bacon rates
•Rental equipment rates quoted from Cashman Caterpillar in Reno, Nevada
•Miscellaneous unit rates from Nevada mining vendor quotes (e.g., seeding, well abandonment, etc.)
•Costs for some activities and supplies are from the 2019 RS Means Heavy Construction database (where activities include labor, they are modified to use the Davis Bacon wages)
A cost basis was selected for Southern Nevada, which includes Clark, Esmeralda, Lincoln, and Nye counties. The SRCE model utilizes first principles to calculate various costs for activities related to mining operations, inputs for these equations range from: equipment efficiencies, labor efficiencies, fuel consumption rates, area calculations, unit rates for labor/equipment/consumables, etc. Some costs estimated in the SRCE model, such as those for demolition are estimated based on the RS Means Heavy Construction database. Other, site-specific costs may be calculated by the operator and included in one of the User Sheets.
The rates for the CDF are supplied by the NDEP-BMRR and vetted for usage in reclamation estimates throughout the State of Nevada, as well as several surrounding jurisdictions. Davis-Bacon labor rates are based on government contracts with select labor unions and may be higher than those that would be incurred by an operator in a self-perform closure scenario where in-house or non-union contract labor can be used. The costs within a reclamation estimate prepared for a regulatory agency often have additional overhead costs related to government oversight of the closure project. The same is true of the values associated with equipment. The rates within the government prepared CDF are leased rates (which include capital and operating costs), as opposed to an owner/operator fleet already having a majority of the equipment on hand and partially or fully amortized, or potentially easier access to equipment. The reclamation bond cost estimate includes 10% for contractor overhead and profit, 6% for engineering and design, 6% for contingency, 10% for government project management and 4% for bonding and insurance. The total indirect markup of the reclamation bond estimate is 35%. While this total markup is likely sufficient to cover the project management and overhead (general and administrative) costs in a self-perform closure, they are not detailed enough to make a judgement whether they are adequate in this case. Normally, a self-perform LoM closure cost will include a project-specific list of general and administrative costs for both management and overhead items like phones, office supplies, electricity, etc.
The 2020 cost estimate prepared by Haley and Aldrich utilizes various sheets within the SRCE. These sheets include: Cost Summary, Other User, Waste Rock Dumps, Roads, Quarries and Borrow Pits, Haul Material, Foundations and Buildings, Landfills, Yards, etc., Waste Disposal, Well Abandonment, Misc. Costs, Monitoring, Construction Management, and various User Sheets (User 1

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(calculations for equipment removal), User 2 (2019 mobilization/demobilization calculation spreadsheet), User 3 (quote from SANROC INC to remove powerlines and poles)).
User 1 sheet includes various calculations to remove equipment (transfer pumps, lime slaking plant equipment, and power poles); these calculations utilize equipment, material, and labor rates from within the SRCE model (i.e., they mobilization/demobilization calculation spreadsheet), User 3 (quote from SANROC INC to remove powerlines and poles)). All of the sheets that contain added data appear to be done in a manner that is representative of good industry practice. SRK was provided copies the worksheets in PDF format rather than in native Excel format so we could not review any custom formulas and links created by Albemarle/Silver Peak or their consultants within worksheets in the model.
SRK did not attempt to recreate the closure cost estimate by reproducing the inputs that were derived from computer aided drafting (CAD) or geographic information system (GIS) models. When implemented in an acceptable manner, this information should be accurate and lead to a cost estimate model that is also a relatively accurate facsimile of the financial liability associated with the operation. There are many nuances in how to approach the desired inputs for the SRCE model, as well as the desired outcome, and no two modelers or models are identical. However, given the acceptance by the federal and state regulators of the previous versions of the reclamation cost estimate, and the regulators familiarity with the SRCE model, it appears that the reclamation estimate executed with respect to the Silver Peak operation is within the margins of good industry practice and showcases a reasonable cost to reclaim the operation and its associated features.
Note: The current permitting activities will require modification of the approved 2020 RCE at a time specified by the BLM during the permitting process. At a minimum, additional costs associated with the expanded and new evaporation ponds and future production wells will need to be captured. However, according to Albemarle, some of these costs will be offset by the current and ongoing closure of a number of extraction wells that are currently carried in the SRCE model; thus, a material change in the reclamation cost estimate is not anticipated, though the new estimate will be required to utilize the 2022 or 2023 agency-approved CDF which is likely to see significant increases in fuel, labor, and materials due to inflation.
17.4.3Limitations on the Closure Cost Estimate
The purpose for which the cost estimate provided for review was created was to provide a basis for financial assurance. This type of estimate reflects the cost that the government agency responsible for closing the site in the event that an operator fails to meet their obligation would incur. If Albemarle, rather than the government, closes the site in accordance with their current mine plan and approved closure plan, the cost of closure is likely to be different from the financial assurance cost estimate approved by the government. There are a number of costs that are included in the financial assurance estimate that would only be incurred by the government, such as government contract administration. Other costs, such as head office costs, a number of human resource costs, taxes, fees, and other operator-specific costs that are not included in the financial assurance cost estimate would likely be incurred by Albemarle during closure of the site. Because Albemarle does not currently have an internal closure cost estimate, SRK was not able to prepare a comparison of the two types of closure cost estimates. The actual cost could be greater or less than the financial assurance estimate.

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Furthermore, because closure of the site is not expected until 2053, based on the forecast reserve production plan, the closure cost estimate represents future costs based on current expectations of site conditions at that date. In all probability, site conditions at closure will be different that currently expected and, therefore, the current estimate of closure costs is unlikely to reflect the actual closure cost that will be incurred in the future.
17.5Plan Adequacy
Given the robust state and federal regulatory requirements in Nevada, and review of the available documentation, it is SRK’s opinion that the current plans are sufficiently adequate to address any issues related to environmental compliance, permitting, and local individuals or groups.
17.6Local Procurement
No formal commitments were identified by the SPLO for local procurement.

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SRK Consulting (U.S.), Inc.

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18Capital and Operating Costs
18.1Capital and Operating Cost Estimates
Silver Peak is an operating lithium mine. Capital and operating costs are forecast as a normal course of operational planning with a primary focus on short term budgets (i.e., subsequent year). Silver Peak currently utilizes mid (e.g., five-year plan) and long-term (i.e., LoM) planning. Given the current mid and long-term planning completed at the operation, SRK developed a long-term forecast for the operation based on historic operating results, adjusted for assumed changes in operating conditions and planned strategic changes to operations.
Estimation of capital and operating costs is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations. For this report, capital and operating costs are estimated to a PFS-level, as defined by S-K 1300, with a targeted accuracy of +/-25%. However, this accuracy level is only applicable to the base case operating scenario and forward-looking assumptions outlined in this report. Therefore, changes in these forward-looking assumptions can result in capital and operating costs that deviate more than 25% from the costs forecast herein.
18.2Capital Cost Estimates
Capital cost forecasts are estimated based on (i) a baseline level of sustaining capital expenditures, in-line with recent historic expenditure levels, and (ii) strategic planning for major capital expenditures.
In reviewing historical costs, elevated lithium prices in 2017 to 2022 supported increased expenditure at the operation. Some of this expenditure (including non-specific ‘Other Sustaining”) was likely to catch up on historic under-spend from years with more depressed pricing. However, given the significant changes in the economic environment in the last several years, in SRK’s opinion, the 2022 non-specific expenditure and forecast is likely reflective of typical long-term forward looking expenditure levels
For the purpose of forecasting capital to support the reserve estimate, SRK did not include expenditure for operational improvement as no improvement is assumed in operating performance relative to historic. Further, for facilities such as the anhydrous hydroxide plant does not utilize feed material from the Silver Peak resource/reserve and economics associated with this plant are not included in the economic evaluation of the reserve, capital associated with this portion of the plant is excluded. Therefore, SRK’s capital forecast includes a direct estimate of replacement/rehabilitation of production wells, several major capital programs and a single line item to capture all other miscellaneous sustaining capital.
Table 18-1 presents capital estimates for the next 10 years and the life of the reserve and incorporated into the cashflow model. Total capital costs over this period (October 2022 to December 2054) are estimated at US$1532.7 million (including closure) in 2022 real dollars.

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SEC Technical Report Summary – Silver Peak	Page 168

Table 18-1: Capital Cost Forecast ($M Real 2022)

Period	Wellfield	General Sustaining	Pond Rehabilitation and Construction	Liming	Closure	Total Sustaining Capex
2022 (partial)	-	6.7	2	2	-	10.7
2023	2.7	30.8	25.9	7.7	-	67.0
2024	2.7	31	30.5	-	-	64.3
2025	3.9	10.5	20.7	-	-	35.1
2026	2.7	10.5	7.1	-	-	20.3
2027	2.7	7	69.6	-	-	79.3
2028	2.7	7	-	-	-	9.7
2029	2.7	7	-	-	-	9.7
2030	2.7	7	-	-	-	9.7
2031	2.7	7	-	-	-	9.7
Remaining LoM (2032 – 2054)	55.2	154			8.2	209.2
LoM Total	80.6	278.5	155.8	9.7	8.2	532.7
Source: SRK, 2022
Note: 2022 capex is October – December only

18.2.1Wellfield
For the estimate of replacement/rehabilitation of production wells, SRK assumes three wells per year will require replacement with a typical cost of US$900,000 per well. As replacement wells, these wells do not require supporting piping or electrical infrastructure. Actual well costs vary depending upon depth but based on historic expenditure and the current economic environment, US$900,000 presents a reasonable estimate for a typical well and the rate of three wells per year is consistent with historic averages. Notably, this average three wells per year rate is based on the current wellfield of 63 production wells. SRK’s production assumptions include increasing production rates to maximize permit and infrastructure capacity. This results in a production well field of a maximum of 63 wells by the end of 2023 and a general decline in active well counts over time.
For the wellfield, SRK’s production modeling requires at least 63 total production wells. The wellfield does require a fairly consistent replacement of wells during operation averaging 3 wells per year. During the modeled period, an additional two low producing wells are replaced with completely new wells in SRK’s assumptions. For capital forecasts, SRK assumed the same US$900,000 per well cost plus an additional US$250,000 per well to piping and electrical infrastructure to tie the new wells into the existing infrastructure. This results in a total capital expenditure for the wellfield of US$80.6 million over the life of the reserve base.
18.2.2General Sustaining
For a typical annual sustaining capital meant as a catch-all for all other items, SRK estimates a long term average value of US$7.0 million per year. This aligns with actual 2022 expenditure. Given the volatile market conditions experienced over the last several years, 2022 presents the best and most up to date information supporting general sustaining capital. In SRK’s opinion, at US$7.0 million per year, the assumption is a reasonable assumption given the recency of supporting information.
In the near term, there are several significant sustaining capital programs above the general sustaining level planned. These capital programs are estimated to be completed by 2025 and consist of a 2023 Outage Program, SVP Carbonate Plant Life Extension, Onsite housing and septic system and replacement of a cyclone assembly. The expenditure profiles are outlined in Table 18-2.

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 169

Table 18-2: Major Capital Expenditures

Major Near Term Capital Items (US$ million)	2022 (Q4)	2023	2024	2025	2026	2027+
2023 Outage Program	3.2	9.6	7.8	-	-	-
SVP Carbonate Plant Life Extension	0.7	5.9	10.3	-	-	-
SP - New Housing and Septic System	-	3.8	-	-	-	-
Cyclone Assembly Replacement	0.0	2.5	-	-	-	-
Other Capital	-	2.0	5.9	3.5	3.5	-
General Sustaining Capital (Long Term)	2.7	7.0	7.0	7.0	7.0	7.0
Total General Sustaining Capital	6.7	30.8	31.0	10.5	10.5	7.0
Source: SRK, 2022

All the capital expenditure discussed above is most appropriately classified as sustaining existing production levels. However, as noted above, SRK’s reserve assumptions include increasing production rates and other significant expenditures in the form of near-term major maintenance items. To allow for these higher production rates, Silver Peak will need to increase space available in the evaporation ponds through removal of salt buildup from evaporation ponds that are not currently in use and expansion of the evaporation ponds.
18.2.3Pond Works
In order for the operation to sustainably reach the forecast production levels, a program of pond lining, pond construction and pond rehabilitation must continue. For this analysis, these programs are forecast to continue through 2027.
Pond lining consists of the installation of a liner to increase the efficiency of the ponds by limiting solution lost to ground.
The pond construction and rehabilitation program is consists of the rehabilitation of existing pond structures and construction of new ponds to ensure that sufficient pond capacity is available. This program is divided into three phases. The cost estimates per pond are presented in Table 18-3.
Table 18-3: Pond Construction / Rehabilitation

Phase I	Cost	Date
16E	3.9	2023
13S	5.9	2023
45	7.0	2023
Total Ph1	16.8
Phase 2
15N	6.1	2024
15S	6.5	2024
14N	6.0	2024
14S	6.4	2024
12 S	20.7	2025
Total Ph2	45.7
Phase 3
11S	7.1	2026
Total Ph3	7.1
Program Total	69.6
Source : SRK, 2022

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 170

18.2.4Liming
The final remaining material capital investment item required to support the forecast production rate is the expansion of liming capacity in the evaporation ponds. Albemarle currently forecasts the capital requirement for this project at US$9.7 million expended over the next year.
18.3Operating Cost Estimates
As noted above, Albemarle has not developed long term cost forecasts. Therefore, SRK developed a cost model to reflect future production costs. Of note, SRK’s forecast production profile includes an increase in wellfield pumping rates and production rates, therefore, the cost forecast necessarily accounts for these changing conditions.
In evaluating the historic costs and discussing the cost profile with Albemarle, the majority of the Silver Peak costs are fixed and will not change with increasing pumping and production rates. However, there are a few material cost items that are variable and therefore need to be adjusted. For the purposes of this reserve estimate, SRK developed a variable cost model for the following items:
•Packaging
•Propane
•Soda Ash
•Lime
•Electricity
•Salt Removal
For packaging, propane, soda ash and lime, the costs are treated as fully variable to the current year’s lithium carbonate production. For Salt Removal, the cost is calculated based on a factor against the contained salt in the brine pumped two years prior (reflects timing to evaporate brine before salt is harvested). For electricity, based on a comparison of historic electricity usage versus production and pumping rates, it appears likely that the majority of electrical consumption is related to the wellfield. SRK also found better correlation between electricity usage and brine pumping rates than lithium carbonate production. Therefore, the consumption of electricity is treated as variable to brine pumping rates.
Some of the cost inputs can have volatile pricing which can have a material impact on operating costs. SRK utilized Albemarle’s 2022 budgetary actuals and forecasts for these items to represent LoM inputs. SRK checked the 2022 budgetary forecasts against historic actuals, and they are reasonable in SRK’s opinion in the context of industry price increases observed in 2022. These key inputs are listed below. Note, that in the economic model, SRK ran a sensitivity analysis on soda ash pricing as it is the most important of these inputs. See Section 19.3 for more detail.
•Soda Ash: US$232/metric tonne, delivered
•Lime: US$271/metric tonne, delivered
•Electricity: 0.089/kW-hr
•Propane: US$1.63/gallon, delivered

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SRK Consulting (U.S.), Inc.

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While the 2022 actuals are higher than experienced previously, this is likely the result of volatile market conditions within the United States. As such, 2022 actuals were selected as most representative of the go forward operating costs.
For salt harvesting, Albemarle has recently begun limited harvesting and has generally not performed salt harvesting historically. This has resulted in some ponds no longer being usable for evaporation purposes as they are full of salt. As noted in the capital section above, salt must be removed to allow usage of these ponds again. To sustain the forecast production rates, excess salt cannot be allowed to accumulate over time. Therefore, instead of utilizing historic salt harvesting rates, SRK has calculated salt harvesting requirements as a factor of salt contained in the brine pumped (with harvesting delayed two years from the time brine is pumped). This results in annual average salt harvesting costs of approximately US$8.2 million, in comparison to historic costs that have averaged around US$800,000 per year pre 2020-2022 era. This is a significant jump and is due to SRK’s opinion that salt harvesting must be performed to maintain performance.
As Albemarle has begun salt harvesting operations, the cost to remove salt on a per tonne basis is readily available. For the purposes of modeling, SRK is utilizing US$4.10/t of salt harvested as this is the number currently being incurred by the operation.
Approximately 53% of the operations costs are variable. The remaining fixed costs are primarily the result of the operation of the carbonate plant on site. Based on 2022 actuals, the fixed cost of running this facility is US$15.0 million/ year with an additional US$0.2 million in fixed utilities costs. These values have been used for modeling of the economics of the project.
Total annual forecast operating costs for Silver Peak are shown in Figure 18-1.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 172

Source: SRK
Note 2022 costs reflect a partial year (October – December)

Figure 18-1: Total Forecast Operating Expenditure (Tabular Data shown in Table 19-7)

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 173

19Economic Analysis
As with the capital and operating cost forecasts, the economic analysis is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations.
19.1General Description
SRK prepared a cash flow model to evaluate Silver Peak’s reserves on a real, 2022-dollar basis. This model was prepared on an annual basis from the reserve effective date to the exhaustion of the reserves. This section presents the main assumptions used in the cash flow model and the resulting indicative economics. The model results are presented in US$, unless otherwise stated.
All results are presented in this section on a 100% basis, reflective of Albemarle’s ownership.
As with the capital and operating cost forecasts, the economic analysis is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations.
19.1.1Basic Model Parameters
Key criteria used in the analysis are presented throughout this section. Basic model parameters are summarized in Table 19-1.
Table 19-1: Basic Model Parameters

Description	Value
TEM Time Zero Start Date	October 1, 2022
Pumping Life (first year is a partial year)	30
Operational Life (first year is a partial year)	32
Model Life (first year is a partial year)	33
Discount Rate	8%
Source: SRK, Albemarle, 2022

All cost incurred prior to the model start date are considered sunk costs. The potential impact of these costs on the economics of the operation are not evaluated. This includes contributions to depreciation and working capital as these items are assumed to have a zero balance at model start.
The operational life extends two years beyond the pumping life to allow for recovery of the lithium pumped to the ponds from the wellfield.
The model continues one year beyond the operational life to incorporate closure costs in the cashflow analysis.
The selected discount rate is 8% as provided by Albemarle.

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SRK Consulting (U.S.), Inc.

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19.1.2External Factors
Pricing
Modeled prices are based on the prices developed in the Market Study section of this report. The prices are modeled as US$20,000/t technical grade Li2CO3 over the life of the operation. This price is a CIF price and shipping costs are applied separately within the model.
Taxes and Royalties
As modeled, the operation is subject to a 21% federal income tax rate. All expended capital is subject to depreciation over an eight-year period. Depreciation occurs via straight line method. Taxable income is adjusted by depletion on a US$644 per tonne lithium carbonate basis provided by Albemarle.
As the operation is located in Nevada, it is not subject to a state level income tax but is subject to the Nevada Net Profits Interest tax.
This tax is on a sliding scale and is levied over the operation’s gross revenue fewer operating costs and depreciation expenses. As the operation is modeled to have a ratio of net proceeds to gross proceeds greater than 50% at the forecast price, the tax rate is modeled as 5%.
Working Capital
The assumptions used for working capital in this analysis are as follows:
•Accounts Receivable (A/R): 30-day delay
•Accounts Payable (A/P): 30-day delay
•Zero opening balance for A/R and A/P
19.1.3Technical Factors
Pumping/Extraction Profile
The modeled pumping profile was developed by SRK. The details of this profile are presented previously in this report. No modifications were made to the profile for use in the economic model other than adjustments where necessary to account for already pumped solution in the first year. The modeled profile is presented in Figure 19-1.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 175

Source: SRK, 2022
Figure 19-1: Silver Peak Pumping Profile (Tabular Data shown in Table 19-7)

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 176

A summary of the modeled life of operation pumping profile is presented in Table 19-2.
Table 19-2: Modeled Life of Operation Pumping Profile

Extraction Summary	Units	Value
Total Brine Pumped	m3(millions)	719.6
Total Contained Lithium	tonnes (x 1000)	68.3
Average Lithium Grade	mg/l	94.91
Annual Average Brine Production	m3 (millions)	24.0
Annual Average Brine Production	Acre Feet	19,445
Source: SRK, 2022

Processing Profile
The processing profile is identical to the pumping profile. The material pumped is immediately fed to the processing circuit consisting of evaporation ponds and processing plant.
The production profile is the result of the application of processing logic to the processing profile within the economic model. The following recovery curve was applied to raw brine pumping profile to account for losses in the evaporation ponds:
Lithium Pond Recovery = -206.23 * (Li%)2 + 7.1093 * Li %+0.4609
An additional 78% fixed lithium recovery is applied to account for losses in the lithium carbonate plant as presented in Section 14 of this report.
Final lithium production in the model is delayed by two years from the date of pumping to allow for the brine to concentrate in the evaporation ponds. As a result, the production in the years immediately following the start of the model is based on historical pumping. The modeled processing and production profiles are presented in Figure 19-2 and Figure 19-3. Note that the first year is a partial year.

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 177

Source: SRK, 2022
Figure 19-2: Modeled Processing Profile (Tabular Data shown in Table 19-7)

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SRK Consulting (U.S.), Inc.

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Source: SRK, 2022
Figure 19-3: Modeled Production Profile (Tabular Data shown in Table 19-7)

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SRK Consulting (U.S.), Inc.

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A summary of the modeled life of operation processing profile is presented in Table 19-3.
Table 19-3: Life of Operation Processing Summary

LoM Processing	Units	Value
Lithium Processed	tonnes (x1000)	68.3
Combined Lithium Recovery	%	41.37%
Li2CO3 Produced (Partial year 2021)	tonnes (x 1000)	150.4
Annual Average Li2CO3 Produced (Partial year 2021)	tonnes (x 1000)	4.7
Source: SRK, 2022

Operating Costs
Operating costs are modeled in US$ and are categorized as utilities, processing, and shipping costs. No contingency amounts have been added to the operating costs within the model. A summary of the operating costs over the life of the operation is presented in Table 19-4 and Figure 19-4.
Table 19-4: Operating Cost Summary

LoM Operating Costs	Units	Value
Utilities	US$M	48.8
Processing Costs	US$M	877.8
Shipping Costs	US$M	75.7
Total Operating Costs	US$M	1,002.3
Utilities	US$/t Li2CO3	325
Processing Costs	US$/t Li2CO3	5,838
Shipping Costs	US$/t Li2CO3	503
LoM C1 Cost	US$/t Li2CO3	6,666
Source: SRK, 2022

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 180

Source: SRK, 2022
Figure 19-4: Life of Operation Operating Cost Summary (Tabular Data shown in Table 19-7)

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 181

The contributions of the different operating cost segments over the life of the operation are presented in Figure 19-5.

Operating Cost (LOM)
1%
7%
47%
41%
4%
Fixed Utilities Cost
Fixed Processing Cost
Variable Utilities Cost
Variable Processing Cost
Packaging and Shipping

Source: SRK, 2022
Figure 19-5: Life of Operation Operating Cost Contributions

Utilities
The utilities costs in the model consist of fixed and variable electricity and other costs. The non-electricity cost is captured at US$90,000/y and the fixed electrical cost is captured at US$120,000/y. The variable electric costs are assessed at a rate of US$0.089/kWh with an estimated consumption of 0.66 kWh/m3 of brine.
Processing
Processing costs are composed of fixed and variable components. The fixed component is modeled a US$15.0 million/y. The variable components are modeled as outlined in Table 19-5.
Table 19-5: Variable Processing Costs

Processing Costs	Units	Value
Soda Ash Consumption	t/t Li2CO3	2.50
Soda Ash Pricing	US$/tonne	232.32
Lime Consumption	t/t Li2CO3	1.30
Lime Pricing	US$/tonne	270.85
Propane Consumption	gal/t Li2CO3	150.00
Propane Pricing	US$/gal	1.63
Salt Removal	US$/tonne	4.10
Source: SRK, 2022

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SRK Consulting (U.S.), Inc.

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Shipping
Shipping costs are captured as variable costs and composed of two cost areas, packaging, and shipping.
Packaging costs are assessed at a rate of US$55.22/t Li2CO3, and shipping costs are assessed at a rate of US$448.03/t Li2CO3.
Capital Costs
As Silver Peak is an existing operation, no initial capital has been modeled. Sustaining capital is modeled on an annual basis and is used in the model as developed in previous sections. No contingency amounts have been added to the sustaining capital within the model. Closure costs are modeled as sustaining capital and are captured as a onetime payment the year following cessation of operations. The modeled sustaining capital profile is presented in Figure 11-6.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 183

Source: SRK, 2022
Figure 19-6: Silver Peak Sustaining Capital Profile (Tabular Data shown in Table 19-7)

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 184

19.2Results
The economic analysis metrics are prepared on annual after-tax basis in US$. The results of the analysis are presented in Table 19-6. As modeled, at a Lithium Carbonate price of US$20,000/t, the NPV8% of the forecast after-tax free cash flow is US$270 million. Note that because Silver Peak is in operation and is modeled on a go-forward basis from the date of the reserve, historic capital expenditures are treated as sunk costs (i.e., not modeled) and therefore, IRR and payback period analysis are not relevant metrics.
Table 19-6: Indicative Economic Results

LoM Cash Flow (Unfinanced)	Units	Value
Total Revenue	US$ million	3,007.1
Total Opex	US$ million	(1,007.5)
Operating Margin	US$ million	1,999.6
Operating Margin Ratio	%	66%
Taxes Paid	US$ million	(372.7
Free Cashflow	US$ million	1,094.2
Before Tax
Free Cash Flow	US$ million	1,466.9
NPV at 8%	US$ million	392.8
NPV at 10%	US$ million	298.9
NPV at 15%	US$ million	161.4
After Tax
Free Cash Flow	US$ million	1,094.2
NPV at 8%	US$ million	270.1
NPV at 10%	US$ million	198.4
NPV at 15%	US$ million	94.2
Source: SRK, 2022
The economic results are presented on an annual basis in Table 19-7.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 185

Table 19-7: Silver Peak Annual Cashflow and Key Project Data

US$ in millions
Counters
Calendar Year		2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051	2052	2053	2054
Days in Period		92	365	366	365	365	365	366	365	365	365	366	365	365	365	366	365	365	365	366	365	365	365	366	365	365	365	366	365	365	365	366	365	365
Escalation
Escalation Index		1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00
Project Cashflow (unfinanced)
	Total
Revenue	3,007.1	16.8	66.5	78.5	92.7	97.3	96.5	96.6	95.5	95.8	96.1	96.4	96.8	97.0	97.4	97.7	98.1	98.5	98.8	98.0	98.4	98.7	99.1	99.0	99.3	99.6	99.9	100.2	99.9	100.2	100.4	100.6	100.8	-
Operating Cost	(1,007.5)	(6.9)	(27.3)	(30.7)	(32.1)	(33.1)	(33.0)	(33.0)	(32.9)	(32.9)	(33.0)	(33.0)	(33.0)	(33.1)	(33.1)	(33.2)	(33.2)	(33.2)	(33.3)	(33.2)	(33.2)	(33.3)	(33.3)	(33.3)	(33.3)	(33.4)	(33.4)	(33.4)	(33.4)	(33.4)	(33.5)	(23.7)	(23.7)	-
Working Capital Adjustment	-	(3.2)	0.0	(0.7)	(1.1)	(0.3)	0.1	0.0	0.1	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	0.1	(0.0)	(0.0)	(0.0)	0.0	(0.0)	(0.0)	(0.0)	(0.0)	0.0	(0.0)	(0.0)	(0.8)	(0.0)	6.3
Sustaining Capital	(532.7)	(10.7)	(67.0)	(64.3)	(35.1)	(20.3)	(79.3)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(10.9)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(9.7)	(7.0)	(7.0)	(8.2)
Other Government Levies	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Tax Paid	(372.7)	(2.3)	(8.9)	(9.5)	(10.9)	(10.9)	(10.4)	(8.8)	(8.4)	(8.3)	(8.4)	(9.6)	(10.7)	(11.3)	(11.5)	(13.0)	(13.1)	(13.1)	(13.2)	(13.1)	(13.1)	(13.2)	(13.2)	(13.2)	(13.3)	(13.3)	(13.4)	(13.4)	(13.4)	(13.4)	(13.5)	(15.1)	(15.2)	(0.5)
Project Net Cashflow	1,094.2	(6.4)	(36.7)	(26.6)	13.6	32.7	(26.1)	45.1	44.5	44.8	45.0	44.1	43.3	42.9	43.0	41.8	42.1	42.4	42.6	42.1	42.3	41.4	42.8	42.8	43.0	43.2	43.4	43.6	43.4	43.6	43.7	54.0	54.9	(2.3)
Cumulative Net Cashflow		(6.4)	(43.1)	(69.7)	(56.1)	(23.4)	(49.5)	(4.5)	40.1	84.9	130.0	174.1	217.4	260.3	303.3	345.1	387.2	429.6	472.2	514.3	556.6	598.0	640.9	683.7	726.6	769.8	813.2	856.9	900.3	943.9	987.6	1,041.6	1,096.5	1,094.2
Operating Cost (LoM)
Fixed Utilities Cost	6.6	0.1	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	-
Fixed Processing Cost	468.8	3.8	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	-
Variable Utilities Cost	42.3	0.4	1.3	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	-	-	-
Variable Processing Cost	414.3	2.3	9.1	12.1	13.1	14.0	13.9	13.9	13.8	13.9	13.9	13.9	13.9	14.0	14.0	14.0	14.1	14.1	14.1	14.1	14.1	14.1	14.2	14.1	14.2	14.2	14.2	14.3	14.2	14.3	14.3	5.9	5.9	-
Packaging and Shipping	75.7	0.4	1.7	2.0	2.3	2.4	2.4	2.4	2.4	2.4	2.4	2.4	2.4	2.4	2.4	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	-
Extraction
Volume Extracted (m3 in millions)	719.6	6.4	22.4	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	24.7	-	-	-
Li Concentration (mg/L)	94.9	101	98	94	93	93	92	92	93	93	93	94	94	94	95	95	95	94	95	95	95	95	96	96	96	96	96	96	97	97	97	-	-	-
Processing
Lithium Pumped (tonnes x1000)	68,296.6	647.9	2,199.8	2,315.1	2,297.6	2,298.6	2,274.1	2,280.5	2,287.6	2,294.7	2,302.5	2,307.9	2,316.2	2,324.0	2,332.9	2,341.1	2,349.4	2,331.0	2,339.5	2,347.4	2,355.4	2,352.5	2,360.1	2,367.3	2,374.0	2,380.3	2,373.4	2,379.1	2,384.4	2,389.1	2,393.1	-	-	-
Lithium Recovered (tonnes x1000)	28,252.0	157.4	625.0	737.8	871.1	914.2	906.9	907.3	897.1	899.8	902.7	905.7	909.0	911.2	914.7	918.0	921.7	925.1	928.6	920.9	924.4	927.8	931.1	929.9	933.1	936.1	938.9	941.5	938.6	941.0	943.2	945.2	946.9	-
Playa Yield	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	51%	0%	0%	0%
Plant Yield	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	78%	0%
Production
Lithium Carbonate Produced (tonnes x1000)	150,356	838	3,326	3,927	4,636	4,866	4,827	4,829	4,774	4,789	4,804	4,820	4,838	4,850	4,868	4,885	4,905	4,923	4,942	4,901	4,920	4,937	4,955	4,949	4,966	4,982	4,997	5,011	4,995	5,008	5,020	5,030	5,039	-
C1 Cost\ (US$/MT)	6,701	8,185	8,222	7,821	6,923	6,804	6,840	6,838	6,889	6,876	6,861	6,846	6,830	6,819	6,802	6,786	6,768	6,751	6,735	6,771	6,755	6,739	6,723	6,729	6,714	6,700	6,686	6,674	6,688	6,677	6,666	4,704	4,698	-

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Capital Profile
Pond Rehab / Construction / Lining	155.8	2.0	25.9	30.5	20.7	7.1	69.6	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
General	278.5	6.7	30.8	31.0	10.5	10.5	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	7.0	-
Liming Upgrades	9.7	2.0	7.7	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Wellfield Replacement and Expansion and Other	80.6	-	2.7	2.7	3.9	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	3.9	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	-	-	-
Closure	8.2	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	8.2
Source: SRK, 2022

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Source: SRK, 2022
Figure 19-7: Annual Cashflow Summary (Tabular Data shown in Table 19-7)

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19.3    Sensitivity Analysis
SRK performed a sensitivity analysis to evaluate the relative sensitivity of the operation’s NPV to a number of key parameters (Figure 19-8). This is accomplished by flexing each parameter upwards and downwards by 10%. Within the constraints of this analysis, the operation appears to be most sensitive to commodity price, lithium recovery and brine grade.
SRK cautions that this sensitivity analysis is for comparative purposes only to show the relative importance of key model input assumptions. The 10% flex is not intended to reflect actual uncertainty for these inputs but instead is maintained as a constant value to maintain comparability. These parameters were flexed in isolation within the model and are assumed to be uncorrelated with one another which may not be reflective of reality. Additionally, the amount of flex in the selected parameters may violate physical or environmental constraints present at the operation.
Source: SRK, 2022
Figure 19-8: Silver Peak NPV Sensitivity Analysis

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20Adjacent Properties
20.1Pure Energy Minerals
The Pure Energy Minerals (PEM) Project is located in central Esmeralda County, Nevada – neighboring the SPLO.
Extracted from PEM March 2018 NI 43-101 Preliminary Economic Assessment Report:
The property consists of 1,085 lithium placer claims located in Clayton Valley. The placer claims are comprised of blocks to the south and north of Albemarle Corporation’s existing lithium-brine operation. In their entirety, the claims controlled by PEM occupy approximately 106 km2 (10,600 ha or 26,300 ac). All 1,085 claims are located on unencumbered public land managed by the federal Bureau of Land Management (BLM) and shown in Figure 20-1.

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State Highway 265
Silver Peak Rd
Silver Peak
Legend
Roads
Claims Controlled by Pure Energy
Albemarle Property
N
0 1 2 3 4 km

Source: Pure Energy Minerals, 2018
Figure 20-1: Map of Claims Controlled by Pure Energy Minerals

In addition, SRK notes that there are other exploration companies also hold claims in Clayton Valley.

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21Other Relevant Data and Information
No additional data is included in Section 21 as the relevant information is provided in the body of the report.

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22Interpretation and Conclusions
22.1Geology and Mineral Resources
Geology and lithium on brine distribution are well understood through decades of active mining, and SRK has used relevant available data sources to integrate into the modeling effort at the scale of a long-term resource for public reporting, as of the effective date of the sampling. The mineral resource estimation could be improved with additional infill program (drilling and brine sampling).
Lithium concentration sample lengths from the brine sampling exploration data set was regularized to approximately equal lengths for consistent sample support (Compositing). Lithium grades were interpolated into a block model using ordinary kriging and inverse distance methods. Results were validated visually, and via various statistical comparisons. The estimate was depleted for current production, categorized in a manner consistent with industry standards. The resources have been calculated from the block model above 740 masl. Mineral resources have been reported using a revisited pumping plan, based on economic and mining assumptions to support the reasonable potential for eventual economic extraction of the resource. A cut-off grade has been derived from these economic parameters, and the resource has been reported above this cut-off. The mineral resource exclusive of reserves will continue to evolve as the reserves are depleted, and over time the effective date of the remaining resource will make its comparison to the reserve less reasonable. It is expected that the resource will need to be updated as these deviations become material.
In SRK’s is of the opinion, that the mineral resources stated herein are appropriate for public disclosure and meet the definitions of Indicated and Inferred resources established by SEC guidelines and industry standards
22.2Reserves and Mine Plan
Mining operations have been established at Silver Peak over its more than 50-year history of operation. Reserve estimates have been developed based on a predictive hydrogeological model that estimates brine production rates and associated lithium concentrations over time. In the QP’s opinion, the mining methods and predictive approach for reserve development are appropriate for Silver Peak.
However, in the QP’s opinion, there remains opportunity to further refine the production schedule. This includes the potential to optimize the ramp-up schedule to the full 20,000 afpy (timing will be dependent upon Albemarle’s strategic goals and desired annual capital spending). Furthermore, it is likely that there remains opportunity to increase lithium concentration in the brine by optimizing well locations (both in the existing wellfield and with new well development). This may include the use of deeper extraction wells. Therefore, SRK recommends Silver Peak evaluate these optimization opportunities to test the potential for improvement.
22.3Metallurgy and Mineral Processing
Silver Peak is an operating mine. At this stage of operations, the facility relies upon historic operating performance to support its production projections. Therefore, no metallurgical testwork has been relied upon to support the estimation of reserves documented herein.

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The nameplate capacity of the Lithium carbonate plant is listed as 6,000 t/y Li2CO3. However, in recent years Silver Peak has demonstrated that the plant is capable of producing higher than that. In 2018 the plant produced ~6,500 tonnes Li2CO3.
SRK’s reserve estimate includes the assumption that Albemarle will increase the pumping rate from the Silver Peak wellfield to 20,000 afpy. To support this increased pumping rate, the facility will require expansion of evaporation pond capacity and liming operations. Albemarle is currently performing work to select the optimal approach to this expansion.
SRK recommends assessing the feasibility of lining additional evaporation ponds in order to evaluate an increase in recovery within the pond system which could help improve overall production levels.
22.4Infrastructure
Silver Peak is a mature operating lithium brine mining and concentrating project that produces lithium carbonate and to a lesser degree, lithium hydroxide. Access to the site is well established and functional. Local communities are available to provide supplies, services, and housing for employees at the project. Albemarle provides some employee housing in Silver Peak. The site covers approximately 15,000 acres includes large evaporation ponds, brine wells, salt storage facilities, administrative offices and change house, laboratory, processing facility, propane and diesel storage tanks, water supply and storage, utility supplied power transmission lines feed power substations and distribution system, liming facility, boiler and heating system, packaging and warehousing facility, miscellaneous shops and general laydown yard. All infrastructure needed for ongoing operations is in place and functioning.
22.5Environmental, Permitting, Social and Closure
While the SPLO predates all state and federal environmental statutes and regulations, the operation follows all currently required permits and authorizations. Environmental management and monitoring are an integral part of the operations and is completed on several levels across a number of permits. There are currently no known environmental issues that could materially impact Albemarle’s ability to extract SPLO resources or reserves.
Closure
Although Silver Peak has a closure plan prepared in accordance with applicable regulations, this plan should be reviewed and modified, as necessary, to ensure inclusion of all closure activities and costs SPLO to properly close all of the project facilities. This update should be prepared in accordance with applicable regulatory requirements and commitments included in the approved closure plan, but also include any activities that would be specific to an owner-implemented closure project. It should also be prepared in sufficient detail that a proper PFS-level closure cost estimate can be prepared.
Because Albemarle/Silver does not have an internal closure cost estimate, SRK was only able to review the financial assurance cost estimate prepared in accordance with applicable regulations. If Albemarle, rather than the government, closes the site in accordance with their current mine plan and approved closure plan, the cost of closure is likely to be different from the financial assurance cost estimate approved by the government. There are a number of costs that are included in the financial assurance estimate that would only be incurred by operator such as government contract

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administration. Other costs, such as head office costs, a number of human resource costs, taxes, fees, and other operator-specific costs that are not included in the financial assurance cost estimate would likely be incurred by Albemarle during closure of the site. Without an internal closure cost estimate with sufficient detail to compare with the financial assurance cost estimate, SRK cannot provide a comparison between the two types of cost estimates.
Furthermore, because the site will continue to operate for approximately 30 more years, the closure cost estimate represents future costs based on current expectations of site conditions at that date. In all probability, site conditions at closure will be different that currently expected and, therefore, the current estimate of closure costs is unlikely to reflect the actual closure cost that will be incurred in the future.
22.6Economics
The Silver Peak operation as modeled for the purposes of this report is forecast to have a 32-year life with the first modeled year of operation being a partial year to align with the effective date of the reserves.
As modeled for this analysis, the operation is forecast to produce 4,699 tonnes of technical grade lithium carbonate, on average, per year over its life. At a price of US$20,000/t technical grade lithium carbonate, the NPV at 8% of the modeled after-tax cash flow is US$270 million.
The operation is expected to generate positive cashflow during every full year in which it is pumping or processing brine on the schedule and at the costs and process outlined in this report except for 2023, 2024 and 2027 when there are significant capital expenditures scheduled. This supports the economic viability of the reserve under the assumptions evaluated.
An economic sensitivity analysis indicates that the operation’s NPV is most sensitive to variations in lithium carbonate price, lithium recovery and raw brine grade.

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23Recommendations
23.1Recommended Work Programs
SRK suggests the following for recommendations to further develop the project or understanding of the mineral resources and reserves. The qualified person is of the opinion that, with consideration of the SRK recommendations and opportunities outlined below that any issues relating to all applicable technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.
•SRK recommends further optimizing the projected wellfield pumping plan. Through further optimization of well locations and depths as well as timing of stopping pumping from existing wells, SRK believes it is likely that the predicted brine concentration over the life of the operation can be increased.
•SRK recommends developing a program for measuring water levels in current and historical production wells. This program would outline a protocol for when a static, non-pumping water level would be measured following turning off the pump in active production wells. Historical production wells that are no longer actively pumping but have not been fully abandoned could also be used for monitoring groundwater levels. An improved understanding of the groundwater levels within the basin would allow for optimized well placement and improved production modeling for estimating aquifer pumpability into the future.
•SRK recommends implementing an infill drilling campaign in the aquifers within the inferred zones and deep areas mentioned above, focused on collecting lithium concentration data in LGA. The drilling campaign should include a sampling program for drainable porosity lab tests.
•SRK also recommends collecting drainable porosity samples when drilling any new wells. This would require drilling for core ahead of drilling the well.
•In order to evaluate an increase in recovery within the pond system, SRK recommends continuing to assess the feasibility of lining some evaporation ponds.
•Leapfrog Model needs to be updated based on new geological information derived from the proposed drilling program.
•Numerical Groundwater Model needs to be updated and improved based on the new information derived from the proposed drilling program and monitoring data.
•Prepare detailed closure plan suitable to estimate internal closure costs at a PFS level. Prepare PFS level internal closure cost estimate.
23.2Recommended Work Program Costs
Table 23-1 summarizes the costs for recommended work programs.

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Table 23-1: Summary of Costs for Recommended Work

Discipline	Program Description	Cost (1000's US$)
Mineral Resource Estimates	Infilling Drilling Program to obtain brine and porosity samples over a 2-year period	3,000
Mineral Reserve Estimates	Update numerical groundwater model if additional drilling and sampling is completed	200
Water Level Monitoring	Establish water sampling program and evaluate additional monitoring wells	50
Mining Methods	Update Mine Plan with new information if drilling program implemented	50
Processing and Recovery Methods	Pond Lining Assessment	100
Infrastructure	No Work Programs are recommended as this is a stable operating project.	---
Environmental, Permitting, Social and Closure	Updated LS Pond solids residue (tailings) characterization (incl. TCLP testing)	15
Closure	Prepare detailed closure plan suitable to estimate internal closure costs at a PFS level. Prepare PFS level internal closure cost estimate	150
Total US$		$3,415
Source: SRK, 2022

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24References
Bureau of Land Management (BLM). 2010. Guidance for Permitting 3809 Plans of Operation. Instruction Memorandum NV IM-2011-004. United States Department of the Interior, Bureau of Land Management, Nevada State Office. November 5, 2010.
Burris, J.B., 2013. Structural and stratigraphic evolution of the Weepah Hills Area, NV - Transition from Basin and Range extension to Miocene core complex formation. M.S. thesis, University of Texas, Austin, 104 p.
Davis, J.R., Friedman, L., Gleason, J.D., 1986. Origin of lithium-rich brine, Clayton Valley, Nevada: U.S. Geological Survey Bulletin B1622, 131-138.
Davis, J.R. and Vine, J.D., 1979. Stratigraphic and Tectonic Setting of the Lithium Brine Field, Clayton Valley, Nevada. Rocky Mountain Association of Geologists – Basin and Range Symposium, p. 421-430.
Department of Energy (DOE). 2010. Final Environmental Assessment for Chemetall Foote Corporation Electric Drive Vehicle Battery and Component Manufacturing Initiative Kings Mountain, NC and Silver Peak, NV. Unites States Department of Energy, National Energy Technology Laboratory. DOE/EA-1715. September 2010.
EDM International, Inc. (EDM). 2013. Silver Peak Facility Avian Protection Plan. Submitted to Rockwood Lithium, Inc. December 2013.
Esmeralda County Commissioners. 2010. Esmeralda County, Nevada Master Plan. Available online at: www.accessesmeralda.com/Master_Plan.pdf.
Fetter, C.W., 1988. Applied Hydrogeology (2nd Edition), Merrill Publishing Co., Columbus, OH, 592 p.
Great Basin Bird Observatory (GBBO). 2010. Nevada comprehensive bird conservation plan, ver. 1.0. Great Basin Bird Observatory, Reno, NV. Available online at www.gbbo.org/bird_conservation_plan.html.
Groundwater Insight Inc. and Matrix Solutions Inc. 2016. Draft Hydrostratigraphy and Brine Models for the Rockwood Silver Peak Site.
Groundwater Insight Inc. (GWI) and Matrix Solutions Inc. (MSI), 2016b. Conceptual Model Update for the Rockwood Silver Peak Site. Technical Memorandum prepared for Rockwood Lithium Inc. October 28, 2016.
HydroGeoLogic, Inc., 2012, MODFLOW-SURFACT: version 4.0, HydroGeoLogic Inc., Herndon, Virginia, 2012.
Jennings, Melissa. 2010. Re-Analysis of Groundwater Supply Fresh Water Aquifer of Clayton Valley, Nevada. August 13, 2010. Presented in DOE, 2010.
Johnson, A.I., 1967. Specific Yield – Compilation of Specific Yield for Various Materials: U.S. Geological Survey Water-Supply Paper 1662-D.
Kunasz, I.A., 1970. Geology and chemistry of the lithium deposit in Clayton Valley, Esmeralda County, Nevada [Ph.D. dissertation]: Pennsylvania State University, 114p.

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Kunasz, I.A., 1974. Lithium occurrence in the brines of Clayton Valley, Esmeralda County, Nevada, Fourth Symposium on Salt; Northern Ohio Geological Survey, pp.5766.
Lindsay, R., 2011. Seismo-lineament analysis of selected earthquakes in the Tahoe-Truckee Area, California and Nevada: Waco, Texas, Baylor University Geology Department, , M.S. thesis, 147 p.
Meinzer, O.E., 1917. Geology and Water Resources of Big Smokey, Clayton, and Alkali Spring Valleys, Nevada: U.S. Geological Survey Water-Supply Paper 423.
Morris D.A. and Johnson, A.I., 1967. Summary of Hydrologic and Physical Properties of Rock and Soil Materials, as Analyzed by the Hydrologic Laboratory of the U.S. Geological Survey 1948-60: U.S. Geological Survey Water-Supply Paper 1839-D.
Nevada Division of Environmental Protection (NDEP). 2016. Attachment B: Nevada Guidelines for Successful Revegetation for the Nevada Division of Environmental Protection, the Bureau of Land Management and the United States Forest Service. Revised November 2016.
Nevada Division of Water Resources (NDWR). 2013. Nevada Statewide Assessment of Groundwater Pumpage Calendar Year 2013. State of Nevada, Department of Conservation and Natural Resources, Division of Water Resources, Jason King, P.E. State Engineer.
Nevada Division of Water Resources (NDWR). 2020. Hydrographic Area Summary – 143 Clayton Valley. Website: water.nv.gov accessed 10 October 2020.
Price, J.G., Lechler, P.J., Lear, M.B., and Giles, T.F., 2000. Possible volcanic source of lithium in brines in Clayton Valley, Nevada, in Cluer, J.K., Price, J. G., Struhsacker, E.M., Hardyman, R.F., and Morris, C.L., eds., Geology and Ore Deposits 2000: The Great Basin and Beyond: Geological Society of Nevada Symposium Proceedings, May 15-18, 2000, p.241-248.
Pure Energy Minerals, 2018. NI 43-101 Technical Report. Preliminary Economic Assessment (Rev. 1) of the Clayton Valley Lithium Project. Esmeralda County, Nevada.
Rockwood Lithium Inc. 2016. Water Pollution Control Permit Renewal Application, Rockwood Lithium, Inc., Esmeralda County, NV. An Albemarle Company Submitted to Bureau of Mining Regulation and Reclamation. November 2016.
Rockwood Lithium Inc. 2017. Silver Peak Project Plan of Operations. April 2017.
Rumbaugh, J.O., and Rumbaugh, D.B., 2011, Groundwater Vistas (Version 7.24): Environmental Simulations Inc., Reinholds, PA.
Rush, F.E., 1968. Water-Resources Appraisal of Clayton Valley-Stonewall Flat Area, Nevada and California: Water Resources – Reconnaissance Series Report 45, May 1968.
U.S. Geological Survey (USGS). 2005. National Gap Analysis Program. 2005. Southwest Regional GAP Analysis Project – Land Cover Descriptions. RS/GIS Laboratory, College of Natural Resources, Utah State University.
Zampirro, D., 2003. Hydrogeology of Clayton Valley Brine Deposits, Esmeralda County, NV. Nevada Bureau Mines & Geology Special Publication 33: p. 271-280.
Zampirro, D., 2004, Hydrogeology of Clayton Valley brine deposits, Esmeralda County, Nevada: Nevada Bureau of Mines and Geology Special Publication 33, p. 271-280.

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Zampirro, D., 2005. Hydrogeology of Clayton Valley Brine Deposits, Esmeralda County, The American Institute of Professional Geologists: p. 46-54.

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25Reliance on Information Provided by the Registrant
The Consultant’s opinion contained herein is based on information provided to the Consultants by Albemarle throughout the course of the investigations. Table 25-1 of this section of the TRS will:
Table 25-1: Reliance on Information Provided by the Registrant

Category	Report Item/Portion	Portion of TRS	Disclose Why the Qualified Person Considers It Reasonable to Rely Upon the Registrant
Legal Opinion	Sub-sections 3.3, 3.4, and 3.6	Section 3	Albemarle has provided a document summarizing the legal access and rights associated with its unpatented mining claims and mineral rights. This documentation was reviewed by Albemarle’s legal representatives. The Qualified Person is not qualified to offer a legal perspective on Albemarle’s surface and title rights but has summarized this document and had Albemarle personnel review and confirm statements contained therein.
Discount Rates	19.1.1	19 Economic Analysis	Albemarle provided discount rates based on a benchmarking of publicly available information for 54 lithium mining project studies. The median value of the benchmarking dataset is 8%. SRK typically applies discount rates to mining projects ranging from 5% to 12% dependent upon commodity. SRK views the selected 8% discount rate as appropriate for this analysis
Tax rates and government royalties	19.1.2	19 Economic Analysis	SRK was provided with tax rates and government royalties for application within the model. These rates are in line with SRK’s understanding of the tax regime at the project location.

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Signature Page

This report titled “SEC Technical Report Summary Pre-Feasibility Study Silver Peak Lithium Operation Nevada, USA” with an effective date of September 30, 2022, was prepared and signed by:

SRK Consulting (U.S.) Inc.                    Signed SRK Consulting (U.S.) Inc.
Dated at Denver, Colorado
February 14, 2023

February 2023